Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111003
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 28, 2004)
3,000,000 Shares
Common Stock

The GEO Group, Inc. is offering 3,000,000 of its shares of common stock. The GEO Group, Inc. will receive all of the net proceeds from the sale of its common stock.
Our common stock is quoted on the New York Stock Exchange under the symbol “GGI.” On June 6, 2006, the last sale price of our common stock as reported on the New York Stock Exchange was $35.46 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement.

	Per Share	Total

Public offering price	$35.46	$106,380,000
Underwriting discounts and commissions	$1.86	$5,580,000
Proceeds, before expenses, to us	$33.60	$100,800,000
We have granted the underwriters a 30-day option to purchase up to an additional 450,000 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 3,000,000 shares of common stock in this offering.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Lehman Brothers, on behalf of the underwriters, expects to deliver the shares to purchasers on or about June 12, 2006.

Lehman Brothers

Banc of America Securities LLC

First Analysis Securities Corporation

Jefferies & Company

Avondale Partners

BNP PARIBAS

Comerica Securities
June 6, 2006

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference as of the date of this prospectus supplement, on the other hand, the information in this prospectus supplement shall control. Unless otherwise expressly stated, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised.

S-i

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
      Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus constitutes a part or to a document incorporated or deemed to be incorporated by reference in the registration statement, each of those statements being qualified in all respects by this reference.
      GEO is incorporated under the laws of the state of Florida. Our principal executive offices are located at One Park Place, Suite 700, 621 Northwest 53rd Street Boca Raton, Florida 33487, and our telephone number at that address is (561) 893-0101.

S-ii

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS AND MARKET AND STATISTICAL DATA
      This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and some of these statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “anticipate,” “intend,” “contemplate,” “seek,” “plan,” “estimate,” “will,” “may,” “should” and the negative or other variations of those terms or comparable terminology or by discussion of strategy, plans or intentions. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. You should not rely upon these statements as facts.
      We make these statements under the protection afforded by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.
      The information in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry, our market position and similar matters, is derived principally from publicly available information, industry publications, data compiled by market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and, accordingly, we cannot assure you that it is accurate.
      Data presented herein regarding facilities in operation and average occupancy levels excludes facilities which we own or lease but which are currently inactive. See “Risk Factors — Risks Related to Our Business and Industry.”
      Data presented herein regarding the percentage of federal and state inmates held in private facilities has been obtained from publications by the U.S. Department of Justice, whose calculations regarding such data do not include federal and state prisoners held in local jails.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should read this entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section included in this prospectus supplement and the financial statements and related notes incorporated by reference herein, carefully before making an investment decision. Unless this prospectus supplement expressly indicates otherwise or the context otherwise requires the terms “we,” “our,” “us,” “GEO” and “the Company” refer to The GEO Group, Inc., its consolidated subsidiaries and its unconsolidated affiliates.
Our Company
Overview
      We are a leading provider of government-outsourced services specializing in the management of correctional, detention, mental health and residential treatment facilities in the United States, Canada, Australia, South Africa and the United Kingdom. We operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers and minimum security detention centers. Our correctional and detention management services involve the provision of security, administrative, rehabilitation, education, health and food services, primarily at adult male correctional and detention facilities. Our mental health and residential treatment services, which are operated through our wholly-owned subsidiary, GEO Care, Inc., involve the delivery of quality care, innovative programming and active patient treatment, primarily at privatized state mental health facilities. We also develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency.
      We currently manage over 44,000 total beds with an average facility occupancy rate of 97.0% for the quarter ended April 2, 2006, and have an additional 4,583 beds currently under development or pending commencement of operations. On November 4, 2005 we completed the acquisition of Correctional Services Corporation, or CSC. As a result of the acquisition, we assumed the management of CSC’s sixteen adult correctional and detention facilities, totaling 8,037 beds. For the twelve months ended January 1, 2006, on a pro forma basis assuming the CSC acquisition occurred on January 3, 2005, we generated consolidated revenues of $692.5 million. For the three months ended April 2, 2006, we generated consolidated revenues of $185.9 million. The following depicts our revenue mix by business unit for the year ended January 1, 2006 on a pro forma basis assuming the CSC acquisition occurred on January 3, 2005:

      The private corrections industry has played an increasingly important role in addressing U.S. detention and correctional needs over the past five years. Since year-end 2000, the number of federal inmates held at private correctional and detention facilities has increased over 50 percent. At midyear 2005, the private sector housed approximately 14.4% of federal inmates. Approximately 57% of the estimated 2.2 million individuals incarcerated in the United States at year-end 2004 were held in state prisons. At midyear 2005, the private sector housed approximately 5.6% of all state inmates.
      In addition to our strong position in the U.S. market, we are the only publicly traded U.S. correctional company with international operations. We believe that our existing international presence positions us to capitalize on growth opportunities within the private corrections and detention industry in new and established international markets.
      We intend to pursue a diversified growth strategy by winning new clients and contracts, expanding our government services portfolio and pursuing selective acquisition opportunities. We achieve organic growth through competitive bidding that begins with the issuance by a government agency of a request for proposal, or RFP. We primarily rely on the RFP process for organic growth in our U.S. and international corrections operations as well as in our mental health and residential treatment services. We believe that our long operating history and reputation have earned us credibility with both existing and prospective clients when bidding on new facility management contracts or when renewing existing contracts. Our success in the RFP process has resulted in a pipeline of new projects with significant revenue potential. Since March 2005, we have announced seven new projects representing 4,583 beds. In addition to pursuing organic growth through the RFP process, we will from time to time selectively consider the financing and construction of new facilities or expansions to existing facilities on a speculative basis without having a signed contract with a known client. We also plan to leverage our experience to expand the range of government-outsourced services that we provide. We will continue to pursue selected acquisition opportunities in our core services and other government services areas that meet our criteria for growth and profitability.
      Our business was founded in 1984 as a division of The Wackenhut Corporation, or TWC, a multinational provider of global security services. We were incorporated in 1988 as a wholly-owned subsidiary of TWC. In July 1994, we became a publicly-traded company. In 2002, TWC was acquired by Group 4 Falck A/ S, which became our new parent company. In July 2003, we purchased all of our common stock owned by Group 4 Falck A/ S and became an independent company. In November 2003, we changed our corporate name to “The GEO Group, Inc.” We currently trade on the New York Stock Exchange under the ticker symbol “GGI.”
Competitive Advantages
      We believe we enjoy the following competitive advantages:
      Established Long Term Relationships with High-Quality Government Customers. We have developed long term relationships with our government customers and have generally been successful at retaining our facility management contracts. We have provided correctional and detention management services to the U.S. Federal Government for 19 years, the State of California for 18 years, the State of Texas for 18 years, various Australian state government entities for 14 years and the State of Florida for 12 years. These customers accounted for approximately 61% of our consolidated revenues for the fiscal year ended January 1, 2006. Our strong operating track record has enabled us to achieve a high renewal rate for contracts, thereby providing us with a stable source of revenue. During the past three years, we renewed approximately 90% of the contracts that were scheduled for renewal or expiration during that period. In addition, over the same three-year period, we won approximately 59% of the total number of beds for which we submitted RFPs.
      Diverse, Full-Service Facility Developer and Operator. We have developed comprehensive expertise in the design, construction and financing of high quality correctional, detention and mental health facilities. In addition, we have extensive experience in overall facility operations, including staff recruitment, administration, facility maintenance, food service, healthcare, security, supervision, treatment and education of inmates. We believe that the breadth of our service offerings gives us the flexibility and resources to respond to customers’ needs as they develop. We believe that the relationships we foster when offering these additional services also help us win new contracts and renew existing contracts.
      Regional U.S. Operating Structure and Presence in Key International Markets. We operate three regional U.S. offices and three international offices that provide administrative oversight and support to our correctional and detention facilities and allow us to maintain close relationships with our customers and suppliers. Each of our three regional U.S. offices is responsible for the facilities located within a defined geographic area. We believe that our regional operating structure is unique within the U.S. private corrections industry and provides us with the competitive advantage of close proximity and direct access to our customers and our facilities. We believe that this regional structure has facilitated the rapid integration of CSC’s facilities into our operations. We also believe that our regional structure and international offices will help with the integration of any future acquisitions.
      Experienced, Proven Senior Management Team. Our top three senior executives have over 56 years of combined industry experience, have worked together at our company for more than 15 years and have established a track record of growth and profitability. Under their leadership, our annual consolidated revenues have grown from $40.0 million in 1991 to $612.9 million in 2005. Our Chief Executive Officer, George C. Zoley, is one of the pioneers of the industry, having developed and opened what we believe was one of the first privatized detention facilities in the United States in 1986. In addition to senior management, our operational and facility level management has significant operational experience and expertise.
Strategies
      In order to strengthen our market position, enhance growth and maximize our profitability and cash flow, we intend to:
      Provide High Quality, Essential Services at Lower Costs. Our objective is to provide federal, state and local governmental agencies with high quality, essential services at a lower cost than they themselves could achieve. We have developed considerable expertise in the management of facility security, administration, rehabilitation, education, health and food services. Our quality is recognized through many accreditations including that of the American Correctional Association, which has certified facilities representing approximately 72% of our U.S. corrections revenue as of year-end 2005.
      Maintain Disciplined Operating Approach. We manage our business on a contract by contract basis in order to maximize our operating margins. We typically refrain from pursuing contracts that we do not believe will yield attractive profit margins in relation to the associated operational risks. In addition, we generally do not engage in facility development without having a corresponding management contract award in place, although we may opt to do so in select situations when we believe attractive business development opportunities may become available at a given location. We have also elected not to enter certain international markets with a history of economic and political instability. We believe that our strategy of emphasizing lower risk, higher profit opportunities helps us to consistently deliver strong operational performance, lower our costs and increase our overall profitability.
      Expand Into Complementary Government-Outsourced Services. We intend to capitalize on our long term relationships with governmental agencies to become a more diversified provider of government-outsourced services. These opportunities may include services which leverage our existing competencies and expertise, including the design, construction and management of large facilities, the training and management of a large workforce and our ability to service the needs and meet the requirements of government clients. We believe that government outsourcing of currently internalized functions will increase largely as a result of the public sector’s desire to maintain quality service levels amid governmental budgetary constraints. We believe that our successful expansion into the mental health and residential treatment services sector is an example of our ability to deliver higher quality services at lower costs in new areas of privatization.
      Pursue International Growth Opportunities. As a global provider of privatized correctional services, we are able to capitalize on opportunities to operate existing or new facilities on behalf of foreign governments. We currently have international operations in Australia, Canada, South Africa and the United Kingdom. We

intend to further penetrate the current markets we operate in and to expand into new international markets which we deem attractive. For example, during the fourth quarter of 2004, we opened an office in the United Kingdom to vigorously pursue new business opportunities in England, Wales and Scotland. In March 2006, we entered into a contract to manage the operations of the 198-bed Campsfield House in Kidlington, United Kingdom. We expect to begin operations under this contract in the second quarter of 2006.
      Selectively Pursue Acquisition Opportunities. We consider acquisitions that are strategic in nature and enhance our geographic platform on an ongoing basis. On November 4, 2005, we acquired CSC, bringing over 8,000 additional adult correctional and detention beds under our management. We will continue to review acquisition opportunities that may become available in the future, both in the privatized corrections, detention, mental health and residential treatment services sectors, and in complementary government-outsourced services areas.
Industry Trends
      We are encouraged by the number of opportunities that have recently developed in the privatized corrections and detention industry. We believe growth in the market for our services will benefit from the following factors:
      Continued Growth of the U.S. Prison Inmate Population. The number of inmates in the prison and jail system in the United States has grown at an annual average growth rate of 3.4% percent since 1995. The total number of U.S. inmates in custody in federal and state prisons and local jails is currently estimated at approximately 2.2 million. This sustained period of growth has been driven by a number of factors including higher incarceration rates and growth in the 14 to 24-year old population that is typically at the highest risk with regard to potential incarceration.
      Illegal Immigration and Homeland Security Reform. Since the events of 9/11, ongoing efforts by the United States Department of Homeland Security to secure the nation’s borders and capture and detain illegal aliens have increased demand for cost efficient detention beds. President Bush’s proposed 2007 budget requests funding for 6,700 new immigration detention beds for the Bureau of Immigration and Customs Enforcement, and 9,500 new detainee beds for the United States Marshals Service.
      Greater Federal Government Acceptance of Privatized Correctional Facilities. The number of federal prisoners being held in private facilities has increased from 15,524 at year-end 2000 to 26,544 at midyear 2005, representing a compound annual growth rate of over 12%. Of the 39,068 new federal prison beds that were added over that same period, we estimate that 28% were awarded to the private sector.
      Capacity Constraints of Public Correctional Systems. State and federal correctional systems are experiencing overcrowding conditions and tight budget constraints. At the end of 2004, 24 state prison systems and the federal prison system were operating at or above designed detention capacity. The federal prison system, which includes the Bureau of Prisons, the United States Marshals Service, the Department of Homeland Security and the Bureau of Immigration and Customs Enforcement, operated at 140% of design capacity at year-end 2004. As a result, federal and state jurisdictions throughout the United States are increasingly exploring partnerships with private service providers as a cost effective alternative to the growth of their public payrolls.
      Aging State and Federal Correctional Facilities. Approximately 50% of adult prisons currently in operation in the United States are more than 30 years old and 25% to 30% of the facilities are more than 60 years old. It is likely that significant capital expenditures will be required in order to refurbish or replace outdated facilities. We believe that budget constraints will encourage prison agencies to explore outsourcing to private operations as an alternative to capital intensive projects such as prison construction.
      Cost and Quality Advantages of Private Prisons. According to several government and university studies, private prison facilities operate at a lower cost than public sector facilities. More than 50% of private facilities are accredited by the American Corrections Association, referred to as ACA, versus a lower percentage of public prisons. The ACA’s standards impose strict requirements with regard to accountability, response time, level of quality, safety records and general programs and services.

      Growth of Privatization in International Markets. We estimate that the capacity of privately managed adult secure institutional facilities in operation worldwide increased from approximately 60,000 beds at year end 1995 to approximately 179,000 beds at year-end 2005. The United Kingdom, Australia and South Africa have growing prison markets. The United Kingdom is the largest non-U.S. market for private prisons and through its Private Finance Initiative indicated its intentions to increase its reliance on private correctional facilities to accommodate future inmate growth.
Corporate Information
      Our principal executive offices are located at One Park Place, Suite 700, 621 Northwest 53rd Street Boca Raton, Florida 33487, and our telephone number at that address is (561) 893-0101. Our website is located at www.thegeogroupinc.com. The information on our website is not part of this prospectus supplement unless such information is specifically incorporated herein.
Forward-Looking Statements
      In addition to historical information, this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein contain certain statements that constitute “forward-looking statements” within this meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. See “Special Note Regarding Forward-Looking Statements and Market and Statistical Data” beginning on page S-iii of this prospectus supplement.

The Offering
      Unless otherwise indicated, all of the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock as described below.

Common stock offered	3,000,000 shares

Common stock to be outstanding after the offering(1)	12,971,002 shares

Underwriters’ option	We have granted the underwriters a 30-day option to purchase from us up to an aggregate of 450,000 additional shares of our common stock if they sell more than 3,000,000 shares in the offering.

Use of proceeds(2)(3)	We estimate that we will receive net proceeds from this offering of approximately $99 million. We will retain broad discretion over the use of the net proceeds from this offering. We intend to use the net proceeds from this offering to repay $74.6 million of existing indebtedness outstanding under the term loan portion of our Senior Credit Facility and the balance for general corporate purposes.

General corporate purposes may include working capital and capital expenditures, as well as acquisitions of companies or businesses in the government services sector that meet our criteria for growth and profitability. We may also use proceeds from this offering to invest in proprietary assets relating to our business, including the development of new facilities, the expansion of current facilities and/or the acquisition of facilities or facility management contracts. In addition, we may use up to $5.0 million of the proceeds from this offering to purchase from certain of our directors, executive officers and employees stock options that are currently outstanding and exercisable. Such purchases would be made at prices not exceeding the in-the-money value of the options, which is equal to the amount by which the market price per share of our common stock at the time of the purchases exceeds the exercise price per share of the options, multiplied by the number of options being purchased. Pending application of the net proceeds for these purposes, we intend to invest the net proceeds in interest-bearing short-term investment grade securities.

New York Stock Exchange symbol	GGI

Risk factors	An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page S-12 and the other information contained in this prospectus supplement prior to making an investment decision regarding our common stock.

(1)	The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of June 6, 2006 and does not include:

•	1,265,947 shares of common stock reserved and available for issuance pursuant to stock options outstanding under our stock plans as of June 6, 2006 at a weighted average exercise price of $15.02 per share; and

•	150,000 shares of common stock reserved and available for issuance as of June 6, 2006 under our stock plans.

(2)	We estimate that we will receive approximately $114 million in net proceeds from this offering if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)	We plan to write-off approximately $1.3 million in deferred financing fees associated with the origination of the term loan in connection with the repayment of indebtedness under the Senior Credit Facility.

Summary Selected Consolidated Financial Information and Other Data
      The following table sets forth our summary historical consolidated financial information and other data. The historical statement of operations and cash flow data for the thirteen weeks ended April 2, 2006 and April 3, 2005 and for the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003 are derived from, and should be read in conjunction with, our audited consolidated financial statements and related notes appearing elsewhere in this prospectus supplement. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.
      The information contained in this table should also be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes thereto, all included elsewhere in this prospectus supplement.

	Thirteen Weeks Ended		Fiscal Years

	Apr. 2, 2006	Apr. 3, 2005	2005	2004	2003

	(Unaudited)
	(Dollars in thousands)
Revenues(1)
Correction and detention facilities	$169,876	$136,339	$572,109	$546,952	$519,246
Other	16,005	11,916	40,791	47,042	29,992

Total revenues	185,881	148,255	612,900	593,994	549,238

Expenses
Operating expenses	153,746	125,813	540,128	495,226	467,018
Depreciation and amortization	5,664	3,668	15,876	13,898	13,341
General and administrative expenses(2)	14,009	11,401	48,958	45,879	39,379

Total expenses	173,419	140,882	604,962	555,003	519,738

Operating income	12,462	7,373	7,938	38,991	29,500

Interest income	2,216	2,330	9,154	9,568	6,853
Interest expense	(7,579)	(5,454)	(23,016)	(22,138)	(17,896)
Write-off of deferred financing fees from extinguishment of debt	—	—	(1,360)	(317)	(1,989)
Gain on sale of U.K. joint venture	—	—	—	—	56,094

Total other income (expenses)	(5,363)	(3,124)	(15,222)	(12,887)	43,062

Income (loss) before taxes, minority interest, earnings in affiliates and discontinued operations	7,099	4,249	(7,284)	26,104	72,562
Income tax expense (benefit)	2,693	1,723	(11,826)	8,231	36,852
Minority interest	(9)	(184)	(742)	(710)	(645)
Earnings in affiliates (net of income tax expense)	277	49	2,079	0	1,310

Earnings from continuing operations	4,674	2,391	5,879	17,163	36,375
Income (loss) from discontinued operations, net of income tax	(118)	505	1,127	(348)	3,644

Net income	$4,556	$2,896	$7,006	$16,815	$40,019

Basic earnings (loss) per common share:
Weighted average basic common shares outstanding	9,700	9,525	9,580	9,384	15,618
Income from continuing operations	$0.48	$0.25	$0.61	$1.83	$2.33
Income (loss) from discontinued operations	(0.01)	0.05	0.12	(0.04)	0.23

Net income per basic share	$0.47	$0.30	$0.73	$1.79	$2.56

Diluted earnings (loss) per common share:
Weighted average diluted common shares outstanding	10,034	10,002	10,010	9,738	15,829
Diluted income per share -continued operations	$0.46	$0.24	$0.59	$1.77	$2.30
Diluted income (loss) per share	(0.01)	0.05	0.11	(0.04)	0.23

Net income per diluted share	$0.45	$0.29	$0.70	$1.73	$2.53

	Thirteen Weeks Ended		Fiscal Years

	Apr. 2, 2006	Apr. 3, 2005	2005	2004	2003

	(Unaudited)
	(Dollars in thousands)
Segment information:
Operating income
Correction and detention facilities	$11,353	$7,276	$7,646	$38,092	$27,952
Other	1,109	97	292	899	1,548

Total operating income	$12,462	$7,373	$7,938	$38,991	$29,500

Depreciation and amortization
Correction and detention facilities	$5,564	$3,600	$15,617	$13,672	$13,237
Other	100	68	259	226	104

Total depreciation and amortization	$5,664	$3,668	$15,876	$13,898	$13,341

Other financial information:
EBITDA(3)(4)	18,294	11,395	22,902	51,514	101,889
Capital expenditures	7,432	1,841	31,465	10,235	6,791
Lease rental expense(5)	6,048	5,832	23,658	23,024	22,540
Balance sheet data:
Cash and cash equivalents	56,169	102,135	57,094	92,005	49,959
Current assets	236,398	215,948	229,292	222,766	191,811
Total assets	653,979	469,673	639,511	480,326	505,341
Current liabilities	149,418	106,571	136,519	117,478	118,854
Total debt	373,898	240,218	376,046	242,887	288,951
Total liabilities	538,530	366,929	530,917	380,587	428,016
Shareholders’ equity	115,449	102,744	108,594	99,739	77,325
Operational data:
Facilities in operation(6)	55	39	55	39	40
Design capacity of facilities(7)	48,661	36,581	48,370	35,981	36,014
Compensated resident mandays(8)	3,793,590	3,125,505	12,607,525	12,458,102	11,389,821

(1)	On November 4, 2005, we completed the acquisition of Correctional Services Corporation, a Florida-based provider of privatized jail, community corrections and alternative sentencing services for approximately $62.1 million in cash. Immediately following the purchase of CSC, we sold Youth Services International, Inc., or YSI, the former juvenile services division of CSC, for $3.75 million, $1.75 million in cash and $2.0 million in promissory note with an annual interest rate of 6%. The financial information included in the tables for fiscal year 2005 reflects the operations of CSC from November 4, 2005 through January 1, 2006. The following unaudited pro forma financial information combines our results of operations with the results of operations of CSC as if the acquisition of CSC had occurred on December 29, 2003, excluding the operations of YSI for the same period:

	Fiscal Years

	2005	2004

Revenues	$692,545	$670,563
Income from continuing operations	$5,719	$21,662
Net income	$4,402	$9,571
Net income per share — basic	$0.46	$1.02
Net income per share — diluted	$0.44	$0.98

(2)	Includes non-cash stock compensation expense of $0.2 million for the thirteen weeks ended April 2, 2006 related to the implementation of Financial Accounting Standards (“FAS”) No. 123(R). See Note 3 — “Equity Incentive Plans” in the Unaudited Financial Statements for the thirteen weeks ended April 12, 2006 and April 3, 2005, and Note 1 — “Summary of Business Operations and Significant Accounting Policies — Accounting for Stock Based Compensation” in the Audited Financial Statements for the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003 for further discussion.

(3)	We define EBITDA as earnings before deducting interest, income taxes, depreciation and amortization. We believe that EBITDA provides useful and relevant information to our investors because it is used by our management to evaluate the operating performance of our business and compare our operating performance with that of our competitors. Management also uses EBITDA for planning purposes, including the preparation of annual operating budgets, and to determine appropriate levels of operating and capital investments. We utilize EBITDA as a useful alternative to net income as an indicator of our operating performance. However, EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income. While we believe that some of the items excluded from EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes EBITDA as an operating performance measure in conjunction with GAAP measures such as net income. Because EBITDA excludes some, but not all, items that affect net income, such as loss on extinguishment of debt, and may vary among companies, EBITDA mentioned above may not be comparable to similarly titled measures of other companies. The following table reconciles EBITDA to net income (loss), the most directly comparable GAAP measure.

	Thirteen Weeks Ended		Fiscal Years

	Apr. 2, 2006(2)	Apr. 3, 2005	2005	2004	2003

	(Unaudited)
	(Dollars in thousands)
Net income	$4,556	$2,896	$7,006	$16,815	$40,019
Interest expense, net	5,363	3,124	13,862	12,570	11,043
Income tax expense (benefit)(9)	2,711	1,707	(13,842)	8,231	37,486
Depreciation and amortization	5,664	3,668	15,876	13,898	13,341

EBITDA(3)(4)	$18,294	$11,395	$22,902	$51,514	$101,889

(4)	EBITDA includes the following items that, in management’s opinion, are not indicative of our core operating performance:

	Thirteen Weeks Ended		Fiscal Years

	Apr. 2, 2006	Apr. 3, 2005	2005	2004	2003

	(Unaudited)
	(Dollars in thousands)
Discontinued operations(10)	$118	$(505)	$(1,127)	$348	$(3,644)
Australian insurance reserves(11)	—	—	—	—	3,600
Gain on sale of UK joint venture(12)	—	—	—	—	(56,094)
Insurance reduction(13)	—	—	(1,300)	(4,150)	—
Jena, Louisiana write-offs(14)	—	—	4,255	3,000	5,000
Job reclassification expenses(15)	—	—	400	—	—
Michigan correctional facility write-off(16)	—	—	20,859	—	—
Queens, New York contract transitioning(17)	—	—	786	—	—
Start-up expenses at certain domestic facilities(18)	340	—	977	—	—
Write-off of acquisition costs(19)	—	—	—	1,306	—
Write-off of deferred financing fees(20)	—	—	1,360	317	1,989

Total	$458	$(505)	$26,210	$821	$(49,149)

(5)	Lease rental expense consists of rental expense under our facility leases that are non-cancellable in the event of the termination of the corresponding facility management contract.

(6)	Facilities in operation consists of facilities that we currently operate pursuant to a facility management contract which currently have an inmate/resident population.

(7)	Design capacity of facilities consists of the total maximum number of beds for each facility as determined by the architectural design of the facility, and includes facilities under management and facilities for which we have received contract awards but which have not yet opened.

(8)	Compensated resident mandays are calculated as follows: for per diem rate facilities, the number of beds occupied by residents on a daily basis during the period; and for fixed rate facilities, the design capacity of the facility multiplied by the number of days the facility was in operation during the period.

(9)	Income tax expense (benefit) includes a one-time tax benefit of $2.1 million taken in 2005 as a result of a change in South African tax law, which is reflected on our income statement in equity in earnings of affiliates, net of income tax provision (benefit).

(10)	Discontinued operations consist, for all periods presented, of the result of operations of (i) our former contract to manage Australia’s immigration centers, which was terminated in 2003, (ii) our former contract to manage the Auckland Central Remand Prison in New Zealand, which was terminated in 2005, and (iii) our former 72-bed private mental health hospital, Atlantic Shores Hospital, which we sold in January 2006.

(11)	This reserve was taken as a provision for operating losses resulting from liability insurance expenses associated with the transitioning of our former contract to manage Australia’s immigration centers in 2003.

(12)	This gain was recorded when we sold our 50% interest in our former joint venture in the United Kingdom in 2003.

(13)	This reduction in insurance reserves is attributable to improved claims experience under our general liability and workers’ compensation insurance program, which resulted in revised actuarial loss projections in 2004 and 2005.

(14)	These write-offs were taken to cover operating losses relating to lease expense associated with our inactive facility in Jena, Louisiana in 2003, 2004 and 2005.

(15)	These costs were incurred in connection with the reclassification of certain employees from salaried status into hourly status in 2005.

(16)	This write-off is an impairment charge taken as a result of the closure of our Michigan Youth Correctional Facility in October 2005.

(17)	These costs were incurred in 2005 in connection with the transitioning of our facility in Queens, New York for use by the United States Marshals Service.

(18)	These costs relate to start-up activity at several U.S. facilities in 2005.

(19)	This write-off was taken in 2004 when we determined that the potential acquisitions with respect to which we had incurred the deferred acquisition costs were no longer probable.

(20)	These write-offs were attributable to the refinancing of our Senior Credit Facility in 2003 and 2005, and the early repayment of $43.0 million of the term loan portion of our credit facility in 2004.

RISK FACTORS
      Investing in our common stock involves risks. You should carefully consider the risks described below, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in our common stock. The risks described below replace and supersede the risks described in the accompanying prospectus under the heading “Risk Factors” in their entirety. The risks and uncertainties described below are not the only ones we face.
Risks Related to Our Business and Industry

We are subject to the termination or non-renewal of our government contracts, which could adversely affect our results of operations and liquidity, and our ability to secure new facility management contracts from other government customers.
      Governmental agencies may terminate a facility contract at any time without cause or use the possibility of termination to negotiate a lower fee for per diem rates. They also generally have the right to renew facility contracts at their option. Excluding the impact of customer renewal options, as of May 19, 2006, five of our facility management contracts are scheduled to expire on or before December 31, 2006. These contracts represented 12.5% of our consolidated revenues for the year ended January 1, 2006. Some or all of these contracts may not be renewed by the corresponding governmental agency. See “Business — Facilities.” In addition, governmental agencies may determine not to exercise renewal options with respect to any of our contracts in the future. In the event any of our management contracts are terminated or are not renewed on favorable terms or otherwise, we may not be able to obtain additional replacement contracts. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operations and liquidity, and our ability to secure new facility management contracts from other government customers.

We will continue to be responsible for certain real property payments even if our underlying facility management contracts terminate, which could adversely affect our profitability.
      Eleven of our facilities are leased from CentraCore Properties Trust, an independent, publicly-traded REIT which we refer to as CPV. These leases have an initial ten-year term with varying renewal periods at our option, and an average remaining initial term of 4.0 years. Our 2006 expected obligation for lease payments under the eleven CPV leases is approximately $25.8 million and our expected aggregate obligations after 2006 are approximately $114.4 million. The facility management contracts underlying these leases generally have a term ranging from one to five years, but are terminable by the governmental entity at will. In the event that a facility management contract is terminated or expires and is not renewed prior to the expiration of the corresponding lease term for the facility, we will continue to be liable to CPV for the related lease payments. Because these lease payments would not be offset by revenues from an active facility management contract, they could represent a material ongoing loss. If we are unable to find a replacement management contract or an alternative use for the facility, the loss could continue until the expiration of the lease term then in effect, which could adversely affect our profitability.
      During 2000, our management contract at the 276-bed Jena Juvenile Justice Center in Jena, Louisiana was discontinued by the mutual agreement of the parties. Despite the discontinuation of the management contract, we remain responsible for payments on our underlying lease of the inactive facility with CPV through January 2010. During the third quarter 2005, we determined that the alternative uses being pursued were no longer probable and as a result we revised our estimated sublease income and recorded an operating charge of $4.3 million, representing our remaining obligation on the lease through the contractual term of January 2010. However, we plan to continue our efforts to reactivate the facility. The Jena facility is the only lease with CPV for which we had no corresponding management contract to operate as of January 1, 2006.

The restructuring of our relationship with CPV may have material adverse consequences.
      We recently announced our intention to restructure our relationship with CPV, from whom we lease eleven of our correctional and detention facilities, in an effort to reduce our cost of capital for those facilities. At the same time, we announced several key decisions that we have made with respect to our relationship with CPV. For a detailed discussion of those decisions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Outlook — Operating Expenses.”
      The restructuring of our relationship poses several risks. First, with respect to seven of our leases with CPV which are scheduled to expire in April 2008, referred to as the Expiring Leases, we are in the process of conducting a comprehensive review of the possibility of developing replacement facilities in close proximity to the facilities covered by the Expiring Leases as a potential alternative to exercising our exclusive option to renew the Expiring Leases. We may not be able to successfully develop replacement facilities acceptable to our government customers in sites proximate to those covered by the Expiring Leases. If we do not develop replacement facilities, we may be forced to renew some or all of the Expiring Leases, potentially on terms less favorable to us than currently apply, which could have a dilutive impact on our earnings. Even if we are able to successfully develop replacement facilities, we cannot assure that such development will be completed prior to the expiration of the Expiring Leases, or at a cost of capital that is lower than that which CPV currently provides us. Further, if we opt not to renew some or all of the Expiring Leases, CPV may lease the facilities we vacate to our competitors or directly to some of our government customers, which may cause us to either lose some of our facility management contracts or to reduce our margins in order to retain contracts.
      With respect to the Right to Purchase Agreement between us and CPV, CPV has claimed that the agreement gives it the right to acquire certain of the facilities now under our management as a result of the CSC acquisition. We do not believe that the Right to Purchase Agreement gives CPV the right to acquire any of the facilities involved in the CSC acquisition and intend to vigorously defend our rights with respect to those facilities. Nevertheless, in the event that CPV were to successfully establish a claim to those facilities, or to any other facilities that we may operate in the future, we may be forced to sell and lease back such facilities from CPV. Any such leasebacks could be completed at rates that are higher than those which we currently pay to use the same facilities. Any future sale/leaseback transactions with CPV at higher than then prevailing market rates or our then current costs could have a material adverse impact on financial condition and our results of operations. The restructuring of our relationship with CPV could also have unintended consequences, including causing litigation between us and CPV, which could be costly and have a negative impact on our stock price.

Our growth depends on our ability to secure contracts to develop and manage new correctional and detention facilities, the demand for which is outside our control.
      Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities, because contracts to manage existing public facilities have not to date typically been offered to private operators. Public sector demand for new facilities may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, crime rates and sentencing patterns in jurisdictions in which we operate, governmental and public acceptance of the concept of privatization, and the number of facilities available for privatization.
      The demand for our facilities and services could be adversely affected by the relaxation of criminal enforcement efforts, leniency in conviction and sentencing practices, or through the decriminalization of certain activities that are currently proscribed by criminal laws. For instance, any changes with respect to the decriminalization of drugs and controlled substances or a loosening of immigration laws could affect the number of persons arrested, convicted, sentenced and incarcerated, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

We may not be able to secure financing and land for new facilities, which could adversely affect our results of operations and future growth.
      In certain cases, the development and construction of facilities by us is subject to obtaining construction financing. Such financing may be obtained through a variety of means, including without limitation, the sale of tax-exempt or taxable bonds or other obligations or direct governmental appropriations. The sale of tax-exempt or taxable bonds or other obligations may be adversely affected by changes in applicable tax laws or adverse changes in the market for tax-exempt or taxable bonds or other obligations.
      Moreover, certain jurisdictions, including California, where we have a significant amount of operations, have in the past required successful bidders to make a significant capital investment in connection with the financing of a particular project. If this trend were to continue in the future, we may not be able to obtain sufficient capital resources when needed to compete effectively for facility management contacts. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.

We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, these customers could seriously harm our financial condition and results of operations.
      We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. Of our 32 governmental customers, six customers accounted for over 50% of our consolidated revenues for the fiscal year ended January 1, 2006. In addition, the three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, the Bureau of Immigration and Customs Enforcement, which we refer to as ICE, and the Marshals Service, accounted for approximately 26.8% of our total consolidated revenues for the fiscal year ended January 1, 2006, with the Bureau of Prisons accounting for approximately 11.5% of our total consolidated revenues for such period, the Marshals Service accounting for approximately 9.8% of our total consolidated revenues for such period, and ICE accounting for approximately 5.5% of our total consolidated revenues for such period. The loss of, or a significant decrease in, business from the Bureau of Prisons, ICE or the U.S. Marshals Service or any other significant customers could materially adversely affect our financial condition and results of operations. We expect to continue to depend upon these federal agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.

A decrease in occupancy levels could cause a decrease in revenues and profitability.
      While a substantial portion of our cost structure is generally fixed, a significant portion of our revenues is generated under facility management contracts which provide for per diem payments based upon daily occupancy. We are dependent upon the governmental agencies with which we have contracts to provide inmates for our managed facilities. We cannot control occupancy levels at our managed facilities. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenues and profitability. When combined with relatively fixed costs for operating each facility, regardless of the occupancy level, a decrease in occupancy levels could have a material adverse effect on our profitability.

Competition for inmates may adversely affect the profitability of our business.
      We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities may not be sufficient to limit additional competition in our industry. In addition, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may take inmates currently housed in our facilities and transfer them to government operated facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under most of our contracts, the loss of such inmates and resulting decrease in occupancy would cause a decrease in both our revenues and our profitability.

We are dependent on government appropriations, which may not be made on a timely basis or at all.
      Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition, which may make it difficult to satisfy our payment obligations on our indebtedness, including our 8 1/4 % senior unsecured notes due 2013, which we refer to as the Notes, and our senior credit facility, which we refer to as the Senior Credit Facility, in a timely manner. The Governor of the State of Michigan’s veto in October 2005 of appropriations for our Michigan Correctional Facility in October 2005 is an example of this risk. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies”. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or at all.

Public resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations.
      The management and operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for correctional and detention facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of correctional and detention facilities has encountered resistance from groups, such as labor unions, that believe that correctional and detention facilities should only be operated by governmental agencies. Changes in dominant political parties could also result in significant changes to previously established views of privatization. Increased public resistance to the privatization of correctional and detention facilities in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.

Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts. Our business is subject to public scrutiny.
      Any negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one of our facilities, which could have a material adverse effect on our business.

We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped.
      When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the Notes and the Senior Credit Facility. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

Failure to comply with extensive government regulation and applicable contractual requirements could have a material adverse effect on our business, financial condition or results of operations.
      The industry in which we operate is subject to extensive federal, state and local regulations, including educational, environmental, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Facility management contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us.
      In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation may have such an effect on us.
      Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund amounts we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs, from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, governmental agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.

We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts.
      Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.

Our business operations expose us to various liabilities for which we may not have adequate insurance.
      The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these types of claims, except for claims relating to employment matters. However, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance could have a material adverse effect on our business, financial condition or results of operations. In addition, any losses relating to employment matters could have a material adverse effect on our business, financial condition or results of operations.
      Claims for which we are insured arising from our U.S. operations that have an occurrence date of October 1, 2002 or earlier are handled by TWC and are fully insured up to an aggregate limit of between $25.0 million and $50.0 million, depending on the nature of the claim. With respect to claims for which we are insured arising after October 1, 2002, we maintain a general liability policy for all U.S. operations with $52.0 million per occurrence and in the aggregate. On October 1, 2004, we increased our deductible on this general liability policy from $1.0 million to $3.0 million for each claim which occurs after October 1, 2004. We also maintain insurance to cover property and casualty risks, workers’ compensation, medical malpractice and automobile liability. Our Australian subsidiary is required to carry tail insurance through 2011 related to a discontinued contract. We also carry various types of insurance with respect to our operations in South Africa and Australia. There can be no assurance that our insurance coverage will be adequate to cover claims to which we may be exposed.
      Since our insurance policies generally have high deductible amounts (including a $3.0 million per claim deductible under our general liability policy), losses are recorded as reported and a provision is made to cover losses incurred but not reported. Loss reserves are undiscounted and are computed based on independent actuarial studies. Our management uses judgments in assessing loss estimates that are based on actual claim amounts and loss development experience considering historical and industry experience. If actual losses related to insurance claims significantly differ from our estimates, our financial condition and results of operations could be materially adversely affected.

We may not be able to obtain or maintain the insurance levels required by our government contracts.
      Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts, or prevent us from obtaining or maintaining such insurance altogether. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse affect on our business, financial condition and results of operations.

Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations.
      For the fiscal year ended January 1, 2006 and the quarter ended April 2, 2006, our international operations accounted for approximately 16.1% and 12.4%, respectively, of our consolidated revenues. We face risks associated with our operations outside the U.S. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected.

We conduct certain of our operations through joint ventures, which may lead to disagreements with our joint venture partners and adversely affect our interest in the joint ventures.
      We conduct substantially all of our operations in South Africa through joint ventures with third parties and may enter into additional joint ventures in the future. Our joint venture agreements generally provide that the joint venture partners will equally share voting control on all significant matters to come before the joint venture. Our joint venture partners may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.
      We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, our Chairman and Chief Executive Officer, Wayne H. Calabrese, our Vice Chairman and President, and John G. O’Rourke, our Chief Financial Officer. Under the terms of their retirement agreements, each of these executives is currently eligible to retire at any time from GEO and receive significant lump sum retirement payments. The unexpected loss of any of these individuals could materially adversely affect our business, financial condition or results of operations. We do not maintain key-man life insurance to protect against the loss of any of these individuals.
      In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, we must hire operating management, correctional officers and other personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.
      Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.
      Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, even if we have insurance for a particular loss, we may experience losses that may exceed the limits of our coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.
      When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or be unable to fund any excess construction costs, even though we typically require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.
      We are often required to post performance bonds issued by a surety company as a condition to bidding on or being awarded a facility development contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our Senior Credit Facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

We may not be able to successfully identify, consummate or integrate acquisitions.
      We have an active acquisition program, the objective of which is to identify suitable acquisition targets that will enhance our growth. The pursuit of acquisitions may pose certain risks to us. We may not be able to identify acquisition candidates that fit our criteria for growth and profitability. Even if we are able to identify such candidates, we may not be able to acquire them on terms satisfactory to us. We will incur expenses and dedicate attention and resources associated with the review of acquisition opportunities, whether or not we consummate such acquisitions. Additionally, even if we are able to acquire suitable targets on agreeable terms, we may not be able to successfully integrate their operations with ours. We may also assume liabilities in connection with acquisitions that we would otherwise not be exposed to.
Risks Related to Our High Level of Indebtedness

Our significant level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.
      We have a significant amount of indebtedness. Assuming the repayment of $74.6 million of existing indebtedness outstanding under the term loan portion of our Senior Credit Facility with the proceeds from this offering, our total consolidated long-term indebtedness immediately following this offering will be $144.4 million, excluding non recourse debt of $136.9 million. In addition, as of April 2, 2006, we had $46.5 million outstanding in letters of credit under the revolving loan portion of our Senior Credit Facility. As a result, as of that date, we would have had the ability to borrow an additional approximately

$53.5 million under the revolving loan portion of our Senior Credit Facility, subject to our satisfying the relevant borrowing conditions under the Senior Credit Facility with respect to the incurrence of additional indebtedness.
      Our substantial indebtedness could have important consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to competitors that may be less leveraged; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.
      If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all. In addition, our ability to incur additional indebtedness will be restricted by the terms of our Senior Credit Facility and the indenture governing our outstanding Notes.

Despite current indebtedness levels, we may still incur more indebtedness, which could further exacerbate the risks described above. Future indebtedness issued pursuant to our universal shelf registration statement could have rights superior to those of our existing or future indebtedness.
      The terms of the indenture governing the Notes and our Senior Credit Facility restrict our ability to incur but do not prohibit us from incurring significant additional indebtedness in the future. In addition, we may refinance all or a portion of our indebtedness, including borrowings under our Senior Credit Facility, and incur more indebtedness as a result. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. As of April 2, 2006, we had the ability to borrow an additional $53.5 million under the revolving loan portion of our Senior Credit Facility. Additionally, on January 28, 2004, our universal shelf registration statement on Form S-3 was declared effective by the SEC. The universal shelf registration statement provides for the offer and sale by us, from time to time, on a delayed basis of up to $200.0 million aggregate amount of certain of our securities. We are conducting this offering pursuant to our universal shelf registration statement. As a result, assuming gross proceeds from this offering of approximately $106 million, we will have the ability to issue up to approximately $94 million in additional securities under the shelf registration statement, including debt securities, excluding any proceeds we may receive from the sale of common stock if the underwriters choose to exercise their over-allotment option in connection with this offering. Any debt securities issued pursuant to the universal shelf registration statement may have characteristics that provide them with rights that are superior to those of other series of our debt securities that have already been created or that will be created in the future.

The covenants in the indenture governing the Notes and our Senior Credit Facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.
      The indenture governing the Notes and our Senior Credit Facility impose significant operating and financial restrictions on us and certain of our subsidiaries, which we refer to as restricted subsidiaries. These restrictions limit our ability to, among other things, incur additional indebtedness, pay dividends and or distributions on our capital stock, repurchase, redeem or retire our capital stock, prepay subordinated indebtedness, make investments, issue preferred stock of subsidiaries, make certain types of investments, guarantee other indebtedness, create liens on our assets, transfer and sell assets, create or permit restrictions on the ability of our restricted subsidiaries to make dividends or make other distributions to us, enter into sale/leaseback transactions, enter into transactions with affiliates, and merge or consolidate with another company or sell all or substantially all of our assets. These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities.
      In addition, our Senior Credit Facility requires us to maintain specified financial ratios and satisfy certain financial covenants, including maintaining maximum senior and total leverage ratios, a minimum fixed charge coverage ratio, a minimum net worth and a limit on the amount of our annual capital expenditures. Some of these financial ratios become more restrictive over the life of the Senior Credit Facility. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Our failure to comply with any of the covenants under our Senior Credit Facility and the indenture governing the Notes could cause an event of default under such documents and result in an acceleration of all of our outstanding indebtedness. If all of our outstanding indebtedness were to be accelerated, we likely would not be able to simultaneously satisfy all of our obligations under such indebtedness, which would materially adversely affect our financial condition and results of operations.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      Our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to us under our Senior Credit Facility or otherwise in an amount sufficient to enable us to pay our indebtedness or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Because portions of our indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.
      Our Senior Credit Facility bears interest at a variable rate. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will adversely affect our cash flows. We do not currently have any interest rate protection agreements in place to protect against interest rate fluctuations related to the Senior Credit Facility. Assuming the repayment of $74.6 million of existing indebtedness outstanding under the term loan portion of our Senior Credit Facility with the proceeds from this offering, our estimated total annual interest expense based on borrowings outstanding immediately following this offering will be approximately $23.7 million.
      In addition, effective September 18, 2003, we entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. The agreements, which have payment and expiration dates that coincide with the payment and expiration terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, we receive a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while we make a variable interest rate payment to the same counterparties equal to the six-month London Interbank Offered Rate plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. As a result, for every one percent increase in the interest rate applicable to the swap agreements, our total annual interest expense will increase by $0.5 million.

We depend on distributions from our subsidiaries to make payments on our indebtedness. These distributions may not be made.
      We generate a substantial portion of our revenues from distributions on the equity interests we hold in our subsidiaries. Therefore, our ability to meet our payment obligations on our indebtedness is substantially dependent on the earnings of our subsidiaries and the payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of our other indebtedness in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make any such loans, distributions or other payments to us will depend on their earnings, business results, the terms of their existing and any future indebtedness, tax considerations and legal or contractual restrictions to which they may be subject. If our subsidiaries do not make such payments to us, our ability to repay our indebtedness will be materially adversely affected. For the fiscal year ended January 1, 2006 and the quarter ended April 2, 2006, our subsidiaries accounted for 24.4% and 35.4%, respectively, of our consolidated revenues, and, as of January 1, 2006 and the quarter ended April 2, 2006, our subsidiaries accounted for 56.4% and 55.5%, respectively, of our consolidated total assets.
Risks Related to our Common Stock

Fluctuations in the stock market as well as general economic, market and industry conditions may harm the market price of our common stock.
      The market price of our common stock has been subject to significant fluctuation. The market price of our common stock may continue to be subject to significant fluctuations in response to operating results and other factors, including:

•	actual or anticipated quarterly fluctuations in our financial results, particularly if they differ from investors’ expectations;

•	changes in financial estimates and recommendations by securities analysts;

•	general economic, market and political conditions, including war or acts of terrorism, not related to our business;

•	actions of our competitors and changes in the market valuations, strategy and capability of our competitors;

•	our ability to successfully integrate acquisitions and consolidations; and

•	changes in the prospects of the privatized corrections and detention industry.
      In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, may harm the market price of our common stock, regardless of our operating results.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock that we may issue and our ability to raise funds in new securities offerings.
      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of June 6, 2006, we had:

•	9,971,002 shares of common stock outstanding;

•	1,265,947 shares of common stock reserved and available for issuance pursuant to stock options outstanding under our stock plans as of June 6, 2006 at a weighted average exercise price of $15.02 per share; and

•	150,000 shares of common stock reserved and available for issuance as of June 6, 2006, under our stock plans.
      Assuming the issuance of 3,000,000 shares in this offering, we will have 12,971,002 shares of common stock outstanding. All shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended. In addition, in connection with our acquisition strategy, we may issue shares of our common stock as consideration in other acquisition transactions. We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock.

Various anti-takeover protections applicable to us may make an acquisition of us more difficult and reduce the market value of our common stock.
      We are a Florida corporation and the anti-takeover provisions of Florida law impose various impediments to the ability of a third party to acquire control of our company, even if a change of control would be beneficial to our shareholders. In addition, provisions of our articles of incorporation may make an acquisition of us more difficult. Our articles of incorporation authorize the issuance by our board of directors of “blank check” preferred stock without shareholder approval. Such shares of preferred stock could be given voting rights, dividend rights, liquidation rights or other similar rights superior to those of our common stock, making a takeover of us more difficult and expensive. We also have adopted a shareholder rights plan, commonly known as a “poison pill,” which could result in the significant dilution of the proportionate ownership of any person that engages in an unsolicited attempt to take over our company and, accordingly, could discourage potential acquirors. In addition to discouraging takeovers, the anti-takeover provisions of Florida law and our articles of incorporation, as well as our shareholder rights plan, may have the impact of reducing the market value of our common stock.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have an adverse effect on our business and the trading price of our common stock.
      If we fail to maintain the adequacy of our internal controls, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain effective internal controls could have an adverse effect on the price of our common stock.

We may issue additional debt securities that could limit our operating flexibility and negatively affect the value of our common stock.
      In the future, we may issue additional debt securities which may be governed by an indenture or other instrument containing covenants that could place restrictions on the operation of our business and the execution of our business strategy in addition to the restrictions on our business already contained in the agreements governing our existing debt. In addition, we may choose to issue debt that is convertible or exchangeable for other securities, including our common stock, or that has rights, preferences and privileges senior to our common stock. Because any decision to issue debt securities will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future debt financings and we may be required to accept unfavorable terms for any such financings. Accordingly, any future issuance of debt could dilute the interest of holders of our common stock and reduce the value of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering.
      Our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Currently, we intend to use the net proceeds from this offering to repay existing indebtedness outstanding under our Senior Credit Facility and for general corporate purposes. However, our management will have the ability to change the application of the proceeds of this offering at any time without shareholder approval. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Because we do not intend to pay dividends, shareholders will benefit from an investment in our common stock only if it appreciates in value.
      We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which shareholders have purchased their shares.

New investors in our common stock will experience immediate and substantial dilution.
      The offering price to the public is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $23.67 in net tangible book value per share of common stock, at a public offering price of $35.46 per share.

USE OF PROCEEDS
      We estimate that we will receive net proceeds from this offering of approximately $99 million, or approximately $114 million if the underwriters exercise their option to purchase additional shares in full, in each case after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will retain broad discretion over the use of the net proceeds from this offering. We intend to use the net proceeds from this offering to repay $74.6 million of existing indebtedness outstanding under the term loan portion of our Senior Credit Facility and the balance for general corporate purposes.
      General corporate purposes may include working capital and capital expenditures, as well as acquisitions of companies or businesses in the government-outsourced services sector that meet our criteria for growth and profitability. We may also use proceeds from this offering to invest in proprietary assets relating to our business, including the development of new facilities, the expansion of current facilities and/or the acquisition of facilities or facility management contracts. In addition, we may use up to $5.0 million of the proceeds from this offering to purchase from certain of our directors, executive officers and employees stock options that are currently outstanding and exercisable. Such purchases would be made at prices not exceeding the in-the-money value of the options, which is equal to the amount by which the market price per share of our common stock at the time of the purchases exceeds the exercise price per share of the options, multiplied by the number of options being purchased. Pending application of the net proceeds for these purposes, we intend to invest the net proceeds in interest-bearing short-term investment grade securities.

CAPITALIZATION
      The following table sets forth our capitalization as of April 2, 2006:

•	on an actual basis, and

•	on a pro forma basis to give effect to (i) the sale of 3,000,000 shares of our common stock in this offering and our receipt of approximately $99 million of net proceeds, after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us (ii) the assumed application of $74.6 million of the proceeds of this offering to repay $74.6 million of existing indebtedness outstanding under the term loan portion of our Senior Credit Facility, and (iii) the use of $5.0 million of the proceeds from this offering to purchase from certain of our directors, executive officers and employees stock options that are currently outstanding and exercisable.

	April 2, 2006(1)

		As adjusted for
	Actual	this offering

	(unaudited)	(unaudited)
	(in thousands, except per share
	data)
Cash and cash equivalents	$56,169	$75,844

Long-term debt
Senior Term Loan(2)	74,625	—
Senior Unsecured 8 1/4 % Notes	150,000	150,000
Discount on Senior Unsecured 8 1/4 % Notes	(3,649)	(3,649)
Interest Rate Swap on Senior Unsecured 8 1/4 % Notes	(2,234)	(2,234)
Other	301	301

	219,043	144,418
Capital Lease Obligations	17,951	17,951
Non Recourse Debt	136,904	136,904

Total Long-term obligations	$373,898	$299,273

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized, 21,723,653 shares issued and 9,723,653 outstanding, and 21,723,653 shares issued and 12,723,653 outstanding as adjusted	97	127
Additional paid-in capital	71,635	132,935
Retained earnings	176,221	176,221
Accumulated other comprehensive loss	(624)	(624)
Treasury stock, 12,000,000 shares and 9,000,000 shares(3)	(131,880)	(98,910)

Total stockholders’ equity	115,449	209,749

Total capitalization	$489,347	$509,022

(1)	You should read this table in conjunction with the financial statements incorporated by reference in this prospectus supplement and the related notes thereto, the pro forma financial data included in this prospectus supplement and the related notes thereto and the section of this prospectus supplement entitled “Use of Proceeds.”

(2)	We plan to write-off approximately $1.3 million in deferred financing fees associated with the origination of the term loan in connection with the repayment of indebtedness under the Senior Credit Facility.

(3)	We intend to issue the shares in this offering from treasury stock.

COMMON STOCK PRICE RANGE AND DIVIDEND POLICY
      Our common stock is quoted on the New York Stock Exchange under the ticker symbol “GGI.” The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the New York Stock Exchange.

	High	Low

2006
First Quarter ended April 2, 2006	$33.34	$22.11
2005
First Quarter	32.20	25.60
Second Quarter	28.73	23.03
Third Quarter	28.95	25.15
Fourth Quarter	25.60	20.72
2004
First Quarter	24.23	19.80
Second Quarter	24.62	18.70
Third Quarter	21.00	17.33
Fourth Quarter	26.58	19.56
      On June 6, 2006, the last sale price of our common stock as reported on the New York Stock Exchange was $35.46 per share.
      We currently intend to retain all available cash to finance our operations and do not intend to declare or pay cash dividends on our shares of common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant. In addition, the indenture governing our Notes and our Senior Credit Facility also place material restrictions on our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Cash Flow” for further description of these restrictions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Introduction
      The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described in “Risk Factors,” and “Special Note Regarding Forward-Looking Statements and Market and Statistical Data.” The discussion should be read in conjunction with the consolidated financial statements and notes thereto.
CSC Acquisition
      On November 4, 2005, we completed the acquisition of Correctional Services Corporation, or CSC, a Florida-based provider of privatized jail, community corrections and alternative sentencing services. The acquisition was completed through the merger of CSC into GEO Acquisition, Inc., a wholly owned subsidiary of GEO, referred to as the Merger. Under the terms of the Merger, we acquired 100% of the 10.2 million outstanding shares of CSC common stock for $6.00 per share, or approximately $62.1 million in cash. As a result of the Merger, we became responsible for supervising the operation of the 16 adult correctional and detention facilities, totaling 8,037 beds, formerly run by CSC. Immediately following the purchase of CSC, we sold Youth Services International, Inc., the former juvenile services division of CSC, for $3.75 million, $1.75 million of which was paid in cash and the remaining $2.0 million of which will be paid in the form of a promissory note accruing interest at a rate of 6% per annum. The financial information included in the discussion below for fiscal year 2005 reflects the operations of CSC from November 4, 2005 through January 1, 2006.
Discontinued Operations
      Through our Australian subsidiary, we previously had a contract with the Department of Immigration, Multicultural and Indigenous Affairs, or DIMIA, for the management and operation of Australia’s immigration centers. In 2003, the contract was not renewed, and effective February 29, 2004, we completed the transition of the contract and exited the management and operation of the DIMIA centers. The accompanying consolidated financial statements and notes reflect the operations of DIMIA as a discontinued operation in all periods presented.
      In early 2005, the New Zealand Parliament repealed the law that permitted private prison operation resulting in the termination of our contract for the management and operation of the Auckland Central Remand Prison or Auckland. We have operated this facility since July 2000. We ceased operating the facility upon the expiration of the contract on July 13, 2005. The accompanying consolidated financial statements and notes reflect the operations of Auckland as a discontinued operation.
      On January 1, 2006, the last day of our 2005 fiscal year, we completed the sale of a 72-bed private mental health hospital which we owned and operated since 1997 for approximately $11.5 million. We recognized a gain on the sale of this transaction of approximately $1.6 million. The accompanying consolidated financial statements and notes reflect the operations of the hospital and the related sale as a discontinued operation.
Share Purchase
      On July 9, 2003 we purchased all 12 million shares of our common stock beneficially owned by Group 4 Falck, our former 57% majority shareholder, for $132.0 million in cash pursuant to the terms of a share purchase agreement, dated April 30, 2003, by and among us, Group 4 Falck, our former parent company, The Wackenhut Corporation, or TWC, and Tuhnekcaw, Inc., an indirect wholly-owned subsidiary of Group 4

Falck. In connection with the share purchase, we internalized several functions previously outsourced to TWC, including payroll processing, human resources management, tax and information systems.
Sale of Our Joint Venture Interest in Premier Custodial Group Limited
      On July 2, 2003, we sold our one-half interest in Premier Custodial Group Limited, our former United Kingdom joint venture which we refer to as PCG, to Serco for approximately $80.7 million, on a pretax basis.
Variable Interest Entities
      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which addressed consolidation by a business of variable interest entities in which it is the primary beneficiary. In December 2003, the FASB issued FIN No. 46R which replaced FIN No. 46. Our 50% owned South African joint venture in South African Custodial Services Pty. Limited, which we refer to as SACS, is a variable interest entity. We determined that we are not the primary beneficiary of SACS and as a result are not required to consolidate SACS under FIN 46R. We account for SACS as an equity affiliate. SACS was established in 2001, to design, finance and build the Kutama Sinthumule Correctional Center. Subsequently, SACS was awarded a 25 year contract to design, construct, manage and finance a facility in Louis Trichardt, South Africa. SACS, based on the terms of the contract with government, was able to obtain long term financing to build the prison. The financing is fully guaranteed by the government, except in the event of default, for which it provides an 80% guarantee. Separately, SACS entered into a long term operating contract with South African Custodial Management (Pty) Limited, which we refer to as SACM, to provide security and other management services and with SACS’s joint venture partner to provide purchasing, programs and maintenance services upon completion of the construction phase, which concluded in February 2002. Our maximum exposure for loss under this contract is $24.1 million, which represents our initial investment and the guarantees discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
      In February 2004, CSC was awarded a contract by the Department of Homeland Security, Immigration and Customs Enforcement, or ICE, to develop and operate a 1,020-bed detention complex in Frio County, Texas. South Texas Local Development Corporation, referred to as STLDC, a non profit corporation, was created and issued $49.5 million in taxable revenue bonds to finance the construction of the detention complex. Additionally, CSC provided a $5 million subordinated note to STLDC for initial development costs. We determined that we are the primary beneficiary of STLDC and consolidate the entity as a result. STLDC is the owner of the complex and entered into a development agreement with CSC to oversee the development of the complex. In addition, STLDC entered into an operating agreement providing CSC the sole and exclusive right to operate and manage the complex. The operating agreement and bond indenture require that the revenue from CSC’s contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums, are distributed to CSC to cover CSC’s operating expenses and management fee. CSC is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten year term and are non-recourse to CSC and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center.
Shelf Registration Statement
      On January 28, 2004, our universal shelf registration statement on Form S-3 was declared effective by the Securities and Exchange Commission, which we refer to as the SEC. The universal shelf registration statement provides for the offer and sale by us, from time to time, on a delayed basis, of up to $200.0 million aggregate amount of our common stock, preferred stock, debt securities, warrants, and/or depositary shares. Assuming gross proceeds from this offering of approximately $106 million, we will have the ability to issue up to approximately $94 million in additional securities under the shelf registration statement, excluding any proceeds we may receive from the sale of common stock if the underwriters choose to exercise their over-

allotment option in connection with this offering. These securities, which may be offered in one or more offerings and in any combination, will in each case be offered pursuant to a separate prospectus supplement issued at the time of the particular offering that will describe the specific types, amounts, prices and terms of the offered securities. Unless otherwise described in the applicable prospectus supplement relating to the offered securities, we anticipate using the net proceeds of each offering for general corporate purposes, including debt repayment, capital expenditures, acquisitions, business expansion, investments in subsidiaries or affiliates, and/or working capital.
Rights Agreement
      On October 9, 2003, we entered into a rights agreement with EquiServe Trust Company, N.A., as rights agent. Under the terms of the rights agreement, each share of our common stock carries with it one preferred share purchase right. If the rights become exercisable pursuant to the rights agreement, each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at a fixed price, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The rights trade automatically with shares of our common stock, and may only be exercised in connection with certain attempts to acquire our company. The rights are designed to protect the interests of our company and our shareholders against coercive acquisition tactics and encourage potential acquirers to negotiate with our board of directors before attempting an acquisition. The rights may, but are not intended to, deter acquisition proposals that may be in the interests of our shareholders.
Critical Accounting Policies
      We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve the more significant judgments and estimates used in the preparation of our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the audit committee of our board of directors, and our audit committee has reviewed our disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We routinely evaluate our estimates based on historical experience and on various other assumptions that our management believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. If actual results significantly differ from our estimates, our financial condition and results of operations could be materially impacted.
      Other significant accounting policies, primarily those with lower levels of uncertainty than those discussed below, are also critical to understanding our consolidated financial statements. The notes to our consolidated financial statements contain additional information related to our accounting policies and should be read in conjunction with this discussion.

Revenue Recognition
      We recognize revenue in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations. Facility management revenues are recognized as services are provided under facility management contracts with approved government appropriations based on a net rate per day per inmate or on a fixed monthly rate.
      Project development and design revenues are recognized as earned on a percentage of completion basis measured by the percentage of costs incurred to date as compared to estimated total cost for each contract.

This method is used because we consider costs incurred to date to be the best available measure of progress on these contracts. Provisions for estimated losses on uncompleted contracts and changes to cost estimates are made in the period in which we determine that such losses and changes are probable. Typically, we enter into fixed price contracts and do not perform additional work unless approved change orders are in place. Costs attributable to unapproved change orders are expensed in the period in which the costs are incurred if we believe that it is not probable that the costs will be recovered through a change in the contract price. If we believe that it is probable that the costs will be recovered through a change in the contract price, costs related to unapproved change orders are expensed in the period in which they are incurred, and contract revenue is recognized to the extent of the cost incurred. Revenue in excess of the costs attributable to unapproved change orders is not recognized until the change order is approved. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined.
      We extend credit to the governmental agencies we contract with and other parties in the normal course of business as a result of billing and receiving payment for services thirty to sixty days in arrears. Further, we regularly review outstanding receivables, and provide estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, we make judgments regarding our customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. We also perform ongoing credit evaluations of our customers’ financial condition and generally do not require collateral. We maintain reserves for potential credit losses, and such losses traditionally have been within our expectations.

Reserves for Insurance Losses
      Claims for which we are insured arising from our U.S. operations that have an occurrence date of October 1, 2002 or earlier are handled by TWC and are fully insured up to an aggregate limit of between $25.0 million and $50.0 million, depending on the nature of the claim. With respect to claims for which we are insured arising after October 1, 2002, we maintain a general liability policy for all U.S. operations with $52.0 million per occurrence and in the aggregate. On October 1, 2004, we increased our deductible on this general liability policy from $1.0 million to $3.0 million for each claim which occurs after October 1, 2004. We also maintain insurance to cover property and casualty risks, workers’ compensation, medical malpractice and automobile liability. Our Australian subsidiary is required to carry tail insurance through 2011 related to a discontinued contract. We also carry various types of insurance with respect to our operations in South Africa and Australia. There can be no assurance that our insurance coverage will be adequate to cover claims to which we may be exposed.
      Since our insurance policies generally have high deductible amounts (including a $3.0 million per claim deductible under our general liability policy), losses are recorded as reported and a provision is made to cover losses incurred but not reported. Loss reserves are undiscounted and are computed based on independent actuarial studies. Our management uses judgments in assessing loss estimates based on actuarial studies, which include actual claim amounts and loss development considering historical and industry experience. If actual losses related to insurance claims significantly differ from our estimates, our financial condition and results of operations could be materially impacted.

Income Taxes
      We account for income taxes in accordance with Financial Accounting Standards, or FAS, No. 109, “Accounting for Income Taxes.” Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of FAS No. 109.

      In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, and estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required.
      The provision for income taxes for the fiscal year 2005 reflects a benefit of $1.7 million in the second quarter of 2005 related to the American Jobs Creation Act of 2004, or the AJCA. A key provision of the AJCA creates a temporary incentive for U.S. corporations to repatriate undistributed income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. Additionally, 2005 reflects a benefit of $6.5 million in the fourth quarter related to a step up in basis for an asset in Australia.

Property and Equipment
      As of April 2, 2006, we had approximately $287.1 million in long-lived property and equipment. Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 2 to 40 years. Equipment and furniture and fixtures are depreciated over 3 to 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. We perform ongoing evaluations of the estimated useful lives of our property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred.
      We review long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable in accordance with FAS No. 144 “Accounting for the Impairment of Disposal of Long-Lived Assets”. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Management has reviewed our long-lived assets and determined that there are no events requiring impairment loss recognition for the period ended April 2, 2006, other than the Michigan Facility charge. See this “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies.” Events that would trigger an impairment assessment include deterioration of profits for a business segment that has long-lived assets, or when other changes occur which might impair recovery of long-lived assets.

Idle Leased Facilities
      We have entered into ten year non cancelable operating leases with CentraCore Properties Trust, or CPV, for eleven facilities with initial terms that expire at various times beginning in April 2008 and extending through 2016. In the event that our facility management contract for any of these leased facilities is terminated, we would remain responsible for payments to CPV on the underlying lease. We will account for idle periods under any such lease in accordance with FAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” Specifically, we will review our estimate for sublease income and record a charge for the difference between the net present value of the sublease income and the lease expense over the remaining term of the lease.
Results of Operations
     Comparison of Thirteen Weeks Ended April 2, 2006 and Thirteen Weeks Ended April 3, 2005
      The following discussion and analysis should be read in conjunction with our unaudited consolidated financial statements and the notes to our unaudited consolidated financial statements included in this prospectus supplement.

      As further discussed above, the discussion of our results of operations below excludes the results of our discontinued operations resulting from the termination of our management contract with DIMIA, Auckland, and Atlantic Shores Hospital for all periods presented.

	2006	% of Revenue	2005	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Revenue
Correctional and Detention Facilities	$169,876	91.4%	$136,339	92.0%	$33,537	24.6%
Other	16,005	8.6%	11,916	8.0%	4,089	34.3%

Total	$185,881	100.0%	$148,255	100.0%	$37,626	25.4%

      The increase in revenues in the thirteen weeks ended April 2, 2006 (“First Quarter 2006”) compared to the thirteen weeks ended April 3, 2005 (“First Quarter 2005”) is primarily attributable to four items: (i) the acquisition in November 2005 of Correctional Services Corporation, referred to as CSC, increased revenues by $27.7 million; (ii) revenues increased approximately $2.7 million in First Quarter 2006 as a result of the New Castle Correctional Facility in New Castle, Indiana, which we began managing in January 2006; (iii) Australian and South African revenues decreased approximately $0.2 million each. The weakening of the Australian dollar and South African Rand resulted in a decrease of $1.1 million, while higher occupancy rates and contractual adjustments for inflation accounted for an increase of $0.7 million; and (iv) domestic revenues also increased due to contractual adjustments for inflation, and improved terms negotiated into a number of contracts.
      The number of compensated resident days in domestic facilities increased to 3.3 million in First Quarter 2006 from 2.6 million in First Quarter 2005. Compensated resident days in Australian and South African facilities during First Quarter 2006 remained consistent at 0.5 million for the comparable periods. We look at the average occupancy in our facilities to determine how we are managing our available beds. The average occupancy is calculated by taking compensated mandays as a percentage of capacity. The average occupancy in our domestic, Australian and South African facilities combined was 97.0% of capacity in First Quarter 2006 compared to 99.0% in First Quarter 2005, excluding our vacant Michigan and Jena facilities.

	2006	% of Revenue	2005	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Operating Expenses
Correctional and Detention Facilities	$138,925	74.7%	$114,062	76.9%	$24,863	21.8%
Other	14,821	8.0%	11,751	7.9%	3,070	26.1%

Total	$153,746	82.7%	$125,813	84.9%	$27,933	22.2%

      Operating expenses consist of those expenses incurred in the operation and management of our correctional, detention, mental health and residential treatment facilities. The increase in operating expenses primarily reflects the acquisition of CSC in November 2005. There was also an increase in utilities expense, which was offset by a decrease in health insurance. Operating expenses remained at a consistent percentage of revenues in First Quarter 2006 compared to First Quarter 2005.
Other
      Other primarily consists of revenues and related operating expenses associated with our mental health, residential treatment and construction businesses. There was an increase of $7.0 million related to revenue from two new mental health facilities, the South Florida Evaluation & Treatment Center in Miami, Florida and the Fort Bayard Medical Center in Fort Bayard, New Mexico. The increase in 2006 is offset by approximately $2.9 million less construction revenue as compared to 2005. The construction revenue is related to our expansion of the South Bay Facility and the South Florida Evaluation & Treatment Center, two facilities that we manage. The expansion of South Bay was completed at the end of the second quarter of 2005, while the South Florida Evaluation & Treatment Center began in the fourth quarter of 2005.
Other Unallocated Operating Expenses
General and Administrative Expenses

	2006	% of Revenue	2005	% of Revenue	$ Change	% Change

	(Dollars in thousands)
General & Administrative Expenses	$14,009	7.5%	$11,401	7.7%	$2,608	22.9%
      General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses. General and administrative expenses remained at a consistent percentage of revenues in First Quarter 2006 compared to First Quarter 2005. The increase in general and administrative costs relates to increases in direct labor costs due to increased headcount, travel, an increase in the bonus accrual due to an increase in earnings and an increase in professional fees.
Non Operating Expenses
Interest Income and Interest Expense

	2006	% of Revenue	2005	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Interest Income	$2,216	1.2%	$2,330	1.6%	$(114)	-5.0%
Interest Expense	$7,579	4.1%	$5,454	3.7%	$2,125	39.0%
      The decrease in interest income is primarily due to lower average invested cash balances. Interest income for 2006 and 2005 reflects income from interest rate swap agreements entered into September 2003 for our domestic operations, which increased interest income. The interest rate swap agreements in the aggregate notional amounts of $50.0 million are hedges against the change in the fair value of a designated portion of our Notes, due to changes in the underlying interest rates. The interest rate swap agreements have payment and expiration dates and call provisions that coincide with the terms of the Notes.
      The increase in interest expense is primarily attributable to the refinancing of the term loan portion of our senior credit facility, referred to as the Senior Credit Facility, in connection with the completion of the CSC acquisition.
Provision for Income Taxes

	2006	% of Revenue	2005	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Income Taxes	$2,693	1.4%	$1,723	1.2%	$970	56.3%
      The effective tax rate for First Quarter 2006 was 38% comparable to 41% in First Quarter 2005.

Comparison of Fiscal Year Ended January 1, 2006 and Fiscal Year Ended January 2, 2005
      The following discussion should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements accompanying this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those described under “Risk Factors” and those included in other portions of this report.
      As further discussed above, the discussion of our results of operations below excludes the results of our discontinued operations resulting from the termination of our management contract with DIMIA, Auckland, and Atlantic Shores Hospital for all periods presented.

      For the purposes of the discussion below, “2005” means the 52 week fiscal year ended January 1, 2006, “2004” means the 53 week fiscal year ended January 2, 2005, and “2003” means the 52 week fiscal year ended December 28, 2003.

Overview
      GEO had diluted earnings per share of $0.70, $1.73 and $2.53 in 2005, 2004, and 2003 respectively. For fiscal year 2005, the $0.70 amount included ($1.54) per diluted share for certain items, as detailed below, compared to the fiscal year 2004 $1.73 amount, which included ($0.03) per diluted share for certain items detailed below. The fiscal year 2003 $2.53 amount included $1.58 per diluted share for certain items detailed below. Weighted average common shares outstanding for fiscal year 2004 reflects a full year of the effect of our purchase of 12 million shares of our common stock in the third quarter 2003.
      The following table sets forth certain items before tax which we consider relevant to the discussion below of our operating results for 2005, 2004 and 2003:

	Fiscal Year

	2005	2004	2003

	(Dollars in thousands,
	except per share data)
Certain Items (before income taxes)
Michigan correctional facility write-off	$(20,859)	$—	$—
Insurance reduction	1,300	4,150	—
Jena, Louisiana write-off	(4,255)	(3,000)	(5,000)
DIMIA insurance reserves	—	—	(3,600)
Write-off of acquisition costs	—	(1,306)	—
Gain on sale of UK joint venture	—	—	56,094
Write-off of deferred financing fees	(1,360)	(317)	(1,989)

Certain Items	$(25,174)	$(473)	$45,505
Amounts per diluted common share after-tax	$(1.54)	$(0.03)	$1.58

      The following table delineates where the total of certain items above are classified in our Consolidated Statements of Income.

	Fiscal Year

	2005	2004	2003

	(Dollars in thousands)
Certain Items represented in the various lines of the Consolidated Statements of Income
Operating Expenses	$(23,814)	$1,150	$(8,600)
General and Administrative Expenses	—	(1,306)	—
Write-off of deferred financing fees	(1,360)	(317)	(1,989)
Gain on Sale of UK joint venture	—	—	56,094

Certain Items	$(25,174)	$(473)	$45,505

Revenues and Operating Expenses

	2005	% of Revenue	2004	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Revenue
Correctional and Detention Facilities	$572,109	93.3%	$546,952	92.1%	$25,157	4.6%
Other	$40,791	6.7%	$47,042	7.9%	$(6,251)	(13.3)%

Total	$612,900	100.0%	$593,994	100.0%	$18,906	3.2%

      The increase in revenues in 2005 compared to 2004 is primarily attributable to five items: (i) Australian and South African revenues increased approximately $7.8 million, $2.6 million and $0.2 million of which was due to the strengthening of the Australian dollar and South African Rand, respectively, and $5.0 million of which was due to higher occupancy rates and contractual adjustments for inflation; (ii) the acquisition of CSC increased revenues $17.3 million; (iii) the McFarland facility was idle for all of 2004 and was re-opened in January 2005 resulting in an increase in revenues of approximately $3.1 million; (iv) domestic revenues also increased due to contractual adjustments for inflation, slightly higher occupancy rates and improved terms negotiated into a number of contracts. These increases offset a decrease in revenues due to the transition of the Queens contract from ICE to USMS, the closure of the Michigan Correctional Facility on October 14, 2005, the expiration of our operating contract for the Kyle Facility on August 31, 2005, and lower populations in our Val Verde, and San Diego Facilities; and (v) revenues decreased in 2005 because it contained 52 weeks compared to 2004, which contained 53 weeks.
      The number of compensated resident days in domestic facilities increased to 10.7 million in 2005 from 10.5 million in 2004. Compensated resident days in Australian and South African facilities remained constant at 2.0 million during 2005 and 2004. We look at the average occupancy in our facilities to determine how we are managing our available beds. The average occupancy is calculated by taking compensated mandays as a percentage of capacity. The average occupancy in our domestic, Australian and South African facilities combined was 97.5% of capacity in 2005 compared to 99.3% in 2004. The decrease in the average occupancy is due to an increase in the number of beds made available to us under our contracts and lower populations in our Val Verde and San Diego facilities.

	2005	% of Revenue	2004	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Operating Expenses
Correctional and Detention Facilities	$499,924	81.6%	$449,310	75.7%	$50,614	11.3%
Other	$40,204	6.5%	$45,916	7.7%	$(5,712)	(12.4)%

Total	$540,128	88.1%	$495,226	83.4%	$44,902	9.1%

      Operating expenses consist of those expenses incurred in the operation and management of our correctional, detention, mental health and residential treatment facilities. Operating expenses for fiscal year 2005 reflect an impairment charge of $20.9 million for the Michigan Correctional Facility. We own the 480-bed Michigan Correctional Facility and operated the facility from 1999 until October 2005 pursuant to a management contract with the Michigan Department of Corrections, or the MDOC. Separately, we leased the facility, as lessor, to the State, as lessee, under a lease with an initial term of 20 years followed by two 5-year options. On September 30, 2005, the Governor of the State of Michigan announced her decision to close the facility. As a result of the closure, our management contract with the MDOC was terminated. On October 3, 2005, the Michigan Department of Management & Budget provided a 60 day lease cancellation notice to us. See this “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Commitments and Contingencies” for further discussion relating to our Michigan Correctional Facility.

Additionally, 2005 operating expenses reflect an operating charge on the Jena lease of $4.3 million, representing the remaining obligation on the lease through the contractual term of January 2010.
      Operating expenses in 2005 were favorably impacted by a $3.4 million reduction in our reserves for general liability, auto liability, and workers compensation insurance. This favorable reduction was largely offset by higher than anticipated U.S. employee health insurance costs of approximately $1.7 million, transition expenses of approximately $0.8 million associated with our Queens New York Facility, start-up expenses at certain domestic facilities of approximately $0.6 million and adjustments of approximately $0.4 million to insurance reserves in our Australian operations.
      The $3.4 million reduction in insurance reserves was the result of revised actuarial projections related to loss estimates for the initial three years of our insurance program which was established on October 2, 2002. Prior to October 2, 2002, our insurance coverage was provided through an insurance program established by TWC, our former parent company. We experienced significant adverse claims development in general liability and workers’ compensation in the late 1990’s. Beginning in approximately 1999, we made significant operational changes and began to aggressively manage our risk in a proactive manner. These changes have resulted in improved claims experience and loss development, which we are realizing in our actuarial projections. As a result of improving loss trends, our independent actuary reduced its expected losses for claims arising since October 2, 2002. We adjusted our reserves in the third quarter of 2005 to reflect the actuary’s improved expected loss projections. There can be no assurance that our improved claims experience and loss developments will continue. Similarly, 2004 operating expenses reflect a $4.2 million reduction in insurance reserves also attributable to improved actuarial loss projections.
      During 2005, we experienced adverse development in our employee health program. Since we are self-insured for employee healthcare, this adverse development resulted in additional claims expense and increased reserve requirements. During the third quarter of 2005, we completed a review of our employee health program and made adjustments to the plan to reduce future costs. The revised plan was effective November 1, 2005. There can be no assurance that these modifications will improve our claims experience.
      Operating expenses in 2004 reflect an additional provision for operating losses of approximately $3.0 million related to our inactive facility in Jena, Louisiana.
      The remaining increase in operating expenses is consistent with and proportional to the increase in revenues discussed above as a result of the CSC acquisition, the start-up of new facilities and the expansion of existing facilities.

Other
      Other primarily consists of revenues and related operating expenses associated with our mental health, residential treatment and construction businesses. The decrease in 2005 primarily relates to approximately $7.2 million less construction revenue as compared to 2004. The construction revenue is related to our expansion of the South Bay Facility, one of the facilities that we manage. The expansion was completed at the end of the second quarter of 2005.
Other Unallocated Operating Expenses
General and Administrative Expenses

	2005	% of Revenue	2004	% of Revenue	$ Change	% Change

	(Dollars in thousands)
General and Administrative Expenses	$48,958	8.0%	$45,879	7.7%	$3,079	6.7%
      General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses. The increase in expense reflects increased personnel and business development costs associated with the expansion of our mental health and residential treatment business. The increase also reflects costs associated with compliance with Sarbanes-Oxley requirements for management’s assessment over internal controls, which resulted in an increase in professional fees in 2005 of $0.9 million. The remaining increase in general and administrative costs relates to other increases in professional fees, travel, expenses associated with our acquisition program and rent expense for our corporate offices.
Non Operating Expenses
Interest Income and Interest Expense

	2005	% of Revenue	2004	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Interest Income	$9,154	1.5%	$9,568	1.6%	$(414)	(4.3)%
Interest Expense	$23,016	3.8%	$22,138	3.7%	$878	4.0%
      The decrease in interest income is primarily due to lower average invested cash balances. Interest income for 2005 and 2004 reflects income from interest rate swap agreements entered into September 2003 for our domestic operations, which increased interest income. The interest rate swap agreements in the aggregate notional amounts of $50.0 million are hedges against the change in the fair value of a designated portion of the Notes due to changes in the underlying interest rates. The interest rate swap agreements have payment and expiration dates and call provisions that coincide with the terms of the Notes.
      The increase in interest expense is primarily attributable to the refinancing of the term loan portion of our Senior Credit Facility.
Costs Associated with Debt Refinancing
      Deferred financing fees of $1.4 million were written off in 2005 in connection with the refinancing of the term loan portion of the Senior Credit Facility. In 2004, $0.3 million was written off in 2004 in connection with the $43.0 million payment related to the term loan portion of the Senior Credit Facility.
Provision for Income Taxes

	2005	% of Revenue	2004	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Income Taxes	$(11,826)	(1.9)%	$8,231	1.4%	$(20,057)	(243.7)%
      Income taxes for 2005 reflect a benefit as a result of the loss before income taxes which primarily resulted from the $20.9 million impairment charge for the Michigan Facility and the $4.3 million charge to record the remaining lease obligation for the Jena lease with CPV.
      The income tax benefit for 2005 reflects a benefit of $6.5 million in the fourth quarter 2005 related to a step-up in tax basis for an asset in Australia which resulted in a decreased deferred tax liability.
      The income tax benefit for 2005 also reflects a benefit of $1.7 million in the second quarter 2005 related to the American Jobs Creation Act of 2004, or the AJCA. A key provision of the AJCA creates a temporary incentive for U.S. corporations to repatriate undistributed income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations.
Equity in Earnings of Affiliate

	2005	% of Revenue	2004	% of Revenue	$ Change	% Change

	(Dollars in thousands)
Equity in Earnings of Affiliate	$2,079	0.3%	$—	0.0%	$2,079	100.0%
      Equity in earnings of affiliate in 2005 reflects a one time tax benefit of $2.1 million related to a change in South African tax law.

Financial Condition

Liquidity and Capital Resources
      Current cash requirements consist of amounts needed for working capital, debt service, capital expenditures, supply purchases and investments in joint ventures. Our primary source of liquidity to meet these requirements is cash flow from operations and borrowings under the $100.0 million revolving portion of our Senior Credit Facility. As of April 2, 2006, we had $53.5 million available for borrowing under the revolving portion of the Senior Credit Facility.
      We incurred substantial indebtedness in connection with the acquisition of CSC on November 4, 2005 and the share purchase in 2003. Assuming the repayment of $74.6 million of existing indebtedness outstanding under the term loan portion of our Senior Credit Facility with the proceeds from this offering, our total consolidated long-term indebtedness immediately following this offering will be $144.4 million, excluding non recourse debt of $136.9 million and capital lease obligations of $17.9 million. In addition, as of April 2, 2006, we also had outstanding seven letters of guarantee totaling approximately $5.4 million under separate international credit facilities. Our significant debt service obligations could, under certain circumstances, have material consequences. See “Risk Factors — Risks Related to Our High Level of Indebtedness.” However, our management believes that cash on hand, cash flows from operations and our Senior Credit Facility will be adequate to support currently planned business expansion and various obligations incurred in the operation of our business, both on a near and long-term basis.
      In the future, our access to capital and ability to compete for future capital-intensive projects will be dependent upon, among other things, our ability to meet certain financial covenants in the indenture governing the Notes and in our Senior Credit Facility. A substantial decline in our financial performance could limit our access to capital and have a material adverse affect on our liquidity and capital resources and, as a result, on our financial condition and results of operations.
      Our business requires us to make various capital expenditures from time to time, including expenditures related to the development of new correctional, detention and/or mental health and residential treatment facilities. In addition, some of our management contracts require us to make substantial initial expenditures of cash in connection with opening or renovating a facility. Generally, these initial expenditures are subsequently fully or partially recoverable as pass-through costs or are billable as a component of the per diem rates or monthly fixed fees to the contracting agency over the original term of the contract. However, we cannot assure you that any of these expenditures will, if made, be recovered. Based on current estimates of our capital needs, we anticipate that our capital expenditures will not exceed $10.0 million during the next 12 months. We plan to fund these capital expenditures from cash from operations or borrowings under the Senior Credit Facility.
      We have entered into individual executive retirement agreements with our CEO and Chairman, President and Vice Chairman, and Chief Financial Officer. These agreements provide each executive with a lump sum payment upon retirement. Under the agreements, each executive may retire at any time after reaching the age of 55. Each of the executives reached the eligible retirement age of 55 in 2005. None of the executives has indicated their intent to retire as of this time. However, under the retirement agreements, retirement may be taken at any time at the individual executive’s discretion. In the event that all three executives were to retire in the same year, we believe we will have funds available to pay the retirement obligations from various sources, including cash on hand, operating cash flows or borrowings under our revolving credit facility. Based on our current capitalization, we do not believe that making these payments in any one period, whether in separate installments or in the aggregate, would materially adversely impact our liquidity.

The Senior Credit Facility
      On September 14, 2005, we amended and restated our Senior Credit Facility, to consist of a $75 million, six-year term-loan initially bearing interest at LIBOR plus 2.00%, and a $100 million, five-year revolving credit facility initially bearing interest at LIBOR plus 2.00%. We used the borrowings under the Senior Credit Facility to fund general corporate purposes and to finance the acquisition of CSC, which closed on

November 4, 2005 for approximately $62 million in cash plus deal-related costs. As of April 2, 2006, we had borrowings of $74.6 million outstanding under the term loan portion of the Senior Credit Facility, no amounts outstanding under the revolving portion of the Senior Credit Facility, and $46.5 million outstanding in letters of credit under the revolving portion of the Senior Credit Facility.
      All of the obligations under the Senior Credit Facility are unconditionally guaranteed by each of our existing material domestic subsidiaries. The Senior Credit Facility and the related guarantees are secured by substantially all of our present and future tangible and intangible assets and all present and future tangible and intangible assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us and each guarantor, and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.
      Indebtedness under the revolving portion of the Senior Credit Facility bears interest at our option at the base rate plus a spread varying from 0.50% to 1.25% (depending upon a leverage-based pricing grid set forth in the Senior Credit Facility), or at LIBOR plus a spread, varying from 1.50% to 2.25% (depending upon a leverage-based pricing grid, as defined in the Senior Credit Facility). As of April 2, 2006, there were no borrowings currently outstanding under the revolving portion of the Senior Credit Facility. However, new borrowings would bear interest at LIBOR plus 2.00% or at the base rate plus 1.00%. Letters of credit outstanding under the revolving portion of the Senior Credit Facility bear interest at 1.50% to 2.25% (depending upon a leverage-based pricing grid, as defined in the Senior Credit Facility). Available capacity under the revolving portion of the Senior Credit Facility bears interest at 0.38% to 0.5%. The term loan portion of the Senior Credit Facility bears interest at our option at either the base rate plus a spread of 0.75% to 1.00%, or at LIBOR plus a spread, varying from 1.75% to 2.00% (depending upon a leverage-based pricing grid, as defined in the Senior Credit Facility). Borrowings under the term loan portion of the Senior Credit Facility currently bear interest at LIBOR plus a spread of 2.00%. If an event of default occurs under the Senior Credit Facility, (i) all LIBOR rate loans bear interest at the rate which is 2.00% in excess of the rate then applicable to LIBOR rate loans until the end of the applicable interest period and thereafter at a rate which is 2.00% in excess of the rate then applicable to base rate loans, and (ii) all base rate loans bear interest at a rate which is 2.00% in excess of the rate then applicable to base rate loans.
      The Senior Credit Facility contains financial covenants which require us to maintain the following ratios, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period: a total leverage ratio equal to or less than 3.50 to 1.00 through December 30, 2006, which reduces thereafter in 0.50 increments to 3.00 to 1.00 for the period from December 31, 2006 through December 27, 2007 and thereafter; a senior secured leverage ratio equal to or less than 2.50 to 1.00; and a fixed charge coverage ratio equal to or less than 1.05 to 1.00 until December 30, 2006, and thereafter a ratio of 1.10 to 1.00. In addition, the Senior Credit Facility prohibits us from making capital expenditures greater than $19.0 million in the aggregate during any fiscal year until 2009 and $24.0 million during each of the years 2010 and 2011, provided that to the extent that our capital expenditures during any fiscal year are less than the limit, such amount will be added to the maximum amount of capital expenditures that we can make in the following year.
      The Senior Credit Facility contains certain customary representations and warranties, and certain customary covenants that restrict our ability to, among other things (i) create, incur or assume any indebtedness, (ii) incur liens, (iii) make loans and investments, (iv) engage in mergers, acquisitions and asset sales, (v) sell our assets, (vi) make certain restricted payments, including declaring any cash dividends or redeem or repurchase capital stock, except as otherwise permitted, (vii) issue, sell or otherwise dispose of our capital stock, (viii) transact with affiliates, (ix) make changes to our accounting treatment, (x) amend or modify the terms of any subordinated indebtedness (including the Notes), (xi) enter into debt agreements that contain negative pledges on our assets or covenants more restrictive than contained in the Senior Credit Facility, (xii) alter the business we conduct, and (xiii) materially impair our lenders’ security interests in the collateral for our loans. Events of default under the Senior Credit Facility include, but are not limited to, (i) our failure to pay principal or interest when due, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) bankruptcy, (v) cross defaults to certain other indebtedness,

(vi) unsatisfied final judgments over a threshold to be determined, (vii) material environmental claims which are asserted against us, and (viii) a change of control.
      The covenants governing our Senior Credit Facility, including the covenants described above, impose significant operating and financial restrictions which may substantially restrict, and materially adversely affect, our ability to operate our business.
      See “Risk Factors — Risks Related to Our High Level of Indebtedness — The covenants in the indenture governing the Notes and our Senior Credit Facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.”

Senior 8 1/4% Notes
      To facilitate the completion of the purchase of the 12 million shares from Group 4 Falck, we issued $150.0 million aggregate principal amount, ten-year, 8 1/4% senior unsecured notes, which we refer to as the Notes. The Notes are general, unsecured, senior obligations of ours. Interest is payable semi-annually on January 15 and July 15 at 8 1/4%. The Notes are governed by the terms of an Indenture, dated July 9, 2003, between us and the Bank of New York, as trustee, referred to as the Indenture. Under the terms of the Indenture, at any time on or prior to July 15, 2006, we may redeem up to 35% of the Notes with the proceeds from equity offerings at 108.25% of the principal amount to be redeemed plus the payment of accrued and unpaid interest, and any applicable liquidated damages. Additionally, after July 15, 2008, we may redeem, at our option, all or a portion of the Notes plus accrued and unpaid interest at various redemption prices ranging from 104.125% to 100.000% of the principal amount to be redeemed, depending on when the redemption occurs. The Indenture contains certain covenants that limit our ability to incur additional indebtedness, pay dividends or distributions on our common stock, repurchase our common stock, and prepay subordinated indebtedness. The Indenture also limits our ability to issue preferred stock, make certain types of investments, merge or consolidate with another company, guarantee other indebtedness, create liens and transfer and sell assets.
      The covenants governing the Notes impose significant operating and financial restrictions which may substantially restrict and adversely affect our ability to operate our business. See “Risk Factors — Risks Related to Our High Level of Indebtedness — The covenants in the indenture governing the Notes and our Senior Credit Facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.” We believe that we were in compliance with all of the covenants of the Indenture governing the Notes as of April 2, 2006.

Non-Recourse Debt

South Texas Detention Complex:
      In February 2004, CSC was awarded a contract by ICE to develop and operate a 1,020-bed detention complex in Frio County Texas. STLDC was created and issued $49.5 million in taxable revenue bonds to finance the construction of the detention center. Additionally, CSC provided a $5 million subordinated note to STLDC for initial development. We determined that we are the primary beneficiary of STLDC and consolidate the entity as a result. STLDC is the owner of the complex and entered into a development agreement with CSC to oversee the development of the complex. In addition, STLDC entered into an operating agreement providing CSC the sole and exclusive right to operate and manage the complex. The operating agreement and bond indenture require the revenue from CSC’s contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to CSC to cover CSC’s operating expenses and management fee. CSC is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten year term and are non-recourse to CSC and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center.

      Included in non-current restricted cash equivalents and investments is $10.9 million as of April 2, 2006 as funds held in trust with respect to the STLDC for debt service and other reserves.

Northwest Detention Center
      On June 30, 2003 CSC arranged financing for the construction of the Northwest Detention Center in Tacoma, Washington (the “Northwest Detention Center”), which CSC completed and opened for operation in April 2004. In connection with this financing, CSC of Tacoma LLC, a wholly owned subsidiary of CSC, issued a $57 million note payable to the Washington Economic Development Finance Authority (“WEDFA”), an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance to CSC of Tacoma LLC for the purposes of constructing the Northwest Detention Center. The bonds are non-recourse to CSC and the loan from WEDFA to CSC of Tacoma, LLC is non-recourse to CSC. The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Detention Center and to establish debt service and other reserves.
      Included in non-current restricted cash equivalents and investments is $5.9 million as of April 2, 2006 as funds held in trust with respect to the Northwest Detention Center for debt service and other reserves.

Australia
      In connection with the financing and management of one Australian facility, our wholly owned Australian subsidiary financed the facility’s development and subsequent expansion in 2003 with long-term debt obligations, which are non-recourse to us. We have consolidated the subsidiary’s direct finance lease receivable from the state government and related non-recourse debt each totaling approximately $40.3 million and $44.7 million as of January 1, 2006 and January 2, 2005, respectively. As a condition of the loan, we are required to maintain a restricted cash balance of AUD 5.0 million, which, at April 2, 2006, was approximately $3.6 million. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria.

Guarantees
      In connection with the creation of SACS, we entered into certain guarantees related to the financing, construction and operation of the prison. We guaranteed certain obligations of SACS under its debt agreements up to a maximum amount of 60.0 million South African Rand, which at April 2, 2006 was approximately $9.8 million, to SACS’ senior lenders through the issuance of letters of credit. Additionally, SACS is required to fund a restricted account for the payment of certain costs in the event of contract termination. We have guaranteed the payment of 50% of amounts which may be payable by SACS into the restricted account and provided a standby letter of credit of 6.5 million South African Rand, or approximately $1.0 million, as security for our guarantee. Our obligations under this guarantee expire upon the release from SACS of its obligations in respect of the restricted account under its debt agreements. No amounts have been drawn against these letters of credit, which are included in our outstanding letters of credit under the revolving loan portion of our Senior Credit Facility.
      We have agreed to provide a loan, if necessary, of up to 20.0 million South African Rand, or approximately $3.2 million, referred to as the Standby Facility, to SACS for the purpose of financing the obligations under the contract between SACS and the South African government. No amounts have been funded under the Standby Facility, and we do not currently anticipate that such funding will be required by SACS in the future. Our obligations under the Standby Facility expire upon the earlier of full funding or release from SACS of its obligations under its debt agreements. The lenders’ ability to draw on the Standby Facility is limited to certain circumstances, including termination of the contract.
      We have also guaranteed certain obligations of SACS to the security trustee for SACS lenders. We have secured our guarantee to the security trustee by ceding our rights to claims against SACS in respect of any loans or other finance agreements, and by pledging our shares in SACS. Our liability under the guarantee is limited to the cession and pledge of shares. The guarantee expires upon expiration of the cession and pledge agreements.
      In connection with a design, build, finance and maintenance contract for a facility in Canada, we guaranteed certain potential tax obligations of a not-for-profit entity. The potential estimated exposure of these obligations is CAN$2.5 million, or approximately $2.1 million commencing in 2017. We have a liability of $0.6 million related to this exposure as of January 1, 2006 and April 2, 2006, respectively. To secure this guarantee, we purchased Canadian dollar denominated securities with maturities matched to the estimated tax obligations in 2017 to 2021. We have recorded an asset and a liability equal to the current fair market value of those securities on our balance sheet. We do not currently operate or manage this facility
      At April 2, 2006, we also had outstanding seven letters of guarantee totaling approximately $5.4 million under separate international facilities. We do not have any off balance sheet arrangements.

Interest Rate Swaps
      Effective September 18, 2003, we entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. We have designated the swaps as hedges against changes in the fair value of a designated portion of the Notes due to changes in underlying interest rates. Changes in the fair value of the interest rate swaps are recorded in earnings along with related designated changes in the value of the Notes. The agreements, which have payment and expiration dates and call provisions that coincide with the terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, we receive a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while we make a variable interest rate payment to the same counterparties equal to the six-month LIBOR plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. As of April 2, 2006 and January 1, 2006, the fair value of the swaps totaled approximately $(2.2) million and $(1.1) million, respectively, and is included in other non-current assets and other non-current liabilities in the accompanying balance sheets. There was no material ineffectiveness of our interest rate swaps for the period ended April 2, 2006.
      Our Australian subsidiary is a party to an interest rate swap agreement to fix the interest rate on the variable rate non-recourse debt to 9.7%. We have determined the swap to be an effective cash flow hedge. Accordingly, we record the value of the interest rate swap in accumulated other comprehensive income, net of applicable income taxes. The total value of the swap liability as of April 2, 2006 and January 1, 2006 was approximately $0.3 million and $0.4 million, respectively, and is recorded as a component of other liabilities in the accompanying consolidated financial statements. There was no material ineffectiveness of the interest rate swaps for the fiscal years presented. We do not expect to enter into any transactions during the next twelve months which will result in the reclassification into earnings of gains or losses associated with this swap that are currently reported in accumulated other comprehensive loss.

Cash Flow
      Cash and cash equivalents as of April 2, 2006 were $56.2 million, a decrease of $0.9 million from January 1, 2006.
      Cash provided by operating activities of continuing operations amounted to $11.5 million in the First Quarter 2006 versus cash provided by operating activities of continuing operations of $2.7 million in the First Quarter 2005. Cash provided by operating activities of continuing operations in First Quarter 2006 was positively impacted by an increase in accounts payable and accrued payroll and a decrease in other current assets. Cash provided by operating activities of continuing operations in First Quarter 2006 was negatively impacted by an increase in accounts receivable. Cash provided by operating activities of continuing operations in First Quarter 2005 was positively impacted by an increase in accrued payroll and a decrease in accounts receivable. Cash provided by operating activities of continuing operations in First Quarter 2005 was negatively impacted by an increase in other current assets and a decrease in accounts payable.

      Cash used in investing activities amounted to $12.1 million in the First Quarter 2006 compared to cash provided by investing activities of $8.2 million in the First Quarter 2005. Cash used in investing activities in the First Quarter 2006 reflects capital expenditures of $7.4 million and an increase in restricted cash. Cash provided by investing activities in the First Quarter 2005 reflect sales of short term investments of $39.0 million and purchases of short term investments of $29.0 million. Capital expenditures amounted to $1.8 million.
      Cash provided by financing activities in the First Quarter 2006 amounted to $0.1 million compared to cash used in financing activities of $1.0 million in the First Quarter 2005. Cash provided by financing activities in the First Quarter 2006 reflects proceeds received from the exercise of stock options of $0.7 million and payments on long-term debt of $0.6 million. Cash used in financing activities in the First Quarter 2005 reflect payments on long-term debt of $1.4 million and proceeds received from the exercise of stock options of $0.4 million.

Contractual Obligations and Off Balance Sheet Arrangements
      The following is a table of certain of our contractual obligations, as of January 1, 2006, which requires us to make payments over the periods presented.

	Payments Due by Period

		Less Than			More Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Long-term debt obligations	$225,114	$1,051	$1,500	$19,125	$203,438
Capital lease obligations (includes imputed interest)	32,805	2,087	4,254	3,884	22,580
Operating lease obligations	206,879	37,233	69,730	33,306	66,610
Non-recourse debt	142,479	6,707	23,171	25,868	86,733
Estimated interest payments on debt(a)	176,146	24,937	48,371	46,103	56,735
Estimated payments on interest rate swaps(a)	(76)	(10)	(20)	(20)	(26)
Other long-term liabilities	12,749	11,047	112	248	1,342

Total	$796,096	$83,052	$147,118	$128,514	$437,412

(a)	Due to the uncertainties of future LIBOR rates, the variable interest payments on our credit facility and swap agreements were calculated using LIBOR rates of 4.61% and 4.73% based on our bank rates as of February 24, 2006 and January 13, 2006, respectively.
      We do not have any additional off balance sheet arrangements which would subject us to additional liabilities.
Commitments and Contingencies
      During 2000, our management contract at the 276-bed Jena Juvenile Justice Center in Jena, Louisiana, which is included in the correction and detention facilities segment, was discontinued by the mutual agreement of the parties. Despite the discontinuation of the management contract, we remain responsible for payments on our underlying lease of the inactive facility with CentraCore Properties Trust through January 2010. During the Third Quarter 2005, we determined the alternative uses being pursued were no longer probable and as a result revised our estimated sublease income and recorded an operating charge of $4.3 million, representing the remaining obligation on the lease through the contractual term of January 2010 for a total reserve of $8.6 million. However, we plan to continue our efforts to reactivate the facility.
      We own the 480-bed Michigan Correctional Facility in Baldwin, Michigan, referred to as the Michigan Facility. We operated the Michigan Facility from 1999 until October 2005 pursuant to a management contract with the Michigan Department of Corrections, or the MDOC. Separately, we leased the Michigan Facility, as lessor, to the State, as lessee, under a lease with an initial term of 20 years followed by two five-year options.

On September 30, 2005, the Governor of the State of Michigan announced her decision to close the Michigan Facility. As a result of the closure of the Michigan Facility, our management contract with the MDOC to operate the Michigan Facility was terminated. On October 3, 2005, the Michigan Department of Management & Budget sent us a 60 day cancellation notice to terminate the lease for the Michigan Facility. Based in part on the language of certain provisions in the lease, we believe that the Governor does not have the authority to unilaterally terminate the Michigan Facility lease. As a result, in November 2005, we filed a lawsuit against the State to enforce our rights under the lease. On February 24, 2006, the Ingham County Circuit Court, the trial court with jurisdiction over the case, granted summary judgment in favor of the State and against us and the other plaintiffs, The Village of Baldwin and Webber Township. The trial court ruled that the State lawfully cancelled the lease when the Governor exercised her line item veto of the legislative appropriation for the funding of the lease. We are in the process of appealing the summary judgment entered by the trial court. We have reviewed the Michigan Facility for impairment in accordance with FAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and recorded an impairment charge in the fourth quarter of 2005 for $20.9 million.
      We have entered into construction contracts with the Florida Department of Management Services, or DMS, to expand the Moorehaven Correctional Facility by 235 beds, which we operate for DMS, and build the 1,500–bed Graceville Correctional Facility, which we will operate for DMS upon final completion of the construction. Payment under these construction contracts is contingent on the receipt of proceeds from bonds being issued by the State of Florida to finance the projects. Subsequent to January 1, 2006, we may incur approximately $8.5 million in costs related to these projects prior to the financing being completed. These costs would be incurred in order to preserve construction prices and our development timeline. We expect the financing for these facilities to be completed by March 31, 2006. In the event the required financing is not completed, we will expense these costs during the first quarter of 2006 without an offsetting revenue source.

Inflation
      We believe that inflation, in general, did not have a material effect on our results of operations during 2005, 2004 and 2003. While some of our contracts include provisions for inflationary indexing, inflation could have a substantial adverse effect on our results of operations in the future to the extent that wages and salaries, which represent our largest expense, increase at a faster rate than the per diem or fixed rates received by us for our management services.
Outlook
      The following discussion of our future performance contains statements that are not historical statements and, therefore, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward-looking statement. Please refer to “Risk Factors” in this prospectus supplement, this “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements — Safe Harbor,” as well as the other disclosures contained in this prospectus supplement for further discussion on forward-looking statements and the risks and other factors that could prevent us from achieving our goals and cause the assumptions underlying the forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements.

Revenue
      Domestically, we continue to be encouraged by the number of opportunities that have recently developed in the privatized corrections and detention industry. The need for additional bed space at the federal, state at local levels has been as strong as it has been at any time during the last decade, and we currently expect that trend to continue for the foreseeable future. Overcrowding at corrections facilities in various states and increased demand for bed space at federal prisons and detention facilities primarily resulting from government initiatives to improve immigration security are two of the factors that have contributed to the greater number of opportunities for privatization. We plan to actively bid on any new projects that fit our target profile for profitability and operational risk. Although we are pleased with the overall industry outlook, positive trends in the industry may be offset by several factors, including budgetary constraints, unanticipated contract terminations and contract non-renewals. In Michigan, the State recently cancelled our Baldwin Correctional Facility management contract based upon the Governor’s veto of funding for the project. Although we do not expect this termination to represent a trend, any future unexpected terminations of our existing management contracts could have a material adverse impact on our revenues. Additionally, several of our management contracts are up for renewal and/or re-bid in 2006. Although we have historically had a relative high contract renewal rate, there can be no assurance that we will be able to renew our management contracts scheduled to expire in 2006 on favorable terms, or at all.
      Internationally, in the United Kingdom, we recently won our first contract since re-establishing operations. We believe that additional opportunities will become available in that market and plan to actively bid on any opportunities that fit our target profile for profitability and operational risk. In South Africa, we anticipate that the government will seek to outsource the development and operation of one or more correctional facilities in the near future. We expect to bid on any suitable opportunities.
      With respect to our mental health and residential treatment services business conducted through our wholly-owned subsidiary, GEO Care, Inc., we are currently pursuing a number of business development opportunities. In addition, we continue to expend resources on informing state and local governments about the benefits of privatization and we anticipate that there will be new opportunities in the future as those efforts begin to yield results. We believe we are well positioned to capitalize on any suitable opportunities that become available in this area.

Operating Expenses
      Operating expenses consist of those expenses incurred in the operation and management of our correctional, detention, mental health and residential treatment facilities. In 2005, operating expenses totaled approximately 88.1% of our consolidated revenues. Our operating expenses as a percentage of revenue in 2006 will be impacted by several factors. First, we could experience continued savings under our general liability, auto liability and workers’ compensation insurance program, although the amount of these potential savings cannot be predicted. These savings, which totaled $3.4 million in fiscal year 2005 and are now reflected in our current actuarial projections are a result of improved claims experience and loss development as compared to our results under our prior insurance program. Second, we may experience a reduction in employee healthcare costs following adjustments to our employee healthcare program in November 2005 intended to reduce costs relating to additional claims expense and increased reserve requirements. These potential reductions in operating expenses may be offset by increased start-up expenses relating to a number of new projects which we are developing, including our new Graceville prison and Moore Haven expansion project in Florida, our Clayton facility in New Mexico, our Lawton, Oklahoma prison expansion and our Florence West expansion project in Arizona. Overall, excluding start-up expenses, we anticipate that operating expenses as a percentage of our revenue will remain relatively flat, consistent with our historical performance.
      With respect to our future lease expense, we intend to restructure our relationship with CPV, now known as CentraCore Properties Trust, from whom we lease eleven facilities. In 1998, the original need for our sponsorship and creation of CPV was to provide us with a means to source capital for the development of new correctional and detention facilities. This need was prompted by the fact that TWC, our former parent company at the time, would not allow us to issue stock or incur indebtedness in order to finance our growth.
      Presently, as a fully independent public company, we believe that we have a number of avenues available to us to raise capital for the development of new facilities, including the equity markets, bank debt, corporate bonds and government sponsored bonds similar to those involved in several of our new facilities under development. All of these financial avenues currently provide a lower cost of capital than our present lease rates with CPV, which are approximately 12% at this time. Accordingly, we believe that we have a duty to our shareholders to seek the most cost-effective available sources of capital in order to best manage and grow the company. That duty has led us to make a number of decisions.

      Our first decision is to not renew GEO’s 15-year Right to Purchase Agreement with CPV when it expires in 2013, thus eliminating our obligation to provide CPV with the right to acquire future company-owned facilities that are covered by that agreement. Second, we do not anticipate developing any new projects using CPV financing. We expect that for the foreseeable future we will be able to achieve a lower cost of capital by accessing development capital through government-supported bond financing or other third party financing. Third, with regard to the Jena, Louisiana facility, unless we find a new client in the very near future allowing us to reactivate the facility on a profitable basis, we will not renew that lease, which is scheduled to expire in January 2010, and we will no longer be required to make the annual lease payment of approximately $2.1 million dollars after that date.
      Fourth, with respect to the other ten facilities that we lease from CPV, seven of those leases expire in April 2008, referred to as the Expiring Leases. We have until late October 2007 to exercise our option, in our discretion, to renew each of the Expiring Leases for an additional five-year term. We are under no obligation to renew any or all of the Expiring Leases, and may renew some of the Expiring Leases without renewing others. If we opt to renew any of the Expiring Leases, the Expiring Leases will be renewed on identical terms, except that the rental rate will be equal to the fair market rental value of the facility being renewed, as mutually agreed to by us and CPT or, in the absence of such an agreement, as determined through binding arbitration.
      We have acquired property in close proximity to several of the properties leased from CPV and are researching available sites near the other CPV leased properties. These steps have put us in a position to conduct a comprehensive review of government-sponsored financing and third-party ownership alternatives that may be available to us with respect to the Expiring Leases. It is possible that we may elect to not exercise our exclusive option to renew certain of the Expiring Leases upon their expiration in favor of the construction and development through government-sponsored bonds or other third party financing of new replacement facilities in close proximity to the facilities covered by the Expiring Leases. In such cases, with our customers’ approval, we would transition our contracted inmate population to the new facilities prior to the expiration of the Expiring Leases in April 2008.
      We believe that these decisions with respect to our relationship with CPV will best serve our shareholders’ interests and allow us to better manage and grow our company by accessing the lowest cost of capital available to us.

General and Administrative Expenses
      General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses. We have recently incurred increasing general and administrative costs including increased costs associated with increases in business development costs, professional fees and travel costs, primarily relating to our mental health and residential treatment services business. We expect this trend to continue as we pursue additional business development opportunities in all of our business lines and build the corporate infrastructure necessary to support our mental health and residential treatment services business. We also plan to continue expending resources on the evaluation of potential acquisition targets.
Forward-Looking Statements — Safe Harbor
      This report and the documents incorporated by reference herein contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking” statements are any statements that are not based on historical information. Statements other than statements of historical facts included in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

•	the instability of foreign exchange rates, exposing us to currency risks in Australia and South Africa, or other countries in which we may choose to conduct our business;

•	our ability to reactivate the Michigan Correctional Facility;

•	an increase in unreimbursed labor rates;

•	our ability to expand and diversify our correctional and mental health and residential treatment services;

•	our ability to win management contracts for which we have submitted proposals and to retain existing management contracts;

•	our ability to raise new project development capital given the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to reactivate our Jena, Louisiana facility, or to sublease or coordinate the sale of the facility with the owner of the property, CentraCore Properties Trust, or CPV;

•	our ability to accurately project the size and growth of the domestic and international privatized corrections industry;

•	our ability to grow our mental health and residential treatment services industry;

•	our ability to estimate the government’s level of dependency on privatized correctional services;

•	our ability to develop long-term earnings visibility;

•	our ability to obtain future financing at competitive rates;

•	our exposure to rising general insurance costs;

•	our exposure to claims for which we are uninsured;

•	our exposure to rising inmate medical costs;

•	our ability to maintain occupancy rates at our facilities;

•	our ability to manage costs and expenses relating to ongoing litigation arising from our operations;

•	our ability to accurately estimate on an annual basis, loss reserves related to general liability, workers compensation and automobile liability claims;

•	our ability to identify suitable acquisitions, and to successfully complete and integrate such acquisition on satisfactory terms;

•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us; and

•	other factors contained in our filings with the Securities and Exchange Commission, or the SEC, including, but not limited to, those detailed in our Form 10-K, our Form 10-Qs and our Form 8-Ks filed with the SEC.

      We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements included in this report.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
      We are exposed to market risks related to changes in interest rates with respect to our Senior Credit Facility. Monthly payments under the Senior Credit Facility are indexed to a variable interest rate. Based on borrowings outstanding under the term loan portion of our Senior Credit Facility of $74.8 million as of January 1, 2006, for every one percent increase in the interest rate applicable to the Senior Credit Facility, our total annual interest expense would increase by $0.7 million.
      Effective September 18, 2003, we entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. We have designated the swaps as hedges against changes in the fair value of a designated portion of the Notes due to changes in underlying interest rates. Changes in the fair value of the interest rate swaps are recorded in earnings along with related designated changes in the value of the Notes. The agreements, which have payment and expiration dates and call provisions that coincide with the terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, we receive a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while we make a variable interest rate payment to the same counterparties equal to the six-month LIBOR plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. For every one percent increase in the interest rate applicable to the $50.0 million swap agreements on the Notes described above, our total annual interest expense would increase by $0.5 million.
      We have entered into certain interest rate swap arrangements for hedging purposes, fixing the interest rate on our Australian non-recourse debt to 9.7%. The difference between the floating rate and the swap rate on these instruments is recognized in interest expense within the respective entity. Because the interest rates with respect to these instruments are fixed, a hypothetical 100 basis point change in the current interest rate would not have a material impact on our financial condition or results of operations.
      Additionally, we invest our cash in a variety of short-term financial instruments to provide a return. These instruments generally consist of highly liquid investments with original maturities at the date of purchase of three months or less. While these instruments are subject to interest rate risk, a hypothetical 100 basis point increase or decrease in market interest rates would not have a material impact on our financial condition or results of operations.
Foreign Currency Exchange Rate Risk
      We are exposed to market risks related to fluctuations in foreign currency exchange rates between the U.S. dollar and the Australian dollar and the South African Rand currency exchange rates. Based upon our foreign currency exchange rate exposure as of January 1, 2006 with respect to our international operations, every 10 percent change in historical currency rates would have approximately a $2.2 million effect on our financial position and approximately a $1.8 million impact on our results of operations over the next fiscal year.

BUSINESS
General
      We are a leading provider of government-outsourced services specializing in the management of correctional, detention and mental health and residential treatment facilities in the United States, Australia, South Africa, the United Kingdom and Canada. We operate a broad range of correctional and detention facilities including maximum, medium and minimum security prisons, immigration detention centers, minimum security detention centers, mental health facilities and residential treatment facilities. Our correctional and detention management services involve the provision of security, administrative, rehabilitation, education, health and food services, primarily at adult male correctional and detention facilities. Our mental health and residential treatment services involve the delivery of quality care, innovative programming and active patient treatment, primarily at privatized state mental health. We also develop new facilities based on contract awards, using our project development expertise and experience to design, construct and finance what we believe are state-of-the-art facilities that maximize security and efficiency.
      On November 4, 2005, we completed the acquisition of Correctional Services Corporation, or CSC, a Florida-based provider of privatized jail, community corrections and alternative sentencing services. The acquisition was completed through the merger of CSC into GEO Acquisition, Inc., a wholly owned subsidiary of GEO, referred to as the Merger. Under the terms of the Merger, we acquired 100% of the 10.2 million outstanding shares of CSC common stock for $6.00 per share, or approximately $62.1 million in cash. As a result of the Merger, we became responsible for supervising the operation of the sixteen adult correctional and detention facilities, totaling 8,037 beds, formerly run by CSC. Immediately following the purchase of CSC, we sold Youth Services International, Inc., the former juvenile services division of CSC, for $3.75 million, $1.75 million of which was paid in cash and the remaining $2.0 million of which will be paid in the form of a three-year promissory note accruing interest at a rate of 6% per annum.
      On January 1, 2006, the last day of our 2005 fiscal year, our mental health subsidiary Atlantic Shores Healthcare, Inc., or ASH, completed the sale of its 72-bed private mental health hospital which it had owned and operated since 1997, for approximately $11.5 million. We recognized a gain on the sale of this transaction of approximately $1.6 million. The accompanying consolidated financial statements and notes reflect the operations of the hospital as a discontinued operation.
      Our business was founded in 1984 as a division of The Wackenhut Corporation, or TWC, a multinational provider of global security services. We were incorporated in 1988 as a wholly-owned subsidiary of TWC. In July 1994, we became a publicly-traded company. In 2002, TWC was acquired by Group 4 Falck A/ S, which became our new parent company. In July 2003, we purchased all of our common stock owned by Group 4 Falck A/ S and became an independent company. In November 2003, we changed our corporate name to “The GEO Group, Inc.” We currently trade on the New York Stock Exchange under the ticker symbol “GGI.”
      As of April 2, 2006, we operated a total of 56 correctional, detention, mental health and residential treatment facilities and had over 48,370 beds under management or for which we had been awarded contracts. We maintained an average facility occupancy rate of 97.5% and 97.0% for the fiscal year ended January 1, 2006 and the quarter ended April 2, 2006, respectively. For the fiscal year ended January 1, 2006, we had consolidated revenues of $612.9 million and consolidated operating income of $7.9 million. For the quarter ended April 2, 2006 we had consolidated revenues of $185.9 million and consolidated operating income of $12.5 million.
Overview of Operations
      We offer services that go beyond simply housing offenders in a safe and secure manner for our correctional and detention facilities. We offer a wide array of in-facility rehabilitative and educational programs. Inmates at most of our facilities can also receive basic education through academic programs designed to improve inmates’ literacy levels and enhance the opportunity to acquire General Education Development certificates. Most of our managed facilities also offer vocational training for in-demand occupations to inmates who lack marketable job skills. In addition, most of our managed facilities offer life skills/transition planning programs that provide inmates job search training and employment skills, anger management skills, health education, financial responsibility training, parenting skills and other skills associated with becoming productive citizens. We also offer counseling, education and/or treatment to inmates with alcohol and drug abuse problems at most of the domestic facilities we manage.
      Our mental health and residential treatment facility services primarily involve the provision of acute mental health and related administrative services to mentally ill patients that have been placed under public sector supervision and care. At these mental health facilities, we employ psychiatrists, physicians, nurses, counselors, social workers and other trained personnel to deliver active psychiatric treatment which is designed to diagnose, treat and rehabilitate patients for community reintegration.
Quality of Operations
      We operate each facility in accordance with our company-wide policies and procedures and with the standards and guidelines required under the relevant management contract. For many facilities, the standards and guidelines include those established by the American Correctional Association, or ACA. The ACA is an independent organization of corrections professionals, which establishes correctional facility standards and guidelines that are generally acknowledged as a benchmark by governmental agencies responsible for correctional facilities. Many of our contracts in the United States require us to seek and maintain ACA accreditation of the facility. We have sought and received ACA accreditation and re-accreditation for all such facilities. We achieved a median re-accreditation score of 98.4% in fiscal year 2005. Approximately 72% of our 2005 U.S. corrections revenue was derived from ACA accredited facilities. We have also achieved and maintained certification by the Joint Commission on Accreditation for Healthcare Organizations, or JCAHO, for both of our mental health facilities and two of our correctional facilities. We have been successful in achieving and maintaining accreditation under the National Commission on Correctional Health Care, or NCCHC, in a majority of the facilities that we currently operate. The NCCHC accreditation is a voluntary process which we have used to establish comprehensive health care policies and procedures to meet and adhere to the ACA standards. The NCCHC standards, in most cases, exceed ACA Health Care Standards.
Marketing and Business Proposals
      Our primary potential customers are governmental agencies responsible for local, state and federal correctional facilities in the United States and governmental agencies responsible for correctional facilities in Australia, South Africa and the United Kingdom. Other primary customers include state agencies in the U.S. responsible for mental health facilities, and other foreign governmental agencies.
      Governmental agencies responsible for correctional and detention facilities generally procure goods and services through requests for proposals. A typical request for proposal requires bidders to provide detailed information, including, but not limited to, descriptions of the following: the services to be provided by the bidder, its experience and qualifications, and the price at which the bidder is willing to provide the services (which may include the renovation, improvement or expansion of an existing facility, or the planning, design and construction of a new facility).
      If the project meets our profile for new projects, we then will submit a written response to the request for proposal. We estimate that we typically spend between $100,000 and $200,000 when responding to a request for proposal. We have engaged and intend in the future to engage independent consultants to assist us in developing privatization opportunities and in responding to requests for proposals, monitoring the legislative and business climate, and maintaining relationships with existing customers.
      Our state and local experience has been that a period of approximately 60 to 90 days is generally required from the issuance of a request for proposal to the submission of our response to the request for proposal; that between one and four months elapse between the submission of our response and the agency’s award for a contract; and that between one and four months elapse between the award of a contract and the commencement of construction of the facility, in the case of a new facility, or the management of the facility in the case of an existing facility. If the facility for which an award has been made must be constructed, our experience is that construction usually takes between nine and 24 months, depending on the size and complexity of the project; therefore, management of a newly constructed facility typically commences between 10 and 28 months after the governmental agency’s award.
      Our federal experience has been that a period of approximately 60 to 90 days is generally required from the issuance of a request for proposal to the submission of our response to the request for proposal; that between 12 and 18 months elapse between the submission of our response and the agency’s award for a contract; and that between four and 18 weeks elapse between the award of a contract and the commencement of construction of the facility, in the case of a new facility, or the management of the facility in the case of an existing facility. If the facility for which an award has been made must be constructed, our experience is that construction usually takes between nine and 24 months, depending on the size and complexity of the project; therefore, management of a newly constructed facility typically commences between 10 and 28 months after the governmental agency’s award.
Facility Design, Construction and Finance
      We offer governmental agencies consultation and management services relating to the design and construction of new correctional and detention facilities and the redesign and renovation of older facilities. As of April 2, 2006, we had provided services for the design and construction of forty-three facilities and for the redesign and renovation of thirteen facilities.
      Contracts to design and construct or to redesign and renovate facilities may be financed in a variety of ways. Governmental agencies may finance the construction of such facilities through the following:

•	a one time general revenue appropriation by the governmental agency for the cost of the new facility;

•	general obligation bonds that are secured by either a limited or unlimited tax levy by the issuing governmental entity; or

•	revenue bonds or certificates of participation secured by an annual lease payment that is subject to annual or bi-annual legislative appropriations.
      We may also act as a source of financing or as a facilitator with respect to the financing of the construction of a facility. In these cases, the construction of such facilities may be financed through various methods including, but not limited to, the following:

•	funds from equity offerings of our stock;

•	cash flows from operations;

•	borrowings from banks or other institutions (which may or may not be subject to government guarantees in the event of contract termination); or

•	lease arrangements with third parties.
      If the project is financed using direct governmental appropriations, with proceeds of the sale of bonds or other obligations issued prior to the award of the project or by us directly, then financing is in place when the contract relating to the construction or renovation project is executed. If the project is financed using project-specific tax-exempt bonds or other obligations, the construction contract is generally subject to the sale of such bonds or obligations. Generally, substantial expenditures for construction will not be made on such a project until the tax-exempt bonds or other obligations are sold; and, if such bonds or obligations are not sold, construction and therefore, management of the facility, may either be delayed until alternative financing is procured or the development of the project will be suspended or entirely cancelled. If the project is self-financed by us, then financing is generally in place prior to the commencement of construction.
      Under our construction and design management contracts, we generally agree to be responsible for overall project development and completion. We typically act as the primary developer on construction contracts for facilities and subcontract with national general contractors. Where possible, we subcontract with construction companies that we have worked with previously. We make use of an in-house staff of architects and operational experts from various correctional disciplines (e.g. security, medical service, food service, inmate programs and facility maintenance) as part of the team that participates from conceptual design through final construction of the project. This staff coordinates all aspects of the development with subcontractors and provides site-specific services.
      When designing a facility, our architects seek to utilize, with appropriate modifications, prototype designs we have used in developing prior projects. We believe that the use of these designs allows us to reduce cost overruns and construction delays and to reduce the number of correctional officers required to provide security at a facility, thus controlling costs both to construct and to manage the facility. Our facility designs also maintain security because they increase the area under direct surveillance by correctional officers and make use of additional electronic surveillance.
Competitive Advantages
      We believe we enjoy the following competitive advantages:
      Established Long Term Relationships with High-Quality Government Customers. We have developed long term relationships with our government customers and have generally been successful at retaining our facility management contracts. We have provided correctional and detention management services to the U.S. Federal Government for 19 years, the State of California for 18 years, the State of Texas for 18 years, various Australian state government entities for 14 years and the State of Florida for 12 years. These customers accounted for approximately 61% of our consolidated revenues for the fiscal year ended January 1, 2006. Our strong operating track record has enabled us to achieve a high renewal rate for contracts, thereby providing us with a stable source of revenue. During the past three years, we renewed approximately 90% of the contracts that were scheduled for renewal or expiration during that period. In addition, over the same three-year period, we won approximately 59% of the total number of beds for which we submitted RFPs.
      Diverse, Full-Service Facility Developer and Operator. We have developed comprehensive expertise in the design, construction and financing of high quality correctional, detention and mental health facilities. In addition, we have extensive experience in overall facility operations, including staff recruitment, administration, facility maintenance, food service, healthcare, security, supervision, treatment and education of inmates. We believe that the breadth of our service offerings gives us the flexibility and resources to respond to customers’ needs as they develop. We believe that the relationships we foster when offering these additional services also help us win new contracts and renew existing contracts.
      Regional U.S. Operating Structure and Presence in Key International Markets. We operate three regional U.S. offices and three international offices that provide administrative oversight and support to our correctional and detention facilities and allow us to maintain close relationships with our customers and suppliers. Each of our three regional U.S. offices is responsible for the facilities located within a defined geographic area. We believe that our regional operating structure is unique within the U.S. private corrections industry and provides us with the competitive advantage of close proximity and direct access to our customers and our facilities. We believe that this regional structure has facilitated the rapid integration of CSC’s facilities into our operations. We also believe that our regional structure and international offices will help with the integration of any future acquisitions.
      Experienced, Proven Senior Management Team. Our top three senior executives have over 56 years of combined industry experience, have worked together at our company for more than 15 years and have established a track record of growth and profitability. Under their leadership, our annual consolidated revenues have grown from $40.0 million in 1991 to $612.9 million in 2005. Our Chief Executive Officer, George C. Zoley, is one of the pioneers of the industry, having developed and opened what we believe was one of the first privatized detention facilities in the United States in 1986. In addition to senior management, our operational and facility level management has significant operational experience and expertise.

Strategies
      In order to strengthen our market position, enhance growth and maximize our profitability and cash flow, we intend to:
      Provide High Quality, Essential Services at Lower Costs. Our objective is to provide federal, state and local governmental agencies with high quality, essential services at a lower cost than they themselves could achieve. We have developed considerable expertise in the management of facility security, administration, rehabilitation, education, health and food services. Our quality is recognized through many accreditations including that of the American Correctional Association, which has certified facilities representing approximately 72% of our U.S. corrections revenue as of year-end 2005.
      Maintain Disciplined Operating Approach. We manage our business on a contract by contract basis in order to maximize our operating margins. We typically refrain from pursuing contracts that we do not believe will yield attractive profit margins in relation to the associated operational risks. In addition, we generally do not engage in facility development without having a corresponding management contract award in place, although we may opt to do so in select situations when we believe attractive business development opportunities may become available at a given location. We have also elected not to enter certain international markets with a history of economic and political instability. We believe that our strategy of emphasizing lower risk, higher profit opportunities helps us to consistently deliver strong operational performance, lower our costs and increase our overall profitability.
      Expand Into Complementary Government-Outsourced Services. We intend to capitalize on our long term relationships with governmental agencies to become a more diversified provider of government-outsourced services. These opportunities may include services which leverage our existing competencies and expertise, including the design, construction and management of large facilities, the training and management of a large workforce and our ability to service the needs and meet the requirements of government clients. We believe that government outsourcing of currently internalized functions will increase largely as a result of the public sector’s desire to maintain quality service levels amid governmental budgetary constraints. We believe that our successful expansion into the mental health and residential treatment services sector is an example of our ability to deliver higher quality services at lower costs in new areas of privatization.
      Pursue International Growth Opportunities. As a global provider of privatized correctional services, we are able to capitalize on opportunities to operate existing or new facilities on behalf of foreign governments. We currently have international operations in Australia, Canada, South Africa and the United Kingdom. We intend to further penetrate the current markets we operate in and to expand into new international markets which we deem attractive. For example, during the fourth quarter of 2004, we opened an office in the United Kingdom to vigorously pursue new business opportunities in England, Wales and Scotland. In March 2006, we entered into a contract to manage the operations of the 198-bed Campsfield House in Kidlington, United Kingdom. We expect to begin operations under this contract in the second quarter of 2006.
      Selectively Pursue Acquisition Opportunities. We consider acquisitions that are strategic in nature and enhance our geographic platform on an ongoing basis. On November 4, 2005, we acquired CSC, bringing over 8,000 additional adult correctional and detention beds under our management. We will continue to review acquisition opportunities that may become available in the future, both in the privatized corrections, detention, mental health and residential treatment services sectors, and in complementary government-outsourced services areas.
Industry Trends
      We are encouraged by the number of opportunities that have recently developed in the privatized corrections and detention industry. We believe growth in the market for our services will benefit from the following factors:
      Continued Growth of the U.S. Prison Inmate Population. The number of inmates in the prison and jail system in the United States has grown at an annual average growth rate of 3.4% percent since 1995. The total number of U.S. inmates in custody in federal and state prisons and local jails is currently estimated at approximately 2.2 million. This sustained period of growth has been driven by a number of factors including higher incarceration rates and growth in the 14 to 24-year old population that is typically at the highest risk with regard to potential incarceration.
      Illegal Immigration and Homeland Security Reform. Since the events of 9/11, ongoing efforts by the United States Department of Homeland Security to secure the nation’s borders and capture and detain illegal aliens have increased demand for cost efficient detention beds. President Bush’s proposed 2007 budget requests funding for 6,700 new immigration detention beds for the Bureau of Immigration and Customs Enforcement, and 9,500 new detainee beds for the United States Marshals Service.
      Greater Federal Government Acceptance of Privatized Correctional Facilities. The number of federal prisoners being held in private facilities has increased from 15,524 at year-end 2000 to 26,544 at midyear 2005, representing a compound annual growth rate of over 12%. Of the 39,068 new federal prison beds that were added over that same period, we estimate that 28% were awarded to the private sector.
      Capacity Constraints of Public Correctional Systems. State and federal correctional systems are experiencing overcrowding conditions and tight budget constraints. At the end of 2004, 24 state prison systems and the federal prison system were operating at or above designed detention capacity. The federal prison system, which includes the Bureau of Prisons, the United States Marshals Service, the Department of Homeland Security and the Bureau of Immigration and Customs Enforcement, operated at 140% of design capacity at year-end 2004. As a result, federal and state jurisdictions throughout the United States are increasingly exploring partnerships with private service providers as a cost effective alternative to the growth of their public payrolls.
      Aging State and Federal Correctional Facilities. Approximately 50% of adult prisons currently in operation in the United States are more than 30 years old and 25% to 30% of the facilities are more than 60 years old. It is likely that significant capital expenditures will be required in order to refurbish or replace outdated facilities. We believe that budget constraints will encourage prison agencies to explore outsourcing to private operations as an alternative to capital intensive projects such as prison construction.
      Cost and Quality Advantages of Private Prisons. According to several government and university studies, private prison facilities operate at a lower cost than public sector facilities. More than 50% of private facilities are accredited by the American Corrections Association, referred to as ACA, versus a lower percentage of public prisons. The ACA’s standards impose strict requirements with regard to accountability, response time, level of quality, safety records and general programs and services.
      Growth of Privatization in International Markets. We estimate that the capacity of privately managed adult secure institutional facilities in operation worldwide increased from approximately 60,000 beds at year end 1995 to approximately 179,000 beds at year-end 2005. The United Kingdom, Australia and South Africa have growing prison markets. The United Kingdom is the largest non-U.S. market for private prisons and through its Private Finance Initiative has indicated its intention to increase its reliance on private correctional facilities to accommodate future inmate growth.

Facilities
      The following table summarizes certain information with respect to facilities that GEO (or a subsidiary or joint venture of GEO’s) operated under a management contract or had an award to manage as of May 24, 2006:

Facility Name	Design				Commencement		Renewal	Type of
& Location	Capacity	Customer	Facility Type	Security Level	of Current Term	Duration	Option	Ownership

Domestic Contracts

Allen Correctional Center Kinder, LA	1,538	LA DPS&C	State Correctional Facility	Medium/ Maximum	October 2003	3 years	One, Two-year	Manage only

Arizona State Prison — Florence West Florence, AZ	750	ADOC	State DUI/RTC Correctional Facility	Minimum/ Medium	October 2002	10 years	Two, Five-year	Lease

Arizona State Prison — Florence Sex Offender Florence, AZ	1,000	ADOC	State Sex Offender Correctional Facility	Minimum/ Medium	N/A	10 years	Two, Five-year	Lease

Arizona State Prison — Phoenix West Phoenix, AZ	450	ADOC	State DUI/RTC Correctional Facility	Minimum/ Medium	July 2002	10 years	Two, Five-year	Lease

Aurora ICE Processing Center Aurora, CO	356	ICE	Federal Detention Facility	Minimum/ Medium	March 2003	1 year	Four, Six Month	Lease-CPV

Bill Clayton Detention Center Littlefield, TX	310	Littlefield, TX/ WDOC	Local/ State Correctional/ Detention Facility	Minimum/ Medium	January 2004	10 years	Two Five-year	Manage Only

Bridgeport Correctional Center Bridgeport, TX	520	TDCJ	State Correctional Facility	Minimum/ Medium	September 2005	3 year	Two, One-year	Manage only

Bronx Community Corrections Center Bronx, NY	130	BOP	Federal Halfway House	Minimum	April 2002	Two year	Three, One-year	Lease

Brooklyn Community Corrections Center Brooklyn, NY	174	BOP	Federal Halfway House	Minimum	February 2005	Two year	Three One-year	Lease

Broward Transition Center Deerfield Beach, FL	450	ICE/ Broward County	Federal & Local Detention Facility	Minimum	October 2003/ February 2003	1 year/ 1 year	Four, One-year/ Unlimited, One-Year	Lease-CPV

Central Texas Detention Facility San Antonio, TX(2)	664	Bexar County/ ICE & USMS	Local & Federal Detention Facility	All levels	January 2002	3 years	One, Two-year	Lease- County

Central Valley MCCF McFarland, CA	550	CDCR	State Correctional Facility	Medium	March 1997	10 years	N/A	Lease-CPV

Cleveland Correctional Center Cleveland, TX	520	TDCJ	State Correctional Facility	Minimum/ Medium	January 2004	3 year	Two, One-year	Manage only

Coke County JJC Bronte, TX	200	TYC	State Juvenile Correctional Facility	Medium/ Maximum	September 2004	2 year	N/A	Lease

Colorado Pre-Parole & Revocation Center Pueblo, CO	500	CDOC	State Correctional Facility	Medium	N/A	N/A	N/A	N/A

Desert View MCCF Adelanto, CA	568	CDCR	State Correctional Facility	Medium	March 1997	10 years	N/A	Lease-CPV

Dickens County Correctional Center Spur, TX	489	Dickens County/ ICE/Other Counties	Local & Federal Correctional Facility	All levels	August 2001	15 years	N/A	Manage only

East Mississippi Correctional Facility Meridian, MS	1,000	MDOC	State Correctional Facility	Mental Health	April 1997	5 years	One, Two-year	Manage only

Facility Name	Design				Commencement		Renewal	Type of
& Location	Capacity	Customer	Facility Type	Security Level	of Current Term	Duration	Option	Ownership

Fort Worth Community Corrections Facility Fort Worth, TX	225	TDCJ	State Halfway House	Minimum	September 2003	2 years	Two, Two year	Leased

Frio County Detention Center Pearsall, TX	391	Frio County/ Other Counties	Local Detention Facility	All levels	December 1997	12 years	One, Five year	Part Leased/ Part Owned

George W. Hill Correctional Facility Thornton, PA	1,851	Delaware County	Local Detention Facility	All levels	June 2003	3 years	Unlimited, Three-year	Manage only

Golden State MCCF McFarland, CA	550	CDCR	State Correctional Facility	Medium	March 1997	10 years	N/A	Lease-CPV

Graceville Correctional Facility Graceville, FL	1,500	DMS	State Correctional Facility	Medium/ Close	N/A	N/A	N/A	N/A

Grenada County Jail Grenada, MS	178	Grenada County/ MDOC	Local Detention Facility	All levels	August 2004	5 year	One, Two year	Manage Only

Guadalupe County Correctional Facility Santa Rosa, NM(3)	600	Guadalupe County/ NMCD	Local/ State Correctional Facility	Medium	September 1998	5 year	Five one-year extension beginning 2004	Own

Jefferson County Downtown Jail Beaumont, TX	500	Jefferson County/ USMS	Local & Federal Detention Facility	All levels	May 1998	Month to Month	N/A	Manage Only

Karnes Correctional Center Karnes City, TX(2)	633	Karnes County/ ICE & USMS	Local & Federal Detention Facility	All levels	January 1998	30 years	N/A	Lease-CPV

Lawrenceville Correctional Center Lawrenceville, VA	1,536	VDOC	State Correctional Facility	Medium	March 2003	5 year	Ten, One-year	Manage only

Lawton Correctional Facility Lawton, OK	2,518	ODOC	State Correctional Facility	Medium	July 2003	1 year	Four, One-year	Lease-CPV

Lea County Correctional Facility Hobbs, NM(3)	1,200	Lea County/NMCD	Local/State Correctional Facility	All levels	September 1998	5 years	Unlimited, 1-year	Lease-CPV

Lockhart Secure Work Program Facilities Lockhart, TX	1,000	TDCJ	State Correctional Facility	Minimum	January 2004	3 years	Two, One year	Manage only

Marshall County Correctional Holly Springs, MS	1,000	MDOC	State Correctional Facility	Medium	September 2004	2 years	Three, One-year	Manage only

McFarland CCF McFarland, CA	224	CDCR	State Correctional Facility	Minimum	January 2006	5 years	Two, 5-year	Lease-CPV

Migrant Operations Center Guantanamo Bay NAS, Cuba	100	ICE	Federal Migrant Center	Minimum	October 2003	Four Month	Two One-month	Manage only

Moore Haven Correctional Facility Moore Haven, FL	985	DMS	State Correctional Facility	Medium	January 2000	2 years	Unlimited, Two-year	Manage only

New Castle Correctional Facility New Castle, IN	2,416	IDOC	State Correctional Facility	Medium	January 2006	4 years	Three Two-year	Manage only

Newton County Correctional Center Newton, TX	872	Newton County/ TDCJ/ ICE/Idaho	State & Federal Correctional Facility	All levels	February 2002	5 years	Two Five-year	Manage Only

North Texas ISF Fort Worth, TX	400	TDCJ	State Intermediate Sanction Facility	Minimum	March 2004	3 years	Four, One-year	Lease

Northwest Detention Center Tacoma, WA	890	ICE	Federal Detention Facility	Minimum/ Medium	April 2004	1 year	Four One-year	Own

Queens Private Correctional Facility Jamaica, NY	220	OFDT/ USMS	Federal Detention Facility	Minimum/ Medium	April 2002	1 year	Four, One-year	Lease-CPV

Facility Name	Design				Commencement		Renewal	Type of
& Location	Capacity	Customer	Facility Type	Security Level	of Current Term	Duration	Option	Ownership

Reeves County Detention Complex Pecos, TX(2)	3,064	Reeves County/ ADOC/BOP	Federal & State Correctional Facility	All levels	November 2003	10 years	N/A	Manage only

Rivers Correctional Institution Winton, NC	1,200	BOP	Federal Correctional Facility	Low	March 2001	3 years	Seven, One-year	Own

Sanders Estes Unit Venus, TX	1,000	TDCJ	State Correctional Facility	Minimum/ Medium	January 2004	3 years	Two, One-year	Manage only

South Bay Correctional Facility South Bay, FL	1,862	DMS	State Correctional Facility	Medium/ Close	June 2003	1 year	Unlimited, Two-year	Manage only

South Texas Detention Complex Pearsall, TX	1,020	ICE	Federal Detention Facility	Minimum/ Medium	June 2005	1 year	Four, One-year	Lease

South Texas ISF Houston, TX	450	TDCJ	State Intermediate Sanction Facility	Minimum	March 2004	3 years	Two One-year	Manage Only

Taft Correctional Institution Taft, CA	2,048	BOP	Federal Correctional Facility	Low/ Minimum	August 1997	3 years	Seven, One-year	Manage only

Tri-County Justice & Detention Center Ullin, IL	226	Pulaski County/ USMS	Local & Federal Detention Facility	All levels	July 2004	6 years	Two, Five-year	Manage only

Val Verde Correctional Facility Del Rio, TX(2)	784	Val Verde County	Local & Federal Detention Facility	All levels	January 2001	20 years	Unlimited, Five-year	Own

Western Region Detention Facility at San Diego San Diego, CA	700	USMS	Federal Detention Facility	Maximum	January 2006	5 years	One, Five-year	Lease

International Contracts:

Arthur Gorrie Correctional Centre Wacol, Australia	710	QLD DCS	Reception & Remand Centre	All levels	December 2002	5 years	One, Five-year	Manage only

Campsfield House	198	U.K. Home Office	Immigration Removal Centre	Medium	May 2006	5 years	N/A	Manage only

Fulham Correctional Centre Victoria, Australia	845	VIC MOC	State Prison	Minimum/ Medium	September 2003	3 years	Four, Three-year	Manage only

Junee Correctional Centre Junee, Australia	750	NSW	State Prison	Minimum/ Medium	April 2001	5 years	One, Three-year	Manage only

Kutama-Sinthumule Correctional Centre Northern Province, Republic of South Africa	3,024	RSA DCS	National Prison	Maximum	July 1999	25 years	None	Manage only

Melbourne Custody Centre Melbourne, Australia	67	VIC CC	State Jail	All levels	March 2003	2 years	One, One-year	Manage only

New Brunswick Youth Centre Mirimachi, Canada(4)	N/A	PNB	Provincial Juvenile Facility	All levels	October 1997	25 years	One, Ten-year	Manage only

Pacific Shores Healthcare Victoria, Australia(5)	N/A	VIC CV	Health Care Services	N/A	December 2003	3 years	Four, Six-months	Manage only

Facility Name	Design				Commencement		Renewal	Type of
& Location	Capacity	Customer	Facility Type	Security Level	of Current Term	Duration	Option	Ownership

Mental Health Facilities

South Florida State Hospital Pembroke Pines, FL	325	DCF	State Psychiatric Hospital	Mental Health	July 2003	5 years	Two, Five-year	Manage only

Fort Bayard Medical Center Ft. Bayard, NM	230		State Mental Health Hospital	Mental Health				Manage only

South Florida Evaluation and Treatment Center Miami, FL	200	DCF	State Forensic Hospital	Mental Health	July 2005	5 years	Two, Five-year	Manage only

Customer Legend:

Abbreviation	Customer

LA DPS&C	Louisiana Department of Public Safety & Corrections

ADOC	Arizona Department of Corrections

ICE	Bureau of Immigration & Customs Enforcement

WDOC	Wyoming Department of Corrections

TDCJ	Texas Department of Criminal Justice

CDCR	California Department of Corrections

CDOC	Colorado Department of Corrections

TYC	Texas Youth Commission

MDOC	Mississippi Department of Corrections (East Mississippi & Marshall County)

NMCD	New Mexico Corrections Department

VDOC	Virginia Department of Corrections

ODOC	Oklahoma Department of Corrections

DMS	Florida Department of Management Services

BOP	Federal Bureau of Prisons

USMS	United States Marshals Service

IDOC	Indiana Department of Corrections

QLD DCS	Department of Corrective Services of the State of Queensland

OFDT	Office of Federal Detention Trustees

VIC MOC	Minister of Corrections of the State of Victoria

NSW	Commissioner of Corrective Services for New South Wales

RSA DCS	Republic of South Africa Department of Correctional Services

VIC CC	The Chief Commissioner of the Victoria Police

PNB	Province of New Brunswick

VIC CV	The State of Victoria represented by Corrections Victoria

DCF	Florida Department of Children & Families

(1)	GEO also leases a facility from CPV in Jena, LA that was not in use during fiscal year 2005. The Jena facility remains inactive. See Note 12 of the Financial Statements.

(2)	GEO provides services at this facility through various Inter-Governmental Agreements, or IGAs, for the county, USMS, ICE, BOP, and other state jurisdictions.

(3)	GEO has a five-year contract with four one-year options to operate this facility on behalf of the county. The county, in turn, has a one-year contract, subject to annual renewal, with the state to house state prisoners at the facility.

(4)	The contract for this facility only requires GEO to provide maintenance services.

(5)	GEO provides comprehensive healthcare services to 11 government-operated prisons under this contract.

     The following table sets forth, as of May 24, 2006, the number of contracts that have terms subject to renewal or re-bid in each of the next five years:

		Total Number of		Total Number of
		Beds up for		Beds up for
Year	Renewals(1)	Renewal	Re-bids(1)	Re-bid

2006(2)	3	1,010	6	6,406
2007	0	0	7	4,709
2008	0	0	3	3,588
2009	1	750	9	6,137
2010	1	226	3	1,714

	5	1,986	28	22,534

(1)	Many of our contracts with our government customers have an initial fixed term and are thereafter subject to periodic renewals at the unilateral option of the customer. This table assumes that all of our government customers will exercise their unilateral renewal options under each existing facility management contract and, accordingly, that each contract will not be up for renewal or re-bid, as the case may be, until the full stated term of the contract, including the exercise of all applicable renewal options, has run. Although our historical contract renewal rate exceeds 90%, we cannot assure you that our customers will in fact exercise all of their unilateral renewal options under existing contracts. See “Risk Factors — We are subject to the termination or non-renewal of our government contracts, which could adversely affect our results of operations and liquidity, and our ability to secure new facility management contracts from other government customers.”

(2)	Re-bid figures for 2006 include our Western Region Detention Facility in San Diego, California, with respect to which we secured a new contract in January 2006, and our South Bay Correctional Facility, with respect to which we received a notification of intent to award in April 2006.
      We undertake substantial efforts to renew our contracts upon their expiration but we can provide no assurance that we will in fact be able to do so. Previously, in connection with our contract renewals, either we or the contracting government agency have typically requested changes or adjustments to contractual terms. As a result, contract renewals may be made on terms that are more or less favorable to us than in prior contractual terms.
      Our contracts typically allow a contracting governmental agency to terminate a contract with or without cause by giving us written notice ranging from 30 to 180 days. If government agencies were to use these provisions to terminate, or renegotiate the terms of their agreements with us, our financial condition and results of operations could be materially adversely affected.
      In addition, in connection with our management of such facilities, we are required to comply with all applicable local, state and federal laws and related rules and regulations. Our contracts typically require us to maintain certain levels of coverage for general liability, workers’ compensation, vehicle liability, and property loss or damage. See “Insurance” below. If we do not maintain the required categories and levels of coverage, the contracting governmental agency may be permitted to terminate the contract. In addition, we are required under our contracts to indemnify the contracting governmental agency for all claims and costs arising out of our management of facilities and, in some instances, we are required to maintain performance bonds relating to the construction, development and operation of facilities.
Competition
      We compete primarily on the basis of the quality and range of services we offer; our experience domestically and internationally in the design, construction, and management of privatized correctional and detention facilities; our reputation; and our pricing. We compete directly with the public sector, where governmental agencies that are responsible for the operation of correctional, detention, mental health and residential treatment facilities are often seeking to retain projects that might otherwise be privatized. In the private sector, we compete with a number of companies, including, but not limited to: Corrections Corporation of America; Cornell Companies, Inc.; Management and Training Corporation; and Group 4 Falck Global Solutions Limited. Some of our competitors are larger and have more resources than we do. We also compete in some markets with small local companies that may have a better knowledge of the local conditions and may be better able to gain political and public acceptance.
Employees and Employee Training
      As of April 2, 2006, we had 8,463 full-time employees. Of such full-time employees, 171 were employed at our headquarters and regional offices and 8,292 were employed at facilities and international offices. We employ management, administrative and clerical, security, educational services, health services and general maintenance personnel at our various locations. Approximately 620 and 962 employees are covered by collective bargaining agreements in the United States and at international offices, respectively. We believe that our relations with our employees are satisfactory.
      Under the laws applicable to most of our operations, and internal company policies, our correctional officers are required to complete a minimum amount of training. We generally require at least 160 hours of pre-service training before an employee is allowed to work in a position that will bring the employee in contact with inmates in our domestic facilities, consistent with ACA standards and/or applicable state laws. In addition to a minimum of 160 hours of pre-service training, most states require 40 or 80 hours of on-the-job training. Florida law requires that correctional officers receive 520 hours of training. We believe that our training programs meet or exceed all applicable requirements.
      Our training program for domestic facilities begins with approximately 40 hours of instruction regarding our policies, operational procedures and management philosophy. Training continues with an additional 120 hours of instruction covering legal issues, rights of inmates, techniques of communication and supervision, interpersonal skills and job training relating to the particular position to be held. Each of our employees who has contact with inmates receives a minimum of 40 hours of additional training each year, and each manager receives at least 24 hours of training each year.
      At least 240 and 160 hours of training are required for our employees in Australia and South Africa, respectively, before such employees are allowed to work in positions that will bring them into contact with inmates. Our employees in Australia and South Africa receive a minimum of 40 hours of additional training each year.
Business Regulations and Legal Considerations
      Many governmental agencies are required to enter into a competitive bidding procedure before awarding contracts for products or services. The laws of certain jurisdictions may also require us to award subcontracts on a competitive basis or to subcontract or partner with businesses owned by women or members of minority groups.
      Certain states, such as Florida, deem correctional officers to be peace officers and require our personnel to be licensed and subject to background investigation. State law also typically requires correctional officers to meet certain training standards.
      The failure to comply with any applicable laws, rules or regulations or the loss of any required license could have a material adverse effect on our business, financial condition and results of operations. Furthermore, our current and future operations may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any such additional regulations could have a material adverse effect on our business, financial condition and results of operations.
Insurance
      The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these types of claims, except for claims relating to employment matters, for which we carry no insurance.
      Claims for which we are insured arising from our U.S. operations that have an occurrence date of October 1, 2002 or earlier are handled by TWC and are fully insured up to an aggregate limit of between $25.0 million and $50.0 million, depending on the nature of the claim. With respect to claims for which we are insured arising after October 1, 2002, we maintain a general liability policy for all U.S. operations with $52.0 million per occurrence and in the aggregate. On October 1, 2004, we increased our deductible on this general liability policy from $1.0 million to $3.0 million for each claim which occurs after October 1, 2004. We also maintain insurance to cover property and casualty risks, workers’ compensation, medical malpractice and automobile liability. Our Australian subsidiary is required to carry tail insurance through 2011 related to a discontinued contract. We also carry various types of insurance with respect to our operations in South Africa and Australia. There can be no assurance that our insurance coverage will be adequate to cover claims to which we may be exposed.
International Operations
      Our international operations for fiscal years 2005 and 2004 consisted of the operations of our wholly owned Australian subsidiaries, and of our consolidated joint venture in South Africa (South African Custodial Management Pty. Limited, or SACM). Through our wholly owned subsidiary, GEO Group Australia Pty. Limited, we currently manage five facilities in Australia. We operate one facility in South Africa through SACM. Our international operations for fiscal year 2003 consisted of the operations of our wholly owned Australian subsidiary only. During the fourth quarter of 2004, we opened an office in the United Kingdom to vigorously pursue new business opportunities in England, Wales and Scotland. On March 6, 2006, we were awarded a contract to manage the operations of the 198 bed Campsfield House in Kidlington, United Kingdom. We expect to begin operations under this contract in the second quarter of 2006.
Business Concentration
      Except for the major customers noted in the following table, no single customer provided more than 10% of our consolidated revenues during fiscal years 2005, 2004 and 2003:

Customer	2005	2004	2003

Various agencies of the U.S. Federal Government	27%	27%	27%
Various agencies of the State of Texas	8%	9%	12%
Various agencies of the State of Florida	7%	12%	12%
      Concentration of credit risk related to accounts receivable is reflective of the related revenues.
Properties
      In April 2003, we relocated our corporate offices to Boca Raton, Florida, under a 10-year lease. In addition, we lease office space for our eastern regional office in Palm Beach Gardens, Florida; our central regional office in New Braunfels, Texas; and our western regional office in Carlsbad, California. We also lease office space in Sydney, Australia, through our overseas affiliates, in Sandton, South Africa, and in Theale, England to support our Australian, South African, and U.K. operations, respectively. See “Business — Facilities” for a list of the correctional, detention, mental health and residential treatment properties we own or lease in connection with our operations.

Legal Proceedings
      In June 2004, we received notice of a third-party claim for property damage incurred during 2001 and 2002 at several detention facilities that our Australian subsidiary formerly operated. The claim relates to property damage caused by detainees at the detention facilities. The notice was given by the Australian government’s insurance provider and did not specify the amount of damages being sought. In May 2005, we received additional correspondence indicating that the insurance provider still intends to pursue the claim against our Australian subsidiary. Although the claim is in the initial stages and we are still in the process of fully evaluating its merits, we believe that we have defenses to the allegations underlying the claim and intend to vigorously defend our rights with respect to this matter. However, although the insurance provider has not quantified its damage claim and the outcome of this matter cannot be predicted with certainty, based on information known to date, and our preliminary review of the claim, we believe that, if settled unfavorably, this matter could have a material adverse effect on our financial condition, results of operations and cash flows. We are uninsured for any damages or costs that we may incur as a result of this claim, including the expenses of defending the claim. We have accrued a reserve related to the claim based on our estimate of the most probable loss based on the facts and circumstances known to date and the advice of our legal counsel.
      On May 19, 2006, we, along with Corrections Corporation of America, referred to as CCA, were sued by an individual plaintiff in the Circuit Court of the Second Judicial Circuit for Leon County, Florida (Case No. 2005CA001884). The complaint alleges that, during the period from 1995 to 2004, we and CCA overbilled the State of Florida by an amount of at least $12,700,000 by submitting to the State false claims for various items relating to (i) repairs, maintenance and improvements to certain facilities which we operate in Florida, (ii) our staffing patterns in filling vacant security positions at those facilities, and (iii) our alleged failure to meet the conditions of certain waivers granted to us by the State of Florida from the payment of liquidated damages penalties relating to our staffing patterns at those facilities. The portion of the complaint relating to us arises out of our operations at our South Bay and Moore Haven correctional facilities. The complaint appears to be based largely on the same set of issues raised by a Florida Inspector General’s Evaluation Report released in late June 2005, referred to as the IG Report, which alleged that we and CCA overbilled the State of Florida by over $12 million.
      Subsequently, the Florida Department of Management Services, referred to as the DMS, which is responsible for administering our correctional contracts with the State of Florida, conducted a detailed analysis of the allegations raised by the IG Report which included a comprehensive written response to the IG Report which we had prepared and delivered to the DMS. In September 2005, the DMS provided a letter to us stating that, although its review had not yet been fully completed, it did not find any indication of any improper conduct by GEO. Although this determination is not dispositive of the recently initiated litigation, we believe it supports our position that we have valid defenses in this matter. We will continue to investigate this matter and intend to defend our rights vigorously. However, given the amounts claimed by the plaintiff and the fact that the nature of the allegations could cause adverse publicity to us, we believe that this matter, if settled unfavorably to us, could have a material adverse effect on or financial condition and results of operations.
      The nature of our business exposes us to various types of claims or litigation against us, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, indemnification claims by our customers and other third parties, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. Except as otherwise disclosed above, we do not expect the outcome of any pending claims or legal proceedings to have a material adverse effect on our financial condition, results of operations or cash flows.

Securities and Exchange Commission
      Additional information about us can be found at www.thegeogroupinc.com. We make available on our website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, our annual proxy statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such materials to the Securities and Exchange Commission, or the SEC. In addition, the SEC makes available on its website, free of charge, reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including GEO. The SEC’s website is located at http://www.sec.gov. Information provided on our website or on the SEC’s website is not part of this prospectus supplement.

MANAGEMENT
      The following table sets forth the names, ages and a brief account of the business experience of each of our directors and certain of our executive officers.

Name	Age	Position

Wayne H. Calabrese	55	Vice Chairman, President and COO
Norman A. Carlson	72	Director
Anne N. Foreman	58	Director
Richard H. Glanton	59	Director
John M. Palms	70	Director
John M. Perzel	56	Director
George C. Zoley	56	Chairman of the Board and CEO
John G. O’Rourke	55	Senior Vice President and Chief Financial Officer
John J. Bulfin	52	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	43	Senior Vice President, Residential Treatment Services
John M. Hurley	58	Senior Vice President, North American Operations
Donald H. Keens	62	Senior Vice President, International Services
David N.T. Watson	40	Vice President, Finance and Treasurer
Brian R. Evans	38	Vice President, Chief Accounting Officer
      Wayne H. Calabrese. Mr. Calabrese is our Vice Chairman of the Board, President and Chief Operating Officer. He joined us as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of ours. Mr. Calabrese has served as a director since 1998. Prior to joining us, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. Mr. Calabrese also serves as a Director of numerous subsidiaries and partnerships through which we conduct our global operations.
      Norman A. Carlson. Mr. Carlson has served as a director since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the department of sociology at the University of Minnesota in Minneapolis.
      Anne N. Foreman. Ms. Foreman has served as a director since 2002. Since 1999, Ms. Foreman has been a Trustee of the National Gypsum Company Settlement Trust and Director and Treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is also a member of the board of directors of Ultra Electronics Defense, Inc. and Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force and a member of the Department’s Intelligence Oversight Board. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation for nine years.
      Richard H. Glanton. Mr. Glanton has served as a director since 1998. Mr. Glanton joined Exelon Corporation, an energy company, as Senior Vice President in May 2003 with leadership responsibilities for corporate development. He has served as a member of the Exelon board of directors since its inception in October 2000 and relinquished his board position when he assumed his role as an officer of the company.

Mr. Glanton served as a Director on the Board of PECO Energy Company, a predecessor company of Exelon, from 1990 to 2000. Prior to joining Exelon in 2003, Mr. Glanton was a Partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP in Philadelphia, Pennsylvania and was with the firm since 1987. Mr. Glanton is active in public affairs and civic organizations and has a distinguished record of public service. He served from 1979 to 1983 as Deputy Counsel to Richard L. Thornburgh, former Governor of Pennsylvania. Mr. Glanton is a member of the board of directors of Aqua America Corporation and Chairman of its governance committee.
      John M. Palms. John M. Palms, Ph.D., is currently a Distinguished University Professor and President Emeritus at the University of South Carolina. Dr. Palms serves on the board of directors of Exelon Corporation, an energy company, and is currently the Chair of Exelon’s Audit and Finance Committee. Dr. Palms served as President at the University of South Carolina from 1991 to 2002 and previously as President at Georgia State University from 1989 to 1991. In addition to a distinguished career in academia, Dr. Palms has served in a number of military and governmental positions and committees. He currently serves as Chairman of the Board of Trustees of the Institute for Defense Analyses. He also served in the United States Air Force with a Regular Commission and on the United States President’s Selection Committee for White House Fellows.
      John M. Perzel. The Honorable John M. Perzel was sworn in as Pennsylvania’s Speaker of the House of Representatives on April 15, 2003. Prior to being elected Speaker, Mr. Perzel served four consecutive terms as House Majority Leader, becoming the longest serving House Majority Leader in Pennsylvania history. First elected to the House of Representatives in 1978, Speaker Perzel steadily climbed the ladder of responsibility, authority, and leadership. Before being elected Majority Leader in 1994, he held the offices of Republican Whip, Policy Committee Chairman, and head of the House Republican Campaign Committee. In March 2004, he established the Speaker’s Foundation Fund of the Philadelphia Foundation, a charitable organization created to support education, culture, and economic development across Pennsylvania.
      George C. Zoley. George C. Zoley serves as our Chairman of the Board and Chief Executive Officer and Chairman of GEO Care, Inc., our wholly-owned subsidiary. He served as our Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as our Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since our incorporation in 1988. Mr. Zoley has served as a director since 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which we conduct our operations worldwide. Mr. Zoley is a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and is a member of the FAU Foundation board of directors.
      John G. O’Rourke. Mr. O’Rourke has been responsible for our business management since 1991, assuming the position of Chief Financial Officer in 1994. Prior to joining us, Mr. O’Rourke was a career officer in the United States Air Force. In addition to operational flying experience as an instructor pilot in B-52 aircraft, his assignments included senior executive positions in the Pentagon involved in managing several multi-billion dollar national security projects, including the B-2 Stealth Bomber.
      John J. Bulfin. As our General Counsel since 2000, Mr. Bulfin has oversight responsibility for all our litigation, investigations and professional responsibility. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining us in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin.
      Jorge A. Dominicis. Mr. Dominicis joined us in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., our wholly-owned subsidiary. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. Prior to joining us, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for all governmental and public affairs activity at the local, state and federal level, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.
      John M. Hurley. As our Senior Vice President of North American Operations since 2000, Mr. Hurley is responsible for the overall administration and management of our domestic detention and correctional facilities. From 1998 to 2000, Mr. Hurley served as Warden of our South Bay, Florida correctional facility. Prior to joining us in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia.
      Donald H. Keens. As our Senior Vice President of International Services since 2000, Mr. Keens is responsible for management and control of our international marketing, sales and operations. From 1994 when Mr. Keens joined us, to 2000, Mr. Keens held positions with us abroad. Mr. Keens has 40 years of experience in the management of a wide range of criminal justice and security operations, including establishment and day-to-day management of security and correctional companies in the United Kingdom, Australia, New Zealand, the United States, and South Africa. He is also experienced in the operation of multi-million dollar prison service contracts.
      David N.T. Watson. Mr. Watson has been our Vice President, Finance since July 1999 and Treasurer since May 2003. He was also Assistant Secretary from 2000 to 2002 and Chief Accounting Officer from 1994 to 2003. From 1989 until joining us, Mr. Watson was with the Miami office of Arthur Andersen, LLP where his most recent position was Manager, Audit and Business Advisory Services Group. Mr. Watson is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.
      Brian R. Evans. Mr. Evans has been our Vice President of Accounting since October 2002 and Chief Accounting Officer since May 2003. Mr. Evans joined us in October 2000 as Corporate Controller. From 1994 until joining us, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans is a member of the American Institute of Certified Public Accountants.

PRINCIPAL SHAREHOLDERS
      The following table shows beneficial ownership of our common stock as of June 6, 2006 by:

•	each of our directors;

•	certain of our executive officers;

•	all directors and executive officers as a group; and

•	each shareholder that beneficially owns more than 5% of our common stock based solely on a review of SEC filings.
      Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares that the holder can vote or transfer and stock options and warrants that are exercisable currently or become exercisable within 60 days. These shares are considered to be outstanding for the purpose of calculating the percentage of outstanding GEO common stock owned by a particular shareholder, but are not considered to be outstanding for the purpose of calculating the percentage ownership of any other person. Percentage of ownership is based on 9,971,002 shares outstanding as of June 6, 2006. Except as otherwise noted, the shareholders named in this table have sole voting and dispositive power for all shares shown as beneficially owned by them.

	Common Stock

	Amount & Nature
	of Beneficial	Percent of
Beneficial Owner(1)	Ownership(2)	Class(3)

DIRECTORS(4)
Wayne H. Calabrese	270,219	2.64%
Norman A. Carlson	19,200	*
Anne N. Foreman	10,400	*
Richard H. Glanton	10,200	*
John M. Palms	0	*
John M. Perzel	2,700	*
George C. Zoley	393,170	3.79%

EXECUTIVE OFFICERS(4)
Donald H. Keens	61,161	*
John G. O’Rourke	137,161	1.36%
John J. Bulfin	72,161	*
John M. Hurley	77,161	*

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP(5)	1,088,433	9.86%

OTHER
Wells Fargo & Company(6)	1,482,331	14.87%
FMR Corp.(7)	1,445,491	14.50%
Morgan Stanley(8)	1,142,612	11.46%
Barclays Global Investors(9)	719,056	7.21%

*	Beneficially owns less than 1% of our common stock

(1)	Unless stated otherwise, the address of the beneficial owners is One Park Place, Suite 700, 621 NW 53rd Street, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of June 6, 2006, we had 9,971,002 shares of common stock outstanding.

(4)	The number of shares of common stock underlying stock options held by directors and the Named Executive Officers that are immediately exercisable, or exercisable within 60 days of April 9, 2006, are as follows: Mr. Calabrese — 248,955; Mr. Carlson — 18,200; Ms. Foreman — 10,200; Mr. Glanton — 10,200; Mr. Perzel — 2,700; Mr. Zoley — 393,170; Mr. Keens — 60,195; Mr. O’Rourke — 136,195; Mr. Bulfin — 71,195; Mr. Hurley — 76,195.

(5)	Includes 1,060,605 shares of common stock underlying stock options held by the directors, nominees and executive officers that are immediately exercisable or exercisable within 60 days of April 9, 2006.

(6)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. On January 31, 2006, Wells Capital Management Incorporated informed us that, as of December 31, 2005, Wells Capital Management Incorporated beneficially owned 1,440,879 shares with sole voting power over 303,405 such shares and sole dispositive power over all such shares. Also on that date, Wells Fargo Funds Management, LLC informed us that, as of December 31, 2005, Wells Fargo Funds Management, LLC beneficially owned 1,133,493 shares with sole voting power over all such shares and sole dispositive power over 40,452 such shares. Altogether, Wells Fargo & Company beneficially owned 1,482,331 shares as of December 31, 2005.

(7)	The principal business address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. On February 14, 2006, FMR Corp. informed us that, as of December 31, 2005, FMR Corp. beneficially owned 1,445,491 shares with sole voting power over 504,010 such shares and sole dispositive power over all such shares.

(8)	The principal business address of Morgan Stanley is 1585 Broadway, New York, New York 10036. On February 15, 2006, Morgan Stanley Investment Management Inc. informed us that, as of December 31, 2005, Morgan Stanley Investment Management Inc. beneficially owned 488,850 shares with sole voting and dispositive power over 462,800 such shares. Also on that date, Morgan Stanley Investment Advisors Inc. informed us that, as of December 31, 2005, Morgan Stanley Investment Advisors Inc. beneficially owned 382,900 shares with sole voting and dispositive power over all such shares. Altogether, Morgan Stanley beneficially owned 1,142,612 shares as of December 31, 2005, with sole voting and dispositive power over 1,073,761 such shares, and shared voting and dispositive power over 1,251 such shares.

(9)	The principal business address of Barclays Global Investors Japan Trust and Banking Company Limited (Barclays) is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. On January 26, 2006, Barclays Global Investors, NA informed us that, as of December 31, 2005, Barclays Global Investors, NA beneficially owned 719,056 shares with sole voting power over 632,828 such shares and sole dispositive power over all such shares. Also on that date, Barclays Global Fund Advisors informed us that, as of December 31, 2005, Barclays Global Fund Advisors beneficially owned 113,146 shares with sole voting power over 109,521 such shares and sole dispositive power over all such shares. Altogether, Barclays beneficially owned 832,202 shares as of December 31, 2005.

UNDERWRITING
      Lehman Brothers Inc. is acting as the representative of the underwriters and the sole book-running manager of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares

Lehman Brothers Inc.	1,800,000
Banc of America Securities LLC	375,000
First Analysis Securities Corporation	285,000
Jefferies & Company, Inc.	180,000
Avondale Partners, LLC	180,000
BNP Paribas Securities Corp.	30,000
Sidoti & Company, LLC	120,000
Comerica Securities, Inc.	30,000

Total	3,000,000

      The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.
Commissions and Expenses
      The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise

Per share	$1.86	$1.86
Total	$5,580,000	$6,417,000
      The representative of the underwriters has advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $1.116 per share. After the commencement of the offering, the representative may change the offering price and other selling terms.
      The expenses of the offering that are payable by us are estimated to be $1.5 million (excluding underwriting discounts and commissions).
Option to Purchase Additional Shares
      We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement and the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 450,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,000,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.
Lock-Up Agreements
      We, all of our directors and executive officers have agreed that, other than with respect to the options purchased by the Company from certain of its executive officers and employees as described in “Use of Proceeds”, without the prior written consent of Lehman Brothers Inc., we will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.
      Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.
Indemnification
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
      The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
Electronic Distribution
      A prospectus and prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.
      Other than the prospectus and prospectus supplement in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus, prospectus supplement or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.
Stamp Taxes
      If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.
Relationships
      Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions.
United Kingdom
      This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
      Each of the underwriters has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b)	it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
European Economic Area
      To the extent that the offer of the common stock is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the common stock which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
      For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

LEGAL MATTERS
      Certain legal matters relating to the shares of common stock being offered hereby will be passed upon for us by Akerman Senterfitt, Miami, Florida. Simpson Thacher & Bartlett LLP advised the underwriters in connection with the offering of the common stock.
EXPERTS
      The consolidated financial statements of The GEO Group, Inc. appearing in our Annual Report on Form 10-K for the year ended January 1, 2006, including the schedule appearing therein, and management’s assessment of the effectiveness of our internal control over financial reporting as of January 1, 2006 included in our Annual Report on Form 10-K, have been audited by Ernst & Young LLP, an independent registered certified public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
      On March 27, 2006, the audit committee of our board of directors appointed Grant Thornton LLP as our independent public accountant for the 2006 fiscal year. In connection therewith, the audit committee of our board of directors dismissed Ernst & Young LLP as our independent auditor. During our two most recent fiscal years, Ernst & Young’s report on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Ernst & Young LLP’s report with respect to our financial statements for the fiscal year ended January 2, 2005 contained a reference to Ernst &Young LLP’s report on the effectiveness of our internal control over financial reporting, referred to as the 2004 E&Y Report, which contained an adverse opinion on the effectiveness of our internal control over financial reporting. The 2004 E&Y Report referred to five material weaknesses identified in management’s annual report on internal control over financial reporting as of January 2, 2005, referred to as the 2004 Management Report. The 2004 E&Y Report and the 2004 Management Report were included in our annual report on Form 10-K for the fiscal year ended January 2, 2005, filed with the SEC on March 23, 2005. As a result of these material weaknesses, the 2004 Management Report concluded, and the 2004 E&Y Report stated that, in Ernst & Young LLP’s opinion, we did not maintain effective internal control over financial reporting as of January 2, 2005, based on the criteria set forth by COSO, known as the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework. The material weaknesses referenced in the 2004 Management Report and the 2004 E&Y Report, together with certain items identified during efforts undertaken to remediate those material weaknesses, caused us to restate certain portions of our previously issued financial statements for the fiscal years ended December 30, 2001, December 29, 2002, December 28, 2003 and January 2, 2005, as previously disclosed in our amended annual report on Form 10-K/ A for the fiscal year ended January 2, 2005, filed with the SEC on August 17, 2005. As disclosed in Item 9A of our annual report on Form 10-K for the fiscal year ended January 1, 2006, referred to as the 2005 10-K, filed with the SEC on March 17, 2006, our management has concluded that all of the material weaknesses referred to in the 2004 Management Report and the 2004 E&Y Report were remediated as of January 1, 2006. Management’s annual report on internal control over financial reporting as of January 1, 2006, as well as Ernst & Young LLP’s report on the effectiveness of our internal control over financial reporting as of January 1, 2006, both of which were included in the 2005 10-K, concluded that we maintained, in all material respects, effective internal control over financial reporting as of January 1, 2006, based on the COSO criteria. During our two fiscal years ended January 1, 2006 and January 2, 2005, and in the interim period from January 1, 2006 through March 21, 2006, the date of cessation of our audit relationship with Ernst & Young, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference thereto in their report on our consolidated financial statements for those years. Additionally, during this time frame, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. The audit committee of our board of directors requested Ernst & Young to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter, dated

March 27, 2006, was filed as Exhibit 16.1 to our Current Report on Form 8-K, which was filed with the SEC on March 27, 2006.
INCORPORATION BY REFERENCE
      We have elected to incorporate by reference information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except as described in the following sentence. Any statement in this prospectus supplement or the accompanying prospectus or in any document that is incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement or any document that we subsequently file or have filed with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded.
      We are incorporating by reference the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

•	our Annual Report on Form 10-K for the year ended January 1, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended April 2, 2006;

•	our Current Reports on Form 8-K which were filed with the SEC on January 6, 2006, February 14, 2006 and March 27, 2006;

•	our Current Reports on Form 8-K/A which were filed with the SEC on January 20, 2006 and March 31, 2006; and

•	The description of our common stock contained in our registration statement on Form 8-A/A, filed on October 30, 2003, including any amendment or report filed for the purpose of updating such description.
      We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any of the documents that we have incorporated by reference into this prospectus supplement, other than exhibits unless the exhibits are specifically incorporated by reference in those documents. To receive a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487, Attention: Investor Relations, telephone: (561) 893-0101. The information relating to us contained in this prospectus supplement and the accompanying prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

FINANCIAL STATEMENT OF THE GEO GROUP, INC. AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED JANUARY 1, 2006, JANUARY 2, 2005 AND DECEMBER 28, 2003

Management’s Responsibility for Financial Statements	S-77
Management’s Annual Report on Internal Control over Financial Reporting	S-78
Report of Independent Registered Certified Public Accountants	S-79
Consolidated Statements of Income for the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003	S-81
Consolidated Balance Sheets as of January 1, 2006 and January 2, 2005	S-82
Consolidated Statements of Cash Flows for the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003	S-83
Consolidated Statements of Shareholders’ Equity and Comprehensive Income for the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003	S-84
Notes to Consolidated Financial Statements	S-85

UNAUDITED FINANCIAL STATEMENTS FOR THE THIRTEEN WEEKS ENDED APRIL 2, 2006 AND APRIL 3, 2005

Consolidated Statements of Income for the thirteen weeks ended April 2, 2006 and April 3, 2005 (unaudited)	S-121
Consolidated Balance Sheets as of April 2, 2006 and January 1, 2006 (audited)	S-122
Consolidated Statements of Cash Flows for the thirteen weeks ended April 2, 2006 and April 3, 2005 (unaudited)	S-123
Notes to Unaudited Consolidated Financial Statements	S-124

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS
To the Shareholders of
The GEO Group, Inc.:
      The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. They include amounts based on judgments and estimates.
      Representation in the consolidated financial statements and the fairness and integrity of such statements are the responsibility of management. In order to meet management’s responsibility, the Company maintains a system of internal controls and procedures and a program of internal audits designed to provide reasonable assurance that our assets are controlled and safeguarded, that transactions are executed in accordance with management’s authorization and properly recorded, and that accounting records may be relied upon in the preparation of financial statements.
      The consolidated financial statements have been audited by Ernst & Young LLP, independent registered certified public accountants, whose appointment was ratified by our shareholders. Their report expresses a professional opinion as to whether management’s consolidated financial statements considered in their entirety present fairly, in conformity with accounting principles generally accepted in the United States, the Company’s financial position and results of operations. Their audit was conducted in accordance with the standards of the Public Company Accounting Oversight Board. As part of this audit, Ernst & Young LLP considered the Company’s system of internal controls to the degree they deemed necessary to determine the nature, timing, and extent of their audit tests which support their opinion on the consolidated financial statements.
      The Audit Committee of the Board of Directors meets periodically with representatives of management, the independent registered certified public accountants and our internal auditors to review matters relating to financial reporting, internal accounting controls and auditing. Both the internal auditors and the independent registered certified public accountants have unrestricted access to the Audit Committee to discuss the results of their reviews.

George C. Zoley
Chairman and Chief Executive Officer

Wayne H. Calabrese
Vice Chairman, President
and Chief Operating Officer

John G. O’Rourke
Senior Vice President of Finance
and Chief Financial Officer

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING
      Our management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer that: (i) pertains to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Company’s assets; (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements for external reporting in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures are being made only in accordance with authorization of the Company’s management and directors; and (iii) provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedure may deteriorate. Management has assessed the effectiveness of the Company’s internal control over financial reporting as of January 1, 2006. In making its assessment of internal control over financial reporting, management used the criteria set forth by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission in Internal Control — Integrated Framework.
      On November 4, 2005, the Company completed the acquisition of Correctional Services Corporation (“CSC”), as discussed elsewhere in this report. For 2005, CSC represented 2.8% of the Company’s consolidated revenue and, as of January 1, 2006, CSC represented 34.7% of the Company’s total consolidated assets. In making management’s assessment of the effectiveness of its internal control over financial reporting, management has excluded CSC from its report on internal control over financial reporting as management did not have sufficient time to make an assessment of CSC’s internal controls using the COSO criteria in accordance with Section 404 of the Sarbanes-Oxley Act.
      The Company evaluated, with the participation of its Chief Executive Officer and Chief Financial Officer, its internal control over financial reporting as of January 1, 2006, based on the COSO Internal Control — Integrated Framework. Based on this evaluation, the Company’s management concluded that as of January 1, 2006, its internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
      Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 1, 2006 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which appears on page S-76.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors and Shareholders
of The GEO Group, Inc.
      We have audited the accompanying consolidated balance sheets of The GEO Group, Inc. as of January 1, 2006 and January 2, 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended January 1, 2006. Our audits also included the financial statement schedule listed in the index at item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The GEO Group, Inc. at January 1, 2006 and January 2, 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 1, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of The GEO Group, Inc.’s internal control over financial reporting as of January 1, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 14, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Fort Lauderdale, Florida
March 14, 2006

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS
The Board of Directors and Shareholders
of The GEO Group, Inc.
      We have audited management’s assessment, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting, that The GEO Group, Inc. maintained effective internal control over financial reporting as of January 1, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The GEO Group, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
      A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
      Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
      In our opinion, management’s assessment that The GEO Group, Inc. maintained effective internal control over financial reporting as of January 1, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, The GEO Group, Inc. maintained, in all material respects, effective internal control over financial reporting as of January 1, 2006, based on the COSO criteria.
      We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of The GEO Group, Inc. as of January 1, 2006 and January 2, 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended January 1, 2006, of The GEO Group, Inc. and our report dated March 14, 2006 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Fort Lauderdale, Florida
March 14, 2006

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Fiscal Years Ended January 1, 2006, January 2, 2005, and December 28, 2003

	2005	2004	2003

	(In thousands, except per share data)
Revenues	$612,900	$593,994	$549,238
Operating Expenses	540,128	495,226	467,018
Depreciation and Amortization	15,876	13,898	13,341
General and Administrative Expenses	48,958	45,879	39,379

Operating Income	7,938	38,991	29,500
Interest Income	9,154	9,568	6,853
Interest Expense	(23,016)	(22,138)	(17,896)
Write-off of Deferred Financing Fees from Extinguishment of Debt	(1,360)	(317)	(1,989)
Gain on Sale of UK Joint Venture	—	—	56,094

Income (loss) Before Income Taxes, Minority Interest, Equity in Earnings of Affiliates, and Discontinued Operations	(7,284)	26,104	72,562
Provision (benefit) for Income Taxes	(11,826)	8,231	36,852
Minority Interest	(742)	(710)	(645)
Equity in Earnings of Affiliates, (net of income tax provision (benefit) of $(2,016), $0, and $634)	2,079	—	1,310

Income from Continuing Operations	5,879	17,163	36,375
Income (loss) from discontinued operations, (net of tax (benefit) provision of $895, $(181), and $1,544)	1,127	(348)	3,644

Net Income	$7,006	$16,815	$40,019

Weighted Average Common Shares Outstanding:
Basic	9,580	9,384	15,618

Diluted	10,010	9,738	15,829

Earnings (loss) per Common Share:
Basic:
Income from continuing operations	$0.61	$1.83	$2.33
Income (loss) from discontinued operations	0.12	(0.04)	0.23

Net income per share-basic	$0.73	$1.79	$2.56

Diluted:
Income from continuing operations	$0.59	$1.77	$2.30
Income (loss) from discontinued operations	0.11	(0.04)	0.23

Net income per share-diluted	$0.70	$1.73	$2.53

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
January 1, 2006 and January 2, 2005

	2005	2004

	(In thousands, except per
	share data)
ASSETS
Current Assets
Cash and cash equivalents	$57,094	$92,005
Restricted cash	8,882	—
Short-term investments	—	10,000
Accounts receivable, less allowance for doubtful accounts of $224 and $907	127,612	90,386
Deferred income tax asset	19,755	12,891
Other current assets	15,826	12,083
Current assets of discontinued operations	123	5,401

Total current assets	229,292	222,766

Restricted Cash	17,484	3,908
Property and Equipment, Net	282,236	190,865
Assets Held for Sale	5,000	—
Direct Finance Lease Receivable	38,492	42,953
Goodwill and Other Intangible Assets, Net	52,127	615
Other Non Current Assets	14,880	13,282
Other Assets of Discontinued Operations	—	5,937

	$639,511	$480,326

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$27,762	$21,039
Accrued payroll and related taxes	26,985	24,595
Accrued expenses	70,177	53,104
Current portion of deferred revenue	1,894	1,844
Current portion of capital lease obligations, long-term debt and non-recourse debt	8,441	13,736
Current liabilities of discontinued operations	1,260	3,160

Total current liabilities	136,519	117,478

Deferred Revenue	3,267	4,320
Deferred Tax Liability	2,085	8,466
Minority Interest	1,840	1,194
Other Non Current Liabilities	19,601	19,978
Capital Lease Obligations	17,072	—
Long-Term Debt	219,254	186,198
Non-Recourse Debt	131,279	42,953
Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized, 21,691,143 and 21,507,391 issued and 9,691,143 and 9,507,391 outstanding	97	95
Additional paid-in capital	70,784	67,005
Retained earnings	171,666	164,660
Accumulated other comprehensive loss	(2,073)	(141)
Treasury stock 12,000,000 shares	(131,880)	(131,880)

Total shareholders’ equity	108,594	99,739

	$639,511	$480,326

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Fiscal Years Ended January 1, 2006, January 2, 2005, and December 28, 2003

	2005	2004	2003

	(In thousands)
Cash Flow from Operating Activities:
Income from continuing operations	$5,879	$17,163	$36,375
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Impairment charge	20,859	—	—
Idle facility charge	4,255	3,000	5,000
Depreciation and amortization	15,876	13,898	13,341
Amortization of debt issuance costs	449	303	607
Deferred tax liability (benefit)	(10,614)	3,433	230
Provision for doubtful accounts	—	229	170
Major maintenance reserve	290	465	296
Equity in earnings of affiliates, net of tax	(2,079)	—	(1,310)
Minority interests in earnings of consolidated entity	742	710	645
Other non-cash charges	—	141	—
Tax benefit related to employee stock options	731	773	330
Gain on sale of UK joint venture	—	—	(56,094)
Write-off of deferred financing fees from extinguishment of debt	1,360	317	1,989
Changes in assets and liabilities, net of acquisition
Accounts receivable	(7,238)	(6,688)	(12,517)
Other current assets	(3,235)	(1,283)	2,455
Other assets	(564)	1,442	(2,365)
Accounts payable and accrued expenses	4,918	(12,558)	24,341
Accrued payroll and related taxes	(996)	6,699	(3,005)
Deferred revenue	(1,003)	(1,844)	(1,891)
Other liabilities	1,763	5,282	5,787

Net cash provided by operating activities of continuing operations	31,393	31,482	14,384
Net cash provided by operating activities of discontinued operations	3,420	14,024	4,300

Net cash provided by operating activities	34,813	45,506	18,684

Cash Flow from Investing Activities:
Acquisitions, net of cash acquired	(79,290)	—	—
Investments in and advances to affiliates	—	—	193
Proceeds from sale of assets	707	315	—
Proceeds from the sale of UK joint venture	—	—	80,678
Proceeds from sales of short-term investments	39,000	56,835	2,000
Purchases of short-term investments	(29,000)	(56,835)	(12,000)
Change in restricted cash	(4,406)	52,000	(55,794)
Capital expenditures	(31,465)	(10,235)	(6,791)

Net cash provided by (used in) investing activities of continuing operations	(104,454)	42,080	8,286

Net cash provided by investing activities of discontinued operations	11,500	—	—

Net cash provided by (used in) investing activities	(92,954)	42,080	8,286
Cash Flow from Financing Activities:
Proceeds from long-term debt and non-recourse debt	75,000	10,000	272,130
Debt issuance costs including original issue discount	—	—	(11,857)
Payments on long-term debt	(53,398)	(58,704)	(146,250)
Proceeds from the exercise of stock options	2,999	1,589	776
Purchase of common stock	—	—	(132,000)

Net cash provided by (used in) financing activities	24,601	(47,115)	(17,201)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,371)	1,575	5,734

Net Increase (Decrease) in Cash and Cash Equivalents	(34,911)	42,046	15,503
Cash and Cash Equivalents, beginning of period	92,005	49,959	34,456

Cash and Cash Equivalents, end of period	$57,094	$92,005	$49,959

Supplemental Disclosures:
Cash paid (received) during the year for:
Income taxes	$(636)	$8,906	$32,517

Interest	$21,181	$20,158	$5,920

Non-cash investing and financing activities
Fair value of assets acquired, net of cash acquired	$223,934	$—	$—
Total liabilities assumed	144,644	—	—

	$79,290	$—	$—

Sale of assets in exchange for note receivable	$2,000	—	—

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
Fiscal Years Ended January 1, 2006, January 2, 2005, and December 28, 2003

	Common Stock				Accumulated	Treasury Stock
			Additional		Other			Total
	Number		Paid-In	Retained	Comprehensive	Number		Shareholders’
	of Shares	Amount	Capital	Earnings	Income (Loss)	of Shares	Amount	Equity

	(In thousands)
Balance, December 29, 2002	21,246	$212	$63,500	$107,826	$(21,323)	—	$—	$150,215
Proceeds from stock options exercised	87	1	775	—	—	—	—	776
Purchase of common stock	(12,000)	(120)	—	—	—	(12,000)	(131,880)	(132,000)
Tax benefit related to employee stock options	—	—	330	—	—	—	—	330
Comprehensive income:
Net income	—	—	—	40,019	—	—	—	—
Change in foreign currency translation, net of income tax expense of $3,876	—	—	—	—	6,062	—	—	—
Minimum pension liability adjustment, net of income tax benefit of $116	—	—	—	—	(263)	—	—	—
Unrealized loss on derivative instruments, net of income tax benefit of $476	—	—	—	—	(1,112)	—	—	—
Reclassification adjustment for losses on UK interest rate swaps included in net income related to the sale of the UK joint venture	—	—	—	—	13,298	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	58,004

Balance, December 28, 2003	9,333	93	64,605	147,845	$(3,338)	(12,000)	(131,880)	77,325
Proceeds from stock options exercised	174	2	1,589	—	—	—	—	1,591
Tax benefit related to employee stock options	—	—	773	—	—	—	—	773
Acceleration of vesting on employee stock options	—	—	38	—	—	—	—	38
Comprehensive income:
Net income	—	—	—	16,815	—	—	—	—
Change in foreign currency translation, net of income tax expense of $384	—	—	—	—	600	—	—	—
Minimum pension liability adjustment, net of income tax expense of $480	—	—	—	—	661	—	—	—
Unrealized gain on derivative instruments, net of income tax expense of $815	—	—	—	—	1,936	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	20,012

Balance, January 2, 2005	9,507	95	67,005	164,660	$(141)	(12,000)	(131,880)	99,739
Proceeds from stock options exercised	184	2	2,997	—	—	—	—	2,999
Tax benefit related to employee stock options	—	—	731	—	—	—	—	731
Acceleration of vesting on employee stock options	—	—	51	—	—	—	—	51
Comprehensive income:
Net income	—	—	—	7,006	—	—	—	—
Change in foreign currency translation, net of income tax benefit of $2,158	—	—	—	—	(3,375)	—	—	—
Minimum pension liability adjustment, net of income tax expense of $8	—	—	—	—	12	—	—	—
Unrealized gain on derivative instruments, net of income tax expense of $625	—	—	—	—	1,431	—	—	—
Total comprehensive income	—	—	—	—	—	—	—	5,074

Balance, January 1, 2006	9,691	$97	$70,784	$171,666	$(2,073)	(12,000)	$(131,880)	$108,594

The accompanying notes are an integral part of these consolidated financial statements.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Fiscal Years Ended January 1, 2006, January 2, 2005, and December 28, 2003

1.	Summary of Business Operations and Significant Accounting Policies
      The GEO Group, Inc., a Florida corporation, and subsidiaries (the “Company”) is a leading developer and manager of privatized correctional, detention, mental health and residential treatment services facilities located in the United States, Australia and South Africa. Until July 9, 2003, the Company was a majority owned subsidiary of The Wackenhut Corporation, (“TWC”). TWC previously owned 12 million shares of the Company’s common stock.
      On November 4, 2005, the Company completed the acquisition of Correctional Services Corporation (CSC), a Florida-based provider of privatized jail, community corrections and alternative sentencing services. Management of the Company believes the acquisition is an excellent strategic fit, will have positive impact on earnings and broaden our existing client base. The acquisition was completed through the merger (the “Merger”) of CSC into GEO Acquisition, Inc., a wholly owned subsidiary of the Company. Under the terms of the Merger, the Company acquired for cash, 100% of the 10.2 million outstanding shares of CSC common stock for $6.00 per share or approximately $62.1 million. As a result of the Merger, GEO will become responsible for supervising the operation of the sixteen adult correctional and detention facilities, totaling 8,037 beds, formerly run by CSC. Immediately following the purchase of CSC, the Company sold Youth Services International, Inc., the former juvenile services division of CSC, for $3.75 million, $1.75 million of which was paid in cash and the remaining $2.0 million of which was paid in the form of a promissory note accruing interest at a rate of 6% per annum. Principal and interest are due quarterly. The annual maturities are $0.6 million in 2006, $0.7 million in 2007, and $0.7 million in 2008.
      The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States. The significant accounting policies of the Company are described below.

Fiscal Year
      The Company’s fiscal year ends on the Sunday closest to the calendar year end. Fiscal year 2004 included 53 weeks. Fiscal years 2005 and 2003 each included 52 weeks. The Company reports the results of its South African equity affiliate, South African Custodial Services Pty. Limited, (“SACS”), and its consolidated South African entity, South African Custodial Management Pty. Limited (“SACM”) on a calendar year end, due to the availability of information.

Basis of Presentation
      The consolidated financial statements include the accounts of the Company and all controlled subsidiaries. Investments in 50% owned affiliates, which we do not control, are accounted for under the equity method of accounting. Intercompany transactions have been eliminated.

Use of Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While the Company believes that such estimates are fair when considered in conjunction with the consolidated financial statements taken as a whole, the actual amounts of such estimates, when known, will vary from

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
these estimates. If actual results significantly differ from the Company’s estimates, the Company’s financial condition and results of operations could be materially impacted.

Fair Value of Financial Instruments
      The carrying value of cash and cash equivalents, restricted cash, short-term investments, accounts receivable, accounts payable and accrued expenses approximate their fair value due to the short maturity of these items. The carrying value of the Company’s long-term debt related to its Senior Credit Facility (See Note 10) and non-recourse debt approximates fair value based on the variable interest rates on the debt. For the Company’s 8 1/4 % Senior Unsecured Notes, the stated value and fair value based on quoted market rates was $150.0 million and $147.4 million, respectively, at January 1, 2006. For the Company’s non-recourse debt related to CSC, the stated value and fair value based on quoted market rates was $102.2 million and $98.4 million, respectively, at January 1, 2006.

Cash and Cash Equivalents
      Cash and cash equivalents include all interest-bearing deposits or investments with original maturities of three months or less.

Short Term Investments
      Short-term investments consist of auction rate securities classified as available-for-sale, which are stated at estimated fair value. These investments are on deposit with a major financial institution. Unrealized gains and losses, net of tax, are computed on the first-in first-out basis and are reported as a separate component of accumulated other comprehensive income (loss) in shareholders’ equity until realized. There were no unrealized gains or losses at January 1, 2006 and January 2, 2005. The Company had no short-term investments at January 1, 2006.

Accounts Receivable
      The Company extends credit to the governmental agencies it contracts with and other parties in the normal course of business as a result of billing and receiving payment for services thirty to sixty days in arrears. Further, management of the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. The Company does not require collateral for the credit it extends to its customers. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required.

Inventories
      Food and supplies inventories are carried at the lower of cost or market, on a first-in first-out basis and are included in “other current assets” in the accompanying consolidated balance sheets. Uniform inventories are carried at amortized cost and are amortized over a period of eighteen months. The current portion of unamortized uniforms is included in “other current assets.” The long-term portion is included in “other non current assets” in the accompanying consolidated balance sheets.

Restricted Cash
      The Company had $8.9 million in current restricted cash and cash equivalents and $17.5 million in long-term restricted cash equivalents and investments. The balances in those accounts are attributable primarily to

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amounts held in escrow or in trust in connection with the 1,020-bed South Texas Detention Complex in Frio County, Texas and the 890-bed Northwest Detention Center in Tacoma, Washington.
      Additionally, the Company’s wholly owned Australian subsidiary financed a facility’s development and subsequent expansion in 2003 with long-term debt obligations, which are non-recourse to the Company. As a condition of the loan, the Company is required to maintain a restricted cash balance of AUD 5.0 million. The term of the non-recourse debt is through 2017.

Costs of Acquisition Opportunities
      Internal costs associated with a business combination are expensed as incurred. Direct and incremental costs related to successful negotiations where we are the acquiring company are capitalized as part of the cost of the acquisition. As of January 1, 2006 the Company had no capitalized costs. During 2004, the Company wrote off approximately $1.3 million of costs. Costs associated with unsuccessful negotiations are expensed when it is probable that the acquisition will not occur.

Property and Equipment
      Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 2 to 40 years. Equipment and furniture and fixtures are depreciated over 3 to 7 years. Accelerated methods of depreciation are generally used for income tax purposes. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. The Company performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. The estimated useful lives are determined and continually evaluated based on the period over which services are expected to be rendered by the asset. Maintenance and repairs are expensed as incurred. Interest is capitalized in connection with the construction of correctional and detention facilities. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. No interest cost was capitalized in 2005 or 2004.

Assets Held Under Capital Leases
      Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Amortization expense is recognized using the straight-line method over the shorter of the estimated useful life of the asset or the term of the related lease and is included in depreciation expense.

Long-Lived Assets
      The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. Management has reviewed the Company’s long-lived assets and determined that there are no events requiring impairment loss recognition, other than the Michigan Facility charge. See Note 12. Events that would trigger an impairment assessment include deterioration of profits for a business segment that has long-lived assets, or when other changes occur which might impair recovery of long-lived assets.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and Other Intangible Assets
      The Company’s goodwill at January 1, 2006 consisted of $35.3 million related to the November 4, 2005 acquisition of CSC (See Note 2: Acquisition) and $0.6 million related to its Australian subsidiary and at January 2, 2005 consisted of $0.6 million associated with its Australian subsidiary. Goodwill related to CSC and Australia is included in the correction and detention facility segment. With the adoption of Financial Accounting Standard (“FAS”) No. 142, the Company’s goodwill is no longer amortized, but is subject to an annual impairment test related to the goodwill associated with the Australian subsidiary. There was no impairment of goodwill as a result of adopting FAS No. 142, “Goodwill and Other Intangible Assets” or as a result of the annual impairment test completed during the fourth quarter of 2005 and 2004 related to goodwill associated with its Australian subsidiary. The annual impairment test for the goodwill related to the acquisition of CSC will be on the first day of the fourth quarter.
      Acquired intangible assets are separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the Company’s intent to do so. The Company’s intangible assets were recorded in connection with the acquisition of CSC and have finite lives ranging from 4-20 years and are amortized using a straight-line method. The Company reviews finite-lived intangible assets for impairment whenever an event occurs or circumstances change which indicate that the carrying amount of such assets may not be fully recoverable. See Note 8.

Idle Facilities
      The Company has entered into ten year non cancelable operating leases with CentraCore Properties Trust, or CPV, a Maryland real estate investment trust for eleven facilities with initial terms that expire at various times beginning in April 2008 and extending through 2016. In the event that the Company’s facility management contract for one of these leased facilities is terminated, the Company would remain responsible for payments to CPV on the underlying lease. The Company will account for idle periods under any such lease in accordance with FAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” Specifically, the Company reviews its estimate for sublease income and records a charge for the difference between the net present value of the sublease income and the lease expense over the remaining term of the lease.

Variable Interest Entities
      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Financial Interpretation FIN No. 46, “Consolidation of Variable Interest Entities,” which addressed consolidation by a business of variable interest entities in which it is the primary beneficiary. In December 2003, the FASB issued FIN No. 46R which replaced FIN No. 46. Our 50% owned South African joint venture in South African Custodial Services Pty. Limited, which the Company refers to as SACS, is a variable interest entity. The Company determined that it is not the primary beneficiary of SACS and as a result it is not required to consolidate SACS under FIN 46R. The Company accounts for SACS as an equity affiliate. SACS was established in 2001, to design, finance and build the Kutama Sinthumule Correctional Center. Subsequently, SACS was awarded a 25 year contract to design, construct, manage and finance a facility in Louis Trichardt, South Africa. SACS, based on the terms of the contract with government, was able to obtain long term financing to build the prison. The financing is fully guaranteed by the government, except in the event of default, for which it provides an 80% guarantee. Separately, SACS entered into a long term operating contract with South African Custodial Management (Pty) Limited (“SACM”) to provide security and other management services and with SACS’ joint venture partner to provide purchasing, programs and maintenance services upon completion of the construction phase, which concluded in February 2002. The Company’s

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
maximum exposure for loss under this contract is $24.1 million, which represents the Company’s initial investment and the guarantees discussed in Note 10.
      In February 2004, CSC was awarded a contract by the Department of Homeland Security, Bureau of Immigration and Customs Enforcement (“ICE”) to develop and operate a 1,020 bed detention center in Frio County Texas. South Texas Local Development Corporation (“STLDC”) was created and issued $49.5 million in taxable revenue bonds to finance the construction of the detention complex. Additionally, CSC provided a $5 million subordinated note to STLDC for initial development. The Company determined that it is the primary beneficiary of STLDC and consolidates the entity as a result. STLDC is the owner of the complex and entered into a development agreement with CSC to oversee the development of the complex. In addition, STLDC entered into an operating agreement providing CSC the sole and exclusive right to operate and manage the complex. The operating agreement and bond indenture require the revenue from CSC’s contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to CSC to cover CSC’s operating expenses and management fee. CSC is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds have a ten year term and are non-recourse to CSC and STLDC. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the complex.

Deferred Revenue
      Deferred revenue primarily represents the unamortized net gain on the development of properties and on the sale and leaseback of properties by the Company. The Company leases these properties back from CPV under operating leases. Deferred revenue is being amortized over the lives of the leases and is recognized in income as a reduction of rental expenses.

Revenue Recognition
      In accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as amended by SAB No. 104, “Revenue Recognition”, and related interpretations, facility management revenues are recognized as services are provided under facility management contracts with approved government appropriations based on a net rate per day per inmate or on a fixed monthly rate.
      Project development and design revenues are recognized as earned on a percentage of completion basis measured by the percentage of costs incurred to date as compared to estimated total cost for each contract. This method is used because we consider costs incurred to date to be the best available measure of progress on these contracts. Provisions for estimated losses on uncompleted contracts and changes to cost estimates are made in the period in which we determine that such losses and changes are probable. Typically, the Company enters into fixed price contracts and does not perform additional work unless approved change orders are in place. Costs attributable to unapproved change orders are expensed in the period in which the costs are incurred if the Company believes that it is not probable that the costs will be recovered through a change in the contract price. If the Company believes that it is probable that the costs will be recovered through a change in contract price, costs related to unapproved change orders are expensed in the period in which they are incurred, and contract revenue is recognized to the extent of the costs incurred. Revenue in excess of the costs attributable to unapproved change orders is not recognized until the change order is approved. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements, may result in revisions to estimated costs and income, and are recognized in the period in which the revisions are determined.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company extends credit to the governmental agencies it contracts with and other parties in the normal course of business as a result of billing and receiving payment for services thirty to sixty days in arrears. Further, the Company regularly reviews outstanding receivables, and provides estimated losses through an allowance for doubtful accounts. In evaluating the level of established loss reserves, the Company makes judgments regarding its customers’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company also performs ongoing credit evaluations of customers’ financial condition and generally does not require collateral. The Company maintains reserves for potential credit losses, and such losses traditionally have been within its expectations.

Income Taxes
      The Company accounts for income taxes in accordance with FAS No. 109, “Accounting for Income Taxes.” Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of FAS No. 109.

Earnings Per Share
      Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. In the computation of diluted earnings per share, the weighted-average number of common shares outstanding is adjusted for the dilutive effect of shares issuable upon exercise of stock options calculated using the treasury stock method.

Direct Finance Leases
      The Company accounts for the portion of its contracts with certain governmental agencies that represent capitalized lease payments on buildings and equipment as investments in direct finance leases. Accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the Company’s investments in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

Reserves for Insurance Losses
      Claims for which the Company is insured arising from its U.S. operations that have an occurrence date of October 1, 2002 or earlier are handled by TWC and are fully insured up to an aggregate limit of between $25.0 million and $50.0 million, depending on the nature of the claim. With respect to claims for which the Company is insured arising after October 1, 2002, the Company maintains a general liability policy for all U.S. operations with $52.0 million per occurrence and in the aggregate. On October 1, 2004 the Company increased its deductible on this general liability policy from $1.0 million to $3.0 million for each claim which occurs after October 1, 2004. The Company also maintains insurance in amounts the Company’s management deems adequate to cover property and casualty risks, workers’ compensation, medical malpractice and automobile liability. The Company’s Australian subsidiary is required to carry tail insurance through 2011 related to a discontinued contract. In addition, the Company carries various types of insurance with respect to its operations in South Africa and Australia.
      Since the Company’s insurance policies generally have high deductible amounts (including a $3.0 million per claim deductible under our general liability policy), losses are recorded as reported and a provision is made to cover losses incurred but not reported. Loss reserves are undiscounted and are computed based on

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
independent actuarial studies. The Company’s management uses judgments in assessing loss estimates based on actuarial studies, which include actual claim amounts and loss development considering historical and industry experience. If actual losses related to insurance claims significantly differ from our estimates, the Company’s financial condition and results of operations could be materially impacted.

Debt Issuance Costs
      Debt issuance costs totaling $7.0 million and $5.9 million at January 1, 2006, and January 2, 2005, respectively, are included in other non current assets in the consolidated balance sheets and are amortized into interest expense using the effective interest method, over the term of the related debt.

Comprehensive Income
      The Company’s comprehensive income is comprised of net income, foreign currency translation adjustments, unrealized gain (loss) on derivative instruments, minimum pension liability adjustment, and a reclassification adjustment for losses on UK interest rate swaps related to the sale of the UK joint venture in the Consolidated Statements of Shareholders’ Equity and Comprehensive Income.

Concentration of Credit Risk
      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable, short-term investments, direct finance lease receivable, long-term debt and financial instruments used in hedging activities. The Company’s cash management and investment policies restrict investments to low-risk, highly liquid securities, and the Company performs periodic evaluations of the credit standing of the financial institutions with which it deals. As of January 1, 2006, and January 2, 2005, the Company had no significant concentrations of credit risk except as disclosed in Note 17.

Foreign Currency Translation
      The Company’s foreign operations use their local currencies as their functional currencies. Assets and liabilities of the operations are translated at the exchange rates in effect on the balance sheet date and shareholders’ equity is translated at historical rates. Income statement items are translated at the average exchange rates for the year. The impact of foreign currency fluctuation is included in shareholders’ equity as a component of accumulated other comprehensive (loss) income and totaled $(0.9) million at January 1, 2006 and $2.5 million as of January 2, 2005.

Financial Instruments
      In accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and its related interpretations and amendments, the Company records derivatives as either assets or liabilities on the balance sheet and measures those instruments at fair value. For derivatives that are designed as and qualify as effective cash flow hedges, the portion of gain or loss on the derivative instrument effective at offsetting changes in the hedged item is reported as a component of accumulated other comprehensive income and reclassified into earnings when the hedged transaction affects earnings. Total accumulated other comprehensive loss related to these cash flow hedges was $0.3 million and $1.7 million as of January 1, 2006 and January 2, 2005, respectively. For derivative instruments that are designated as and qualify as effective fair value hedges, the gain or loss on the derivative instrument as well as the offsetting gain or loss on the hedged item attributable to the hedged risk is recognized in current earnings as interest income (expense) during the period of the change in fair values.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company formally documents all relationships between hedging instruments and hedge items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes attributing all derivatives that are designated as cash flow hedges to floating rate liabilities and attributing all derivatives that are designated as fair value hedges to fixed rate liabilities. The Company also assesses whether each derivative is highly effective in offsetting changes in the cash flows of the hedged item. Fluctuations in the value of the derivative instruments are generally offset by changes in the hedged item; however, if it is determined that a derivative is not highly effective as a hedge or if a derivative ceases to be a highly effective hedge, the Company will discontinue hedge accounting prospectively for the affected derivative.

Accounting for Stock-Based Compensation
      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for stock-based employee compensation arrangements whereby compensation cost related to stock options is generally not recognized in determining net income. Had compensation cost for the Company’s stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and earnings per share would have decreased accordingly. Using the Black-Scholes option pricing model for all options granted, the Company’s pro forma net income, pro forma earnings per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows for the years ended January 1, 2006, January 2, 2005 and December 28, 2003 (in thousands, except per share data):(1)

Pro Forma Disclosures	2005	2004	2003

	(In thousands, except per share data)
Net income	$7,006	$16,815	$40,019
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(397)	(765)	(935)
Pro forma net income	$6,609	$16,050	$39,084

Basic earnings per share
As reported	$0.73	$1.79	$2.56

Pro forma	$0.69	$1.71	$2.50

Diluted earnings per share
As reported	$0.70	$1.73	$2.53

Pro forma	$0.66	$1.65	$2.47

Risk free interest rates	3.96%	3.25%	1.73%-2.92%
Expected lives	3-7 years	3-7 years	3-7 years
Expected volatility	39%	40%	49%
Expected dividend	—	—	—
      In December 2004, the FASB issued FAS 123R, “Share-Based Payment,” a revision of FAS 123. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding its interpretation of FAS 123R. The standard requires companies to expense the grant-date fair value of stock options and other equity-based compensation issued to employees. In accordance with the revised statement and related

(1)	See Note 15 for more information regarding the Company’s stock option plans.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
guidance, the Company will begin to recognize the expense attributable to stock options granted or vested subsequent to January 1, 2006 using the modified prospective method in the first quarter of 2006. The Company will continue using the Black-Scholes valuation model and straight-line amortization of compensation expense over the requisite service period of the grant. The Company expects compensation expense during 2006 related to stock based awards consistent with the pro forma disclosures under FAS 123 above for the year ended January 1, 2006.

Recent Accounting Pronouncements
      In May 2005, FASB issued FAS No. 154, “Accounting for Changes and Error Corrections”. FAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle. It also requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. The statement was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of FAS No. 154 did not have a material effect on the Company’s consolidated financial position or results of operations.
      In March 2005, the Financial Accounting Standards Board issued Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations. FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. The provision was effective no later than the end of fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material effect on the Company’s financial position, results of operations, and cash flows.

2.	Acquisition
      Under the purchase method of accounting, the purchase price for CSC was allocated to CSC’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. The aggregate consideration for this transaction was approximately $79.3 million, comprised of approximately $62.1 million in cash to acquire 100% of the 10.2 million shares of outstanding common stock, approximately $7.0 million in payments of CSC debt and direct transactions costs of approximately $10.2 million. Independent valuation specialists have been engaged to perform valuations to assist in the determination of the fair values of a significant portion of CSC’s net assets. Immediately following the purchase of CSC, the Company sold Youth Services International, Inc., the former juvenile services division of CSC, for $3.75 million, $1.75 million of which was paid in cash and the remaining $2.0 million of which was paid in the form of a promissory note accruing interest at a rate of 6% per annum. Principal and interest are due quarterly. The annual maturities are $0.6 million in 2006, $0.7 million in 2007, and $0.7 million in 2008. The purchase price allocations related to property and equipment, other assets, capital lease obligations and certain tax elections are still tentative as the Company has not received information from our independent valuation specialists. This information is expected to be received in the first quarter of 2006. The purchase price allocation excludes the assets of Youth Services International, Inc.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The preliminary allocation of the purchase price is summarized below (in thousands):

	Purchase Price
	Allocation	Asset Life

Current Assets	$44,391
Property and Equipment	110,150	Various
Intangible assets	16,520	4-20 years
Goodwill	35,317	Indefinite
Other non-current assets	17,566

Total Assets acquired	223,934

Current liabilities	23,565
Other non-current liabilities	6,052
Debt and capital lease obligations	115,027

Total liabilities assumed	144,644

Net assets acquired, including direct transaction costs	$79,290

      None of the goodwill recorded in relation to this acquisition is deductible for tax purposes. Identifiable intangible assets purchased in the acquisition and their weighted average lives are as follows (in thousands):

	Description	Asset Life

Facility management contracts	$15,050	7-20 years
Covenants not to compete	1,470	4 years

Total	$16,520

      The fair values used in determining the purchase price allocation for the intangible assets were based on independent appraisal.
      The $35.3 million of goodwill related to the acquisition was assigned to the Correctional and Detention Facilities segment. See Note 17 for segment information.
      The results of operations of CSC are included in the Company’s results of operations beginning after November 4, 2005. CSC is part of the Company’s Correctional and Detention Facilities reportable segment. The following unaudited pro forma information combines the consolidated results of operations of the Company and CSC as if the acquisitions had occurred at the beginning of fiscal year 2004 and excludes the operations of Youth Services International, Inc. (in thousands, except per share data):

	2005	2004

Revenues	$692,545	$670,563
Income from continuing operations	5,719	21,662
Net income	4,402	9,571
Net income per share — basic	$0.46	$1.02
Net income per share — diluted	$0.44	$0.98

3.	Discontinued Operations
      The Company formerly had, through its Australian subsidiary, a contract with the Department of Immigration, Multicultural and Indigenous Affairs (“DIMIA”) for the management and operation of

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Australia’s immigration centers. In 2003, the contract was not renewed, and effective February 29, 2004, the Company completed the transition of the contract and exited the management and operation of the DIMIA centers. In accordance with the provisions related to discontinued operations specified within FAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the accompanying consolidated financial statements and notes reflect the operations of DIMIA as a discontinued operation in all periods presented.
      In New Zealand, the New Zealand Parliament in early 2005 repealed the law that permitted private prison operation resulting in the termination of the Company’s contract for the management and operation of the Auckland Central Remand Prison (“Auckland”). The Company has operated this facility since July 2000. The Company ceased operating the facility upon the expiration of the contract on July 13, 2005. The accompanying consolidated financial statements and notes reflect the operations of Auckland as a discontinued operation.
      On January 1, 2006, the Company completed the sale of Atlantic Shores Hospital, a 72-bed private mental health hospital which the Company owned and operated since 1997 for approximately $11.5 million. The Company recognized a gain on the sale of this transaction of approximately $1.6 million or $1.0 million net of tax. Pre-tax profit related to the 72-bed private mental health hospital was $0.1 million, $(0.2) million and $0.2 million in 2005, 2004 and 2003 respectively. The accompanying consolidated financial statements and notes reflect the operations of the hospital and the related sale as a discontinued operation.
      The following are the revenues related to DIMIA, Auckland and Atlantic Shores Hospital for the periods presented (in thousands):

	2005	2004	2003

	(In thousands)
Revenues — DIMIA	$20	$6,040	$62,673
Revenues — Auckland	7,256	12,940	10,492
Revenues — Atlantic Shores	8,602	7,614	7,711

4.	Property and Equipment
      Property and equipment consist of the following at fiscal year end:

	Useful
	Life	2005	2004

	(Years)
		(In thousands)
Land	—	$6,195	$2,699
Buildings and improvements	2 to 40	258,008	168,855
Leasehold improvements	1 to 15	45,356	40,126
Equipment	3 to 7	32,541	23,106
Furniture and fixtures	3 to 7	9,309	3,432

		$351,409	$238,218
Less accumulated depreciation and amortization		(69,173)	(47,353)

		$282,236	$190,865

      At January 1, 2006, the Company had $17.3 million of assets recorded under capital leases including $16.6 million related to buildings and improvements, $0.6 million related to equipment and $0.1 million related to leasehold improvements with accumulated amortization of $0.1 million. There were no assets under capital leases at January 2, 2005.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Assets Held for Sale
      In conjunction with the acquisition of CSC, the Company acquired a building and assets associated with a program that had been discontinued by CSC in October 2003. These assets meet the criteria to be classified as held for sale per the guidance of FAS No. 144 and have been recorded at their net realizable value at November 4, 2005. No depreciation has been recorded related to these assets in accordance with FAS No. 144.

6.	Investment in Direct Finance Leases
      The Company’s investment in direct finance leases relates to the financing and management of one Australian facility. The Company’s wholly-owned Australian subsidiary financed the facility’s development with long-term debt obligations, which are non-recourse to the Company. The Company’s financial statements reflect the consolidated Australian’s subsidiary’s direct finance lease receivable from the state government and related non-recourse debt each totaling approximately $40.3 million and $44.7 as of January 1, 2006 and January 2, 2005, respectively.
      The future minimum rentals to be received are as follows:

Annual
Fiscal Year	Repayment

(In thousands)
2006	$5,630
2007	5,660
2008	5,705
2009	5,744
2010	5,792
Thereafter	39,433

Total minimum obligation	$67,964
Less unearned interest income	(27,670)
Less current portion of direct finance lease	(1,802)

Investment in direct finance lease	$38,492

7.	Derivative Financial Instruments
      Effective September 18, 2003, the Company entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. The Company has designated the swaps as hedges against changes in the fair value of a designated portion of the Notes due to changes in underlying interest rates. Changes in the fair value of the interest rate swaps are recorded in earnings along with related designated changes in the value of the Notes. The agreements, which have payment and expiration dates and call provisions that coincide with the terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, the Company receives a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while the Company makes a variable interest rate payment to the same counterparties equal to the six-month London Interbank Offered Rate, (“LIBOR”) plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. As of January 1, 2006 and January 2, 2005 the fair value of the swaps totaled approximately $(1.1) million and $0.7 million and is included in other non-current assets or liabilities and as an adjustment to the carrying value of the Notes in the accompanying balance sheets. There was no material ineffectiveness of the Company’s interest rate swaps for the fiscal year ended January 1, 2006.
      The Company’s Australian subsidiary is a party to an interest rate swap agreement to fix the interest rate on the variable rate non-recourse debt to 9.7%. The Company has determined the swap to be an effective cash

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
flow hedge. Accordingly, the Company records the value of the interest rate swap in accumulated other comprehensive income, net of applicable income taxes. The total value of the swap liability as of January 1, 2006 and January 2, 2005 was approximately $0.4 million and $2.5 million, respectively, and is recorded as a component of other liabilities in the accompanying consolidated financial statements. There was no material ineffectiveness of the Company’s interest rate swaps for the fiscal years presented. The Company does not expect to enter into any transactions during the next twelve months which would result in the reclassification into earnings of losses associated with this swap currently reported in accumulated other comprehensive loss.
      The Company’s former 50% owned joint venture operating in the United Kingdom was a party to several interest rate swaps to fix the interest rate on its variable rate credit facility. The Company previously determined the swaps to be effective cash flow hedges and upon the initial adoption of FAS No. 133 on January 1, 2001, the Company recognized a $12.1 million reduction of shareholders’ equity. In fiscal 2003, in connection with the sale of the 50% owned joint venture in the UK, the Company reclassified the remaining balance of approximately $13.3 million from accumulated other comprehensive loss into earnings as a reduction of the gain on sale of the UK joint venture.

8.	Goodwill and Other Intangible Assets, Net
      As of January 1, 2006 and January 2, 2005, the Company had $35.9 million and $0.6 million of goodwill, respectively.
      Intangible assets, net consisted of the following (in thousands):

	Useful Life
	in Years	2005

Facility Management Contracts	7-20	$15,050
Covenants not to compete	4	1,470

		$16,520
Less Accumulated Amortization		(289)

		$16,231

      Amortization expense was $0.3 million for the fiscal year ended 2005. Amortization is recognized on a straight-line basis over the estimated useful life of the intangible assets. Estimated amortization expense for fiscal 2006 through fiscal 2010 and thereafter are as follows:

Expense
Fiscal Year	Amortization

(In thousands)
2006	$1,754
2007	1,754
2008	1,754
2009	1,693
2010	1,387
Thereafter	7,889

$16,231

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Accrued Expenses
      Accrued expenses consisted of the following (dollars in thousands):

	2005	2004

Accrued interest	$7,193	$5,476
Accrued bonus	4,369	5,608
Accrued insurance	25,923	15,686
Accrued taxes	882	1,522
Jena idle facility lease reserve	8,257	5,847
Other	23,553	18,965

Total	$70,177	$53,104

10.	Debt
      Debt consisted of the following (dollars in thousands):

	2005	2004

Capital Lease Obligations	$17,755	$—
Senior Credit Facility:
Term loan	$74,813	$51,521
Senior 8 1/4% Notes:
Notes Due in 2013	$150,000	$150,000
Discount on Notes	(3,735)	(4,063)
Swap on Notes	(1,074)	746

Total Senior 8 1/4 % Notes	$145,191	$146,683
Non Recourse Debt:
Non recourse debt	$142,479	$44,683
Discount on bonds	(4,493)	—

Total non recourse debt	137,986	44,683
Other debt	301	—

Total debt	$376,046	$242,887

Current portion of capital lease obligations, long-term debt and non-recourse debt	(8,441)	(13,736)
Capital lease obligations	(17,072)	—
Non recourse debt	(131,279)	(42,953)

Long term debt	$219,254	$186,198

The Senior Credit Facility
      On September 14, 2005, the Company amended its senior credit facility (the “Senior Credit Facility”), to consist of a $75 million, six-year term-loan bearing interest at London Interbank Offered Rate, (“LIBOR”) plus 2.00%, and a $100 million, five-year revolving credit facility bearing interest at LIBOR plus 2.00%. The Company used the borrowings under the Senior Credit Facility to fund general corporate purposes and to finance the acquisition of Correctional Services Corporation (“CSC”) for approximately $62 million plus

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
transaction-related costs. The acquisition of CSC closed in the fourth quarter of 2005. As of January 1, 2006, the Company had borrowings of $74.8 million outstanding under the term loan portion of the Senior Credit Facility, no amounts outstanding under the revolving portion of the Senior Credit Facility, and $43.7 million outstanding in letters of credit under the revolving portion of the Senior Credit Facility. As of January 1, 2006 the Company had $56.3 million available for borrowings under the revolving portion of the Senior Credit Facility.
      All of the obligations under the Senior Credit Facility are unconditionally guaranteed by each of the Company’s existing material domestic subsidiaries. The Senior Credit Facility and the related guarantees are secured by substantially all of the Company’s present and future tangible and intangible assets and all present and future tangible and intangible assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by the Company and each guarantor, and (ii) perfected first-priority security interests in all of the Company’s present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.
      Indebtedness under the Revolving Credit Facility bears interest at the Company’s option at the base rate plus a spread varying from 0.50% to 1.25% (depending upon a leverage-based pricing grid set forth in the Senior Credit Facility), or at LIBOR plus a spread, varying from 1.50% to 2.25% (depending upon a leverage-based pricing grid, as defined in the Senior Credit Facility). As of January 1, 2006, there were no borrowings outstanding under the Revolving Credit Facility. However, new borrowings would bear interest at LIBOR plus 2.00% or at the base rate plus 1.00%. Letters of credit outstanding under the revolving portion of the Senior Credit Facility bear interest at 1.50% to 2.25% (depending upon a leverage-based pricing grid, as defined in the Senior Credit Facility). Available capacity under the revolving portion of the Senior Credit Facility bears interest at 0.38% to 0.5%. The Term Loan Facility bears interest at the Company’s option at the base rate plus a spread of 0.75% to 1.00%, or at LIBOR plus a spread, varying from 1.75% to 2.00% (depending upon a leverage-based pricing grid, as defined in the Senior Credit Facility). Borrowings under the Term Loan Facility currently bear interest at LIBOR plus a spread of 2.00%. If an event of default occurs under the Senior Credit Facility, (i) all LIBOR rate loans bear interest at the rate which is 2.00% in excess of the rate then applicable to LIBOR rate loans until the end of the applicable interest period and thereafter at a rate which is 2.00% in excess of the rate then applicable to base rate loans, and (ii) all base rate loans bear interest at a rate which is 2.00% in excess of the rate then applicable to base rate loans.
      The Senior Credit Facility contains financial covenants which require the Company to maintain the following ratios, as computed at the end of each fiscal quarter for the immediately preceding four quarter-period: a total leverage ratio equal to or less than 3.50 to 1.00 through December 30, 2006, which reduces thereafter in 0.50 increments to 3.00 to 1.00 for the period from December 31, 2006 through December 27, 2007 and thereafter; a senior secured leverage ratio equal to or less than 2.50 to 1.00; and a fixed charge coverage ratio equal to or less than 1.05 to 1.00 until December 30, 2006, and thereafter a ratio of 1.10 to 1.00. In addition, the Senior Credit Facility prohibits the Company from making capital expenditures greater than $19.0 million in the aggregate during any fiscal year until 2009 and $24.0 million during each of the years 2010 and 2011, provided that to the extent that the Company’s capital expenditures during any fiscal year are less than the limit, such amount will be added to the maximum amount of capital expenditures that the Company can make in the following year.
      The Senior Credit Facility contains certain customary representations and warranties, and certain customary covenants that restrict the Company’s ability to, among other things (i) create, incur or assume any indebtedness, (ii) incur liens, (iii) make loans and investments, (iv) engage in mergers, acquisitions and asset sales, (v) sell our assets, (vi) make certain restricted payments, including declaring any cash dividends or redeem or repurchase capital stock, except as otherwise permitted, (vii) issue, sell or otherwise dispose of the Company’s capital stock, (viii) transact with affiliates, (ix) make changes to the Company’s accounting treatment, (x) amend or modify the terms of any subordinated indebtedness (including the Notes), (xi) enter

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
into debt agreements that contain negative pledges on the Company’s assets or covenants more restrictive than contained in the Senior Credit Facility, (xii) alter the business the Company conducts, and (xiii) materially impair the Company’s lenders’ security interests in the collateral for the Company’s loans. The covenants in the Senior Credit Facility can substantially restrict the Company’s business operations.
      Events of default under the Senior Credit Facility include, but are not limited to, (i) the Company’s failure to pay principal or interest when due, (ii) the Company’s material breach of any representations or warranty, (iii) covenant defaults, (iv) bankruptcy, (v) cross default to certain other indebtedness, (vi) unsatisfied final judgments over a threshold to be determined, (vii) material environmental claims which are asserted against the Company, and (viii) a change of control.

Senior 8 1/4% Notes
      To facilitate the completion of the purchase of the 12 million shares from Group 4 Falck, the Company amended the Senior Credit Facility and issued $150.0 million aggregate principal amount, ten-year, 8 1/4% senior unsecured notes, (“the Notes”), in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. The Notes are general, unsecured, senior obligations. Interest is payable semi-annually on January 15 and July 15 at 8 1/4%. The Notes are governed by the terms of an Indenture, dated July 9, 2003, between the Company and the Bank of New York, as trustee, referred to as the Indenture. Under the terms of the Indenture, at any time on or prior to July 15, 2006, the Company may redeem up to 35% of the Notes with the proceeds from equity offerings at 108.25% of the principal amount to be redeemed plus the payment of accrued and unpaid interest, and any applicable liquidated damages. Additionally, after July 15, 2008, the Company may redeem, at the Company’s option, all or a portion of the Notes plus accrued and unpaid interest at various redemption prices ranging from 104.125% to 100.000% of the principal amount to be redeemed, depending on when the redemption occurs. The Indenture contains covenants that limit the Company’s ability to incur additional indebtedness, pay dividends or distributions on its common stock, repurchase its common stock, and prepay subordinated indebtedness. The Indenture also limits the Company’s ability to issue preferred stock, make certain types of investments, merge or consolidate with another company, guarantee other indebtedness, create liens and transfer and sell assets. On June 25, 2004, as required by the terms of the Indenture governing the Notes, the Company used $43.0 million of the net proceeds from the sale of PCG to permanently reduce the Senior Credit Facility, and wrote off approximately $0.3 million in deferred financing costs related to this payment.
      The Company is in compliance with all of the covenants of the Indenture governing the notes as of January 1, 2006.

Non-Recourse Debt

South Texas Detention Complex:
      In February 2004, CSC was awarded a contract by the Department of Homeland Security, Bureau of Immigration and Customs Enforcement (“ICE”) to develop and operate a 1,020-bed detention complex in Frio County Texas. South Texas Local Development Corporation (“STLDC”) was created and issued $49.5 million in taxable revenue bonds to finance the construction of the detention center. Additionally, CSC provided a $5 million subordinated note to STLDC for initial development. The Company determined that it is the primary beneficiary of STLDC and consolidate the entity as a result. STLDC is the owner of the complex and entered into a development agreement with CSC to oversee the development of the complex. In addition, STLDC entered into an operating agreement providing CSC the sole and exclusive right to operate and manage the complex. The operating agreement and bond indenture require the revenue from CSC’s contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to CSC to cover CSC’s operating expenses and management fee. The bonds have a ten year term

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and are non-recourse to CSC and STLDC. CSC is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center.
      Included in non-current restricted cash equivalents and investments is $12.2 million as of January 1, 2006 as funds held in trust with respect to the STLDC for debt service and other reserves.

Northwest Detention Center
      On June 30, 2003 CSC arranged financing for the construction of the Northwest Detention Center in Tacoma, Washington (the “Northwest Detention Center”), which CSC completed and opened for operation in April 2004. In connection with this financing, CSC of Tacoma LLC, a wholly owned subsidiary of CSC, issued a $57 million note payable to the Washington Economic Development Finance Authority (“WEDFA”), an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance to CSC of Tacoma LLC for the purposes of constructing the Northwest Detention Center. The bonds are non-recourse to CSC and the loan from WEDFA to CSC of Tacoma, LLC is non-recourse to CSC. The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Detention Center and to establish debt service and other reserves.
      Included in non-current restricted cash equivalents and investments is $1.3 million as of January 1, 2006 as funds held in trust with respect to the Northwest Detention Center for debt service and other reserves.

Australia
      In connection with the financing and management of one Australian facility, our wholly owned Australian subsidiary financed the facility’s development and subsequent expansion in 2003 with long-term debt obligations, which are non-recourse to us. We have consolidated the subsidiary’s direct finance lease receivable from the state government and related non-recourse debt each totaling approximately $40.3 million and $44.7 million as of January 1, 2006 and January 2, 2005, respectively. As a condition of the loan, we are required to maintain a restricted cash balance of AUD 5.0 million, which, at January 1, 2006, was approximately $3.7 million. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria.
      As of January 1, 2006, the Notes are reflected net of the original issuer’s discount of approximately $3.7 million which is being amortized over the ten year term of the Notes using the effective interest method.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Debt repayment schedules under capital lease obligations, long term debt and non-recourse debt are as follows:

	Capital	Long Term	Non	Total Annual
Fiscal Year	Leases	Debt	Recourse	Repayment

				(In thousands)
2006	$2,087	$1,051	$6,707	$9,845
2007	2,135	750	11,272	14,157
2008	2,119	750	11,899	14,768
2009	1,975	750	12,606	15,331
2010	1,909	18,375	13,262	33,546
Thereafter	22,580	203,438	86,733	312,751

	$32,805	$225,114	$142,479	$400,398

Original issuer’s discount	—	(3,735)	(4,493)	(8,228)
Current portion	(683)	(1,051)	(6,707)	(8,441)
Interest imputed on Capital Leases	(15,050)	—	—	(15,050)
Swap	—	(1,074)	—	(1,074)

Non current portion	$17,072	$219,254	$131,279	$367,605

      At January 1, 2006 the Company also had outstanding eleven letters of guarantee totaling approximately $6.5 million under separate international facilities.

Guarantees
      In connection with the creation of SACS, the Company entered into certain guarantees related to the financing, construction and operation of the prison. The Company guaranteed certain obligations of SACS under its debt agreements up to a maximum amount of 60.0 million South African Rand, or approximately $9.5 million to SACS’ senior lenders through the issuance of letters of credit. Additionally, SACS is required to fund a restricted account for the payment of certain costs in the event of contract termination. The Company has guaranteed the payment of 50% of amounts which may be payable by SACS into the restricted account and provided a standby letter of credit of 6.5 million South African Rand, or approximately $1.0 million as security for the Company’s guarantee. The Company’s obligations under this guarantee expire upon SACS’ release from its obligations in respect of the restricted account under its debt agreements. No amounts have been drawn against these letters of credit, which are included in the Company’s outstanding letters of credit under its Revolving Credit Facility.
      The Company has agreed to provide a loan of up to 20.0 million South African Rand, or approximately $3.2 million (the “Standby Facility”) to SACS for the purpose of financing SACS’ obligations under its contract with the South African government. No amounts have been funded under the Standby Facility, and the Company does not anticipate that such funding will ever be required by SACS. The Company’s obligations under the Standby Facility expire upon the earlier of full funding or SACS’ release from its obligations under its debt agreements. The lenders’ ability to draw on the Standby Facility is limited to certain circumstance, including termination of the contract.
      The Company has also guaranteed certain obligations of SACS to the security trustee for SACS lenders. The Company secured its guarantee to the security trustee by ceding its rights to claims against SACS in respect of any loans or other finance agreements, and by pledging the Company’s shares in SACS. The Company’s liability under the guarantee is limited to the cession and pledge of shares. The guarantee expires upon expiration of the cession and pledge agreements.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In connection with a design, build, finance and maintenance contract, the Company guaranteed certain potential tax obligations of a special purpose entity. The potential estimated exposure of these obligations is CAN$2.5 million, or approximately $2.1 million commencing in 2017. To secure this guarantee, the Company purchased Canadian dollar denominated securities with maturities matched to the estimated tax obligations in 2017 to 2021. The Company has recorded an asset and a liability equal to the current fair market value of those securities on its balance sheet.
      The Company’s wholly-owned Australian subsidiary financed the development of a facility and subsequent expansion in 2003, with long-term debt obligations, which are non-recourse to the Company and total $40.3 million and $44.7 million at January 1, 2006 and January 2, 2005, respectively. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria. As a condition of the loan, the Company is required to maintain a restricted cash balance of AUD 5.0 million, which, at January 1, 2006, was approximately $3.7 million. This amount is included in restricted cash and the annual maturities of the future debt obligation is included in non recourse debt. The debt amortization schedule requires annual repayments of $1.8 million in 2006, $2.0 million in 2007, $2.3 million in 2008, $2.5 million in 2009, $2.8 million in 2010 and $28.9 million thereafter. CSC non-recourse requires annual repayments of $4.9 million in 2006, $9.3 million in 2007, $9.7 million in 2008, $10.1 million in 2009, $10.3 million in 2010 and $57.9 million thereafter.

11.	Transactions with CentraCore Properties Trust (“CPV”)
      During fiscal 1998, 1999 and 2000, CPV acquired 11 correctional and detention facilities operated by the Company. There have been no purchase and sale transactions between the Company and CPV since 2000.
      Simultaneous with the purchases, the Company entered into ten-year operating leases of these facilities from CPV. As the lease agreements are subject to contractual lease increases, the Company records operating lease expense for these leases on a straight-line basis over the term of the leases. Additionally, the lease contains three five-year renewal options based on fair market rental rates. The deferred unamortized net gain related to sales of the facilities to CPV at January 1, 2006, which is included in “Deferred Revenue” in the accompanying consolidated balance sheets is $5.2 million with $1.9 million short-term and $3.3 million long-term. The gain is being amortized over the ten-year lease terms. The Company recorded net rental expense related to the CPV leases of $21.6 million, $21.0 million and $20.0 million in 2005, 2004 and 2003, respectively, excluding the Jena rental expense (See Note 12).
      The future minimum lease commitments under the leases for these eleven facilities are as follows:

Annual
Fiscal Year	Rental

(In thousands)
2006	$25,750
2007	27,292
2008	20,022
2009	10,617
2010	8,203
Thereafter	48,267

$140,151

      The Company operates the 1,918-bed Lawton Correctional Facility in Lawton Oklahoma and leases the facility under a ten year non-cancelable operating lease from CentraCore Properties Trust (CPV). The

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company completed the construction of a 300-bed expansion to the original 1,618-bed facility in 1999 and capitalized the expansion as a leasehold improvement. On May 27, 2005 the Company entered into an amended lease agreement with CPV which includes the purchase by CPV of the 300-bed expansion for $3.5 million and an additional 600-bed expansion for $23.0 million. The Company recognized a $1.0 million gain on the sale of the existing 300-bed expansion which is being deferred and amortized over the new lease term. The Company accounts for the construction of the new 600-bed expansion in accordance with EITF 97-10 “The Effect of Lessee Involvement in Asset Construction” and capitalized the construction costs through the completion of construction. On January 1, 2006, the Company had capitalized $8.9 million of construction costs. The Company expects the construction of the new 600-bed expansion to be completed sometime during the third quarter 2006, after which time a new ten year non-cancelable operating lease with CPV for the entire Lawton Correctional Facility will become effective.
      In February 2005, the Company appointed a new board member who previously served on CPV’s board of directors. Subsequently on February 8, 2006, the director resigned from the Company’s board of directors.

12.	Commitments and Contingencies
      During 2000, the Company’s management contract at the 276-bed Jena Juvenile Justice Center in Jena, Louisiana, which is included in the correction and detention facilities segment, was discontinued by the mutual agreement of the parties. Despite the discontinuation of the management contract, the Company remains responsible for payments on the Company’s underlying lease of the inactive facility with CPV through January 2010. During the third quarter of 2005, the Company determined the alternative uses being pursued were no longer probable and as a result revised its estimated sublease income and recorded an operating charge of $4.3 million, representing the remaining obligation on the lease through the contractual term of January 2010 for a total reserve of $8.6 million. This $4.3 million charge is included in the caption “Operating Expenses” in the Consolidated Statement of Income for the fiscal year ended January 1, 2006. However, the Company will continue its effort to reactivate the facility.
      The Company owns the 480-bed Michigan Correctional Facility in Baldwin, Michigan, referred to as the Michigan Facility. The Company operated the Michigan Facility from 1999 until October 2005 pursuant to a management contract with the Michigan Department of Corrections, or the MDOC. Separately, the Company leased the Michigan Facility, as lessor, to the State, as lessee, under a lease with an initial term of 20 years followed by two five-year options. On September 30, 2005, the Governor of the State of Michigan announced her decision to close the Michigan Facility. As a result of the closure of the Michigan Facility, the Company’s management contract with the MDOC to operate the Michigan Facility was terminated. On October 3, 2005, the Michigan Department of Management & Budget sent the Company a 60 day cancellation notice to terminate the lease for the Michigan Facility. Based in part on the language of certain provisions in the lease, the Company believes that the Governor does not have the authority to unilaterally terminate the Michigan Facility lease. As a result, in November 2005, the Company filed a lawsuit against the State to enforce the Company’s rights under the lease. On February 24, 2006, the Ingham County Circuit Court, the trial court with jurisdiction over the case, granted summary judgment in favor of the State and against the Company and the other plaintiffs, The Village of Baldwin and Webber Township. The trial court ruled that the State lawfully cancelled the lease when the Governor exercised her line item veto of the legislative appropriation for the funding of the lease. The Company is in the process of appealing the summary judgment entered by the trial court. The Company has reviewed the Michigan Facility for impairment in accordance with FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and recorded an impairment charge in the fourth quarter of 2005 for $20.9 million based on an independent appraisal of fair market value.
      The Company has entered into construction contracts with the Florida Department of Management Services (“DMS”) to expand the Moorehaven Correctional Facility by 235 beds, which the Company

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
operates for DMS, and build the 1,500-bed Graceville Correctional Facility, which the Company will operate for DMS upon final completion of the construction. Payment under these construction contracts is contingent on the receipt of proceeds from bonds being issued by the state of Florida to finance the projects. Subsequent to January 1, 2006, the Company incurred approximately $8.5 million in costs related to these projects prior to the financing being completed. We expect the financing to be completed by March 31, 2006. In the event the required financing is not completed, the Company will expense these costs during the first quarter of 2006 without an offsetting revenue source.

Operating Leases
      The Company leases correctional facilities, office space, computers and vehicles under non-cancelable operating leases expiring between 2005 and 2013. The future minimum commitments under these leases exclusive of lease commitments related to CPV, are as follows:

Annual
Fiscal Year	Rental

(In thousands)
2006	$11,483
2007	11,353
2008	11,063
2009	8,583
2010	5,903
Thereafter	18,343

$66,728

      Rent expense was approximately $24.9 million, $14.4 million, and $12.5 million for fiscal 2005, 2004, and 2003 respectively.

Litigation, Claims and Assessments
      The Company was defending a wage and hour class action lawsuit (Salas et al v. WCC) filed on December 26, 2001 in California state court by ten current and former employees. In January 2005, this lawsuit was settled by a satisfaction of judgment and a release of all claims executed by the plaintiffs which was filed with the Superior Court of California in Kern County. As part of the settlement, the Company made a cash payment of approximately $3.1 million and is required to provide certain non-cash considerations to current California employees who were included in the lawsuit. The non-cash considerations include a designated number of paid days off according to longevity of employment, modifications to the Company’s human resources department, and changes in certain operational procedures at the Company’s correctional facilities in California. The settlement encompasses all current and former employees in California through the approval date of the settlement and constitutes a full and final settlement of all actual and potential wage and hour claims against the Company in California for the period preceding July 29, 2004.
      In June 2004, the Company received notice of a third-party claim for property damage incurred during 2002 and 2001 at several detention facilities that the Company’s Australian subsidiary formerly operated pursuant to its discontinued operation. The claim relates to property damage caused by detainees at the detention facilities. The notice was given by the Australian government’s insurance provider and did not specify the amount of damages being sought. In May 2005, the Company received additional correspondence indicating that the insurance provider still intends to pursue the claim against our Australian subsidiary. Although the claim is in the initial stages and the Company is still in the process of fully evaluating its merits, the Company believes that it has defenses to the allegations underlying the claim and intends to

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
vigorously defend the Company’s rights with respect to this matter. While the insurance provider has not quantified its damage claim and the outcome of this matter discussed above cannot be predicted with certainty, based on information known to date, and management’s preliminary review of the claim, the Company believes that, if settled unfavorably, this matter could have a material adverse effect on the Company’s financial condition, results of operations and cash flows. The Company is uninsured for any damages or costs that it may incur as a result of this claim, including the expenses of defending the claim. The Company has accrued a reserve related to this claim based on its estimate of the most probable loss based on the facts and circumstances known to date, and the advice of its legal counsel.
      The nature of the Company’s business exposes it to various types of claims or litigation against the Company, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, indemnification claims by our customers and other third parties, contractual claims and claims for personal injury or other damages resulting from contact with the Company’s facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. Except as otherwise disclosed above, the Company does not expect the outcome of any pending claims or legal proceedings to have a material adverse effect on its financial condition, results of operations or cash flows.

Collective Bargaining Agreements
      The Company had approximately twenty percent of its workforce covered by collective bargaining agreements at January 1, 2006. Collective bargaining agreements with nine percent of employees are set to expire in less than one year.

13.	Share Purchase
      On July 9, 2003, the Company purchased all 12 million shares of the Company’s common stock beneficially owned by Group 4 Falck, the Company’s former 57% majority shareholder, for $132.0 million in cash.
      In April 1994, the Company’s Board of Directors authorized 10,000,000 shares of “blank check” preferred stock. The Board of Directors is authorized to determine the rights and privileges of any future issuance of preferred stock such as voting and dividend rights, liquidation privileges, redemption rights and conversion privileges.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Earnings Per Share
      The table below shows the amounts used in computing earnings per share (“EPS”) in accordance with FAS No. 128 and the effects on income and the weighted average number of shares of potential dilutive common stock.

Fiscal Year	2005	2004	2003

	(In thousands,
	except per share data)
Net income	$7,006	$16,815	$40,019
Basic earnings per share:
Weighted average shares outstanding	9,580	9,384	15,618

Per share amount	$0.73	$1.79	$2.56

Diluted earnings per share:
Weighted average shares outstanding	9,580	9,384	15,618
Effect of dilutive securities:
Employee and director stock options	430	354	211

Weighted average shares assuming dilution	10,010	9,738	15,829

Per share amount	$0.70	$1.73	$2.53

      For fiscal 2005, options to purchase 16,000 shares of the Company’s common stock with exercise prices ranging from $26.88 to $32.20 per share and expiration dates between 2006 and 2014 were outstanding at January 1, 2006, but were not included in the computation of diluted EPS because their effect would be anti-dilutive.
      For fiscal 2004, options to purchase 362,447 shares of the Company’s common stock with exercise prices ranging from $21.50 to $26.88 per share and expiration dates between 2006 and 2014 were outstanding at January 2, 2005, but were not included in the computation of diluted EPS because their effect would be anti-dilutive.
      For fiscal 2003, options to purchase 735,600 shares of the Company’s common stock with exercise prices ranging from $15.40 to $29.56 per share and expiration dates between 2006 and 2012 were outstanding at December 28, 2003, but were not included in the computation of diluted EPS because their effect would be anti-dilutive.

15.	Stock Options
      The Company has four stock option plans: The Wackenhut Corrections Corporation 1994 Stock Option Plan (First Plan), the Wackenhut Corrections Corporation 1994 Stock Option Plan (Second Plan), the 1995 Non-Employee Director Stock Option Plan (Third Plan) and the Wackenhut Corrections Corporation 1999 Stock Option Plan (Fourth Plan). The Wackenhut Corrections Corporation 1994 Stock Option Plan (First Plan) has expired and has no outstanding stock options.
      Under the Second Plan and Fourth Plan, the Company may grant options to key employees for up to 1,500,000 and 1,150,000 shares of common stock, respectively. Under the terms of these plans, the exercise price per share and vesting period is determined at the sole discretion of the Board of Directors. All options that have been granted under these plans are exercisable at the fair market value of the common stock at the date of the grant. Generally, the options vest and become exercisable ratably over a four-year period, beginning immediately on the date of the grant. However, the Board of Directors has exercised its discretion

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and has granted options that vest 100% immediately. All options under the Second Plan and Fourth Plan expire no later than ten years after the date of the grant.
      Under the Third Plan, the Company may grant up to 110,000 shares of common stock to non-employee directors of the Company. Under the terms of this plan, options are granted at the fair market value of the common stock at the date of the grant, become exercisable immediately, and expire ten years after the date of the grant.
      A summary of the status of the Company’s stock option plans is presented below.

	2005		2004		2003

		Wtd. Avg.		Wtd. Avg.		Wtd. Avg.
		Exercise		Exercise		Exercise
Fiscal Year	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	1,591,509	$15.49	1,614,374	$14.21	1,410,306	$14.26
Granted	13,500	32.20	160,374	22.00	305,000	12.67
Exercised	183,752	16.32	174,839	9.10	86,932	8.93
Forfeited/ Cancelled	14,600	16.70	8,400	22.93	14,000	17.36

Options outstanding at end of year	1,406,657	15.53	1,591,509	15.49	1,614,374	14.21

Options exercisable at end of year	1,260,492	$15.32	1,381,692	$15.26	1,443,032	$14.39

      The following table summarizes information about the stock options outstanding at January 1, 2006:

	Options Outstanding			Options Exercisable

		Wtd. Avg.	Wtd. Avg.		Wtd. Avg.
	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$7.88 - $7.88	2,000	4.3	$7.88	2,000	$7.88
$8.44 - $8.44	184,500	4.1	8.44	184,500	8.44
$9.30 - $9.30	172,500	5.1	9.30	172,500	9.30
$9.51 - $12.51	80,091	7.1	9.61	56,807	9.65
$14.00 - $14.00	184,182	7.3	14.00	134,732	14.00
$14.69 - $14.69	15,000	3.7	14.69	15,000	14.69
$15.40 - $15.40	264,000	6.1	15.40	264,000	15.40
$15.90 - $18.63	176,137	4.3	18.43	160,753	18.44
$20.25 - $22.93	159,000	3.7	22.30	120,600	22.10
$23.00 - $32.20	169,247	4.4	25.09	149,600	25.32

	1,406,657	5.2	$15.53	1,260,492	$15.32

      The Company had 13,000 options available to be granted at January 1, 2006 under the aforementioned stock plans.

16.	Retirement and Deferred Compensation Plans
      The Company has two noncontributory defined benefit pension plans covering certain of the Company’s executives. Retirement benefits are based on years of service, employees’ average compensation for the last five years prior to retirement and social security benefits. Currently, the plans are not funded. The Company purchased and is the beneficiary of life insurance policies for certain participants enrolled in the plans.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In 2001, the Company established non-qualified deferred compensation agreements with three key executives. These agreements were modified in 2002, and again in 2003. The current agreements provide for a lump sum payment when the executives retire, no sooner than age 55.
      The following table summarizes key information related to these pension plans and retirement agreements which includes information as required by FAS 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. The table illustrates the reconciliation of the beginning and ending balances of the benefit obligation showing the effects during the period attributable to each of the following: service cost, interest cost, plan amendments, termination benefits, actuarial gains and losses. The assumptions used in the Company’s calculation of accrued pension costs are based on market information and the Company’s historical rates for employment compensation and discount rates, respectively.
      In accordance with FAS 132, the Company has also disclosed contributions and payment of benefits related to the plans. There were no assets in the plan at January 1, 2006 or January 2, 2005. All changes as a result of the adjustments to the accumulated benefit obligation are included below and shown net of tax in the Consolidated Statement of Shareholders’ Equity and Comprehensive Income. There were no significant transactions between the employer or related parties and the plan during the period.

	2005	2004

Change in Projected Benefit Obligation
Projected Benefit Obligation, Beginning of Year	$14,423	$13,408
Service Cost	437	313
Interest Cost	542	836
Plan Amendments	—	—
Actuarial Gain (Loss)	332	(102)
Benefits Paid	(32)	(32)

Projected Benefit Obligation, End of Year	$15,702	$14,423
Change in Plan Assets
Plan Assets at Fair Value, Beginning of Year	$—	$—
Company Contributions	32	32
Benefits Paid	(32)	(32)

Plan Assets at Fair Value, End of Year	$—	$—
Reconciliation of Prepaid (Accrued) and Total Amount Recognized
Funded Status of the Plan	$(15,702)	$(14,423)
Unrecognized Prior Service Cost	204	1,141
Unrecognized Net Loss	2,930	2,719

Accrued Pension Cost	$(12,568)	$(10,563)
Accrued Benefit Liability	(12,568)	(11,748)
Intangible Asset	—	1,141
Accumulated Other Comprehensive Income	—	44

Total Recognized	$(12,568)	$(10,563)

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal 2005	Fiscal 2004

Components of Net Periodic Benefit Cost
Service Cost	$437	$314
Interest Cost	542	836
Amortization of:
Unrecognized Prior Service Cost	936	1,078
Unrecognized Net Loss	121	404

Net Periodic Pension Cost	$2,036	$2,632

Weighted Average Assumptions for Expense
Discount Rate	5.50%	5.75%
Expected Return on Plan Assets	N/A	N/A
Rate of Compensation Increase	5.50%	5.50%
      The accumulated benefit obligation for all defined benefit plans was $12.6 million and $11.7 million at January 1, 2006 and January 2, 2005, respectively. The accrued benefit liability for the three plans at January 1, 2006 are as follows, $1.7 million for the executive retirement plan, $0.8 million for the officer retirement plan and $10.1 million for the three key executives’ plans.
      The Company has established a deferred compensation agreement for non-employee directors, which allow eligible directors to defer their compensation in either the form of cash or stock. Participants may elect lump sum or monthly payments to be made at least one year after the deferral is made or at the time the participant ceases to be a director. The Company recognized total compensation expense under this plan of $(0.1) million, $0.1 and $0.1 million for 2005, 2004, and 2003, respectively. Payouts under the plan were $0.0 and $0.1 million in 2005 and 2004 respectively. The liability for the deferred compensation was $0.5 million and $0.5 million at year-end 2005 and 2004, respectively, and is included in “Accrued expenses” in the accompanying consolidated balance sheets.
      The Company also has a non-qualified deferred compensation plan for employees who are ineligible to participate in its qualified 401(k) plan. Eligible employees may defer a fixed percentage of their salary, which earns interest at a rate equal to the prime rate less 0.75%. The Company matches employee contributions up to $400 each year based on the employee’s years of service. Payments will be made at retirement age of 65 or at termination of employment. The Company recognized expense of $0.1 million, $0.1 million and $0.1 million in 2005, 2004, and 2003, respectively. The liability for this plan at year-end 2005 and 2004 was $2.3 million and $2.1 million, respectively, and is included in accrued expense in the accompanying consolidated balance sheets.
      The Company expects to make the following benefit payments based on eligible retirement dates:

Pension
Fiscal Year	Benefits

(In thousands)
2006	$11,047
2007	53
2008	59
2009	118
2010	130
2011-2015	1,342

$12,749

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Business Segment and Geographic Information

Operating and Reporting Segment
      The Company operates in one industry segment encompassing the development and management of privatized government institutions located in the United States, Australia, South Africa and the United Kingdom. The segment information presented in the prior periods has been reclassified to conform to the current presentation.

Fiscal Year	2005	2004	2003

	(In thousands)
Revenues:
Correction and detention facilities	$572,109	$546,952	$519,246
Other	40,791	47,042	29,992

Total revenues	$612,900	$593,994	$549,238

Depreciation and amortization:
Correction and detention facilities	$15,617	$13,672	$13,237
Other	259	226	104

Total depreciation and amortization	$15,876	$13,898	$13,341

Operating Income:
Correction and detention facilities	$7,646	$38,092	$27,952
Other	292	899	1,548

Total operating income	$7,938	$38,991	$29,500

Segment assets:
Correction and detention facilities	$525,625	$343,505
Other	10,671	18,017

Total segment assets	$536,296	$361,522

      Fiscal 2005 segment operating expenses include net non cash charges of $23.8 million consisting of a $20.9 million impairment charge for the Michigan Correctional Facility and a $4.3 million charge for the remaining obligation for the inactive Jena Facility offset by a $1.3 million reduction in insurance reserves.
      Fiscal 2004 segment operating expenses includes a net non cash credit of $1.2 million, consisting of a $4.2 million reduction in our general liability, auto liability and worker’s compensation insurance reserves offset by an additional provision for operating losses of approximately $3.0 million related to our inactive facility in Jena, Louisiana. Fiscal 2003 operating expenses include net non cash charges of $8.6 million in 2003, consisting of a provision for operating losses of approximately $5.0 million related to the Jena facility, and approximately $3.6 million primarily attributable to liability insurance expenses, related to the transitioning of the DIMIA contract in Australia.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pre-Tax Income Reconciliation

Year Ended	2005	2004	2003

	(In thousands)
Total operating income from segment	$7,646	$38,092	$27,952
Unallocated amounts:
Net Interest Expense	(13,862)	(12,570)	(11,043)
Gain on sale of UK Joint Venture	—	—	56,094
Costs related to early extinguishment of debt	(1,360)	(317)	(1,989)
Other	292	899	1,548

Income (loss) before income taxes, equity in earnings of affiliates, Discontinued operations and Minority interest	$(7,284)	$26,104	$72,562

Asset Reconciliation

	2005	2004

Total segment assets	$525,625	$343,505
Cash	57,094	92,005
Short term investments	—	10,000
Deferred income tax-current	19,755	12,891
Restricted cash	26,366	3,908
Other	10,671	18,017

Total Assets	$639,511	$480,326

Geographic Information
      The Company’s international operation are conducted through the Company’s wholly owned Australian subsidiaries, and one of the Company’s joint ventures in South Africa, SACM. Through the Company’s wholly owned subsidiary, GEO Group Australia Pty. Limited, the Company currently manages five correctional facilities, including one police custody center. Through the Company’s joint venture SACM, the Company currently manages one facility.

Fiscal Year	2005	2004	2003

	(In thousands)
Revenues:
U.S. operations	$514,071	$502,989	$475,043
Australia operations	83,335	75,947	61,571
South African operations	15,494	15,058	12,624

Total revenues	$612,900	$593,994	$549,238

Long-lived assets:
U.S. operations	$275,415	$183,655
Australia operations	6,243	6,916
South African operations	578	294

Total long-lived assets	$282,236	$190,865

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sources of Revenue
      The Company’s derives most of its revenue from the management of privatized correction and detention facilities. The Company’s also derives revenue from the management of mental health hospitals and from the construction and expansion of new and existing correctional, detention and mental health facilities. All of the Company’s revenue is generated from external customers.

Fiscal Year	2005	2004	2003

	(In thousands)
Revenues:
Correction and detention facilities	$572,109	$546,952	$519,246
Mental health	32,616	31,704	29,911
Construction	8,175	15,338	81

Total revenues	$612,900	$593,994	$549,238

Equity in Earnings of Affiliates
      Equity in earnings of affiliates for 2005 and 2004 include one of our joint ventures in South Africa, SACS. Equity in earnings of affiliates for 2003 represent the operations of the Company’s 50% owned joint ventures in the United Kingdom (Premier Custodial Group Limited) and SACS. These entities and their subsidiaries are accounted for under the equity method.
      The Company sold its interest in Premier Custodial Group Limited on July 2, 2003 for approximately $80.7 million and recognized a gain of approximately $56.0 million. Total equity in the undistributed earnings for Premier Custodial Group Limited, before income taxes, for fiscal 2003, and 2002 was $3.0 million, and $10.2 million, respectively.
      The following table summarizes certain financial information pertaining to this joint venture for the period from December 30, 2002 through the date of sale of the UK joint venture on July 2, 2003 and for the fiscal year ended December 29, 2002 (in thousands):

2003

Statement of Operations Data
Revenues	$104,080
Operating loss	$(2,981)
Net income	$3,486

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of financial data for SACS is as follows:

Fiscal Year	2005	2004	2003

	(In thousands)
Statement of Operations Data
Revenues	$33,179	$31,175	$24,801
Operating income	11,969	11,118	7,528
Net (loss) income	2,866	—	(817)
Balance Sheet Data
Current assets	13,212	14,250	8,154
Noncurrent assets	68,149	74,648	61,342
Current liabilities	4,187	5,094	2,896
Non current liabilities	73,645	83,474	69,749
Shareholders’ equity (deficit)	3,529	330	(3,150)
      SACS commenced operation in fiscal 2002. Total equity in undistributed loss for SACS before income taxes, for fiscal 2005, 2004 and 2003 was $0.9 million, $(0.1) million, and $(0.4) million, respectively.

Business Concentration
      Except for the major customers noted in the following table, no single customer provided more than 10% of the Company’s consolidated revenues during fiscal 2005, 2004 and 2003:

Customer	2005	2004	2003

Various agencies of the U.S. Federal Government	27%	27%	27%
Various agencies of the State of Texas	8%	9%	12%
Various agencies of the State of Florida	7%	12%	12%
      Concentration of credit risk related to accounts receivable is reflective of the related revenues.
18.     Income Taxes
      The United States and foreign components of income (loss) before income taxes, minority interest and equity income from affiliates are as follows:

	2005	2004	2003

	(In thousands)
Income (loss) before income taxes, minority interest, equity earnings in affiliates, and discontinued operations
United States	$(20,395)	$9,627	$61,064
Foreign	13,111	16,477	11,498

	(7,284)	26,104	72,562

Discontinued operations:
Income (loss) from operation of discontinued business	2,022	(529)	5,188

Total	$(5,262)	$25,575	$77,750

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Taxes on income (loss) consist of the following components:

	2005	2004	2003

	(In thousands)
Federal income taxes:
Current	$(4,146)	$(72)	$29,182
Deferred	(4,151)	2,050	1,790

	(8,297)	1,978	30,972

State income taxes:
Current	(714)	643	2,332
Deferred	(756)	469	226

	(1,470)	1,112	2,558

Foreign:
Current	(3,304)	4,226	5,108
Deferred	1,245	915	(1,786)

	(2,059)	5,141	3,322

Total U.S. and foreign	(11,826)	8,231	36,852

Discontinued operations:
Income from operations of discontinued business	895	(181)	1,544

Total	$(10,931)	$8,050	$38,396

      A reconciliation of the statutory U.S. federal tax rate (35.0%) and the effective income tax rate is as follows:

	2005	2004	2003

	(In thousands)
Continuing operations:
Provisions using statutory federal income tax rate	$(2,549)	$9,136	$25,396
State income taxes, net of federal tax benefit	(907)	723	1,650
Australia consolidation benefit	(6,460)	—	—
Basis difference PCG stock	—	(3,351)	8,639
Section 965 benefit	(1,704)	(197)	—
Non-performance based compensation	—	1,417	—
Other, net	(206)	503	1,167

Total continuing operations	(11,826)	8,231	36,852

Discontinued operations:
Taxes from operations of discontinued business	895	(181)	1,544

Provision (benefit) for income taxes	$(10,931)	$8,050	$38,396

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The components of the net current deferred income tax asset at fiscal year end are as follows:

	2005	2004

	(In thousands)
Revenue not yet taxed	$(260)	$—
Deferred revenue	574	—
Uniforms	(158)	(207)
Deferred loan costs	945	—
Other, net	6	—
Allowance for doubtful accounts	211	426
Accrued vacation	4,753	2,644
Accrued liabilities	13,684	10,028

Total	$19,755	$12,891

      The components of the net non-current deferred income tax liability at fiscal year end are as follows:

	2005	2004

	(In thousands)
Capital losses	$5,945	$—
Depreciation	(2,241)	(9,808)
Deferred loan costs	2,568	—
Deferred revenue	1,841	2,886
Bond Discount	(1,746)	—
Net operating losses	3,499	1,587
Tax credits	815	—
Intangible assets	(6,013)	—
Accrued liabilities	762	—
Deferred compensation	6,031	5,231
Residual U.S. tax liability on unrepatriated foreign earnings	(4,754)	(4,611)
Foreign deferred tax assets	—	(2,277)
Other, net	261	113
Valuation allowance	(9,053)	(1,587)

Total liability	$(2,085)	$(8,466)

      In accordance with SFAS No. 109, Accounting for Income Taxes, deferred income taxes should be reduced by a valuation allowance if it is not more likely than not that some portion or all of the deferred tax assets will be realized. On a periodic basis, management evaluates and determines the amount of the valuation allowance required and adjusts such valuation allowance accordingly. At fiscal year end 2005, the Company has recorded a valuation allowance of approximately $9.1 million. The valuation allowance includes $6.9 million reported as part of purchase accounting relating to deferred tax assets for capital losses, federal and state net operating losses and charitable contribution carryforwards from the CSC acquisition. A full valuation allowance was provided against capital losses and a partial valuation allowance was provided against net operating losses and charitable contribution carryovers from the acquisition. The remaining valuation allowance of $2.2 million relates to deferred tax assets for foreign net operating losses and state tax credits unrelated to the CSC acquisition.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      At fiscal year end 2005, the Company had $15.1 million of capital loss and $4.2 million of net operating loss carryforwards from the CSC acquisition. The capital loss carryforwards begin to expire in 2007 and the net operating loss carryforwards begin to expire in 2020. The utilization of these capital and net operating loss carryforwards are subject to annual usage limitations pursuant to Internal Revenue Code Section 382.
      Also at fiscal year end the Company had $6.1 million of foreign operating losses which carry forward indefinitely and state tax credits which begin to expire in 2006. The Company has recorded a full valuation allowance against these deferred tax assets.
      As a result of tax legislation in Australia, the Company realized an income tax benefit of $6.5 million in the fourth quarter 2005. The benefit is due to an elective tax step-up that in effect reestablishes tax basis that had previously been depreciated on an accelerated methodology. The permanent tax step-up was exempt from taxation and results in a decrease in the same amount in the deferred tax liability associated with the depreciable asset. Equity in earnings of affiliate in 2005 reflects a one time tax benefit of $2.1 million related to a change in South African tax law applicable to companies in a qualified Public Private Partnership (“PPP”) with the South African Government. Beginning in 2005 Government revenues earned under the PPP are exempt from South African taxation. Additionally, prior year temporary differences that gave rise to deferred tax liabilities of the affiliate are exempt from tax in the future. Consequently, the affiliate eliminated these deferred tax liabilities which contributed to the one time tax benefit.
      On October 22, 2004, the President of the United States signed into law the American Jobs Creation Act of 2004 (“AJCA”). A key provision of the AJCA creates a temporary incentive for U.S. corporations to repatriate undistributed income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. In December 2004, the Company repatriated approximately $17.3 million in incentive dividends and recognized an income tax benefit of $1.7 million and $0.2 million in 2005 and 2004, respectively.
      During 2004, the Company adjusted its tax provision to reflect an adjustment to its treatment of certain executive compensation. During the fiscal years ended 2003 and 2002, along with the period ending June 27, 2004, the Company calculated its tax provision as if its executive bonus plan met the Internal Revenue Service code section 162(m) requirements for deductibility. During 2004, the Company discovered that the plan did not meet certain specific requirements of section 162(m). The Company recognized $1.4 million of additional tax provision under section 162(m) for 2004, including $0.6 million to correct its tax provision for the fiscal years ended 2003 and 2002.
      The 2004 income tax expense includes a benefit from the realization of approximately $3.4 million of foreign tax credits related to the gain on sale of PCG in July 2003. This benefit was realized in 2004 as a result of the Company completing its analysis of its earnings and profits in PCG and determining the amount of available foreign tax credits which could be applied against the gain from the sale.
      The exercise of non-qualified stock options which have been granted under the Company’s stock option plans give rise to compensation which is includable in the taxable income of the applicable employees and deducted by the Company for federal and state income tax purposes. Such compensation results from increases in the fair market value of the Company’s common stock subsequent to the date of grant. In accordance with APB No. 25, such compensation is not recognized as an expense for financial accounting purposes and related tax benefits are credited directly to additional paid-in-capital.
      In the ordinary course of global business, there are transactions for which the ultimate tax outcome is uncertain, thus judgment is required in determining the worldwide provision for income taxes. The company provides for income taxes on transactions based on its estimate of the probable liability. The Company adjusts its provision as appropriate for changes that impact its underlying judgments. Changes that impact provision estimates include such items as jurisdictional interpretations on tax filing positions based on the result of tax audits and general tax authority rulings.

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Related Party Transactions with The Wackenhut Corporation
      Related party transactions occurred in the past in the normal course of business between the Company and TWC. Such transactions included the purchase of goods and services and corporate costs for management support, office space, insurance and interest expense. No related party transactions occurred during fiscal years 2005 and 2004.
      The Company incurred the following expenses related to transactions with TWC in 2003 (in thousands):

Fiscal Year

General and administrative expenses	$1,750
Rent	501

$2,251

      General and administrative expenses represented charges for management and support services. TWC previously provided various general and administrative services to the Company under a services agreement, including payroll services, human resources support, tax services and information technology support services through December 31, 2002. Beginning January 1, 2003, the only service provided was for information technology support through year-end 2003. The Company began handling information technology support services internally effective January 1, 2004, and no longer relies on TWC for any services. All of the services formerly provided by TWC to the Company were pursuant to negotiated annual rates with TWC based upon the level of service to be provided under the services agreement. The Company believes that such rates were on terms no less favorable than the Company could obtain from unaffiliated third parties.
      The Company also leased office space from TWC for its corporate headquarters under a non-cancelable operating lease that expired February 11, 2011. This lease was terminated effective July 19, 2003 as a result of the share purchase agreement.

20.	Selected Quarterly Financial Data (Unaudited)
      The Company’s selected quarterly financial data is as follows (in thousands, except per share data):

	First Quarter	Second Quarter

2005
Revenues	$148,255	$152,623
Operating income	$7,373	$7,588
Income from continuing operations	$2,391	$4,301
Income from discontinued operations, net of tax	$505	$173
Basic earnings per share
Income from continuing operations	$0.25	$0.45
Income from discontinued operations	$0.05	$0.02

Net income per share	$0.30	$0.47
Diluted earnings per share
Income from continuing operations	$0.24	$0.43
Income from discontinued operations	$0.05	$0.02

Net income per share	$0.29	$0.45

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Fourth
	Third Quarter	Quarter(b)

Revenues	$147,148	$164,874
Operating income (loss)	$5,444	$(12,467)
Income (loss) from continuing operations	$510 (a)	$(1,323	)(c)
Income (loss) from discontinued operations, net of tax	$(67)	$516
Basic earnings per share
Income (loss) from continuing operations	$0.06	$(0.13)
Income (loss) from discontinued operations	$(0.01)	$0.05

Net income (loss) per share	$0.05	$(0.08)
Diluted earnings per share
Income (loss) from continuing operations	$0.05	$(0.13)
Income (loss) from discontinued operations	$(0.01)	$0.05

Net income (loss) per share	$0.04	$(0.08)

	First Quarter	Second Quarter

2004
Revenues	$140,837	$145,062
Operating income	$7,373	$9,992
Income from continuing operations	$1,899	$3,657
Income (loss) from discontinued operations, net of tax	$395	$(25)
Basic earnings per share
Income from continuing operations	$0.21	$0.39
Income from discontinued operations	$0.04	$0.00

Net income per share	$0.25	$0.39
Diluted earnings per share
Income from continuing operations	$0.20	$0.37
Income from discontinued operations	$0.04	$0.00

Net income per share	$0.24	$0.37

		Fourth
	Third Quarter	Quarter(e)

Revenues	$146,501	$161,594
Operating income	$13,785	$7,841
Income from continuing operations	$5,681 (d)	$5,926 (f)
Loss from discontinued operations, net of tax	$(46)	$(697)
Basic earnings per share
Income from continuing operations	$0.61	$0.62
Loss from discontinued operations	$(0.01)	$(0.07)
Net income per share	$0.60	$0.55
Diluted earnings per share
Income from continuing operations	$0.59	$0.60
Loss from discontinued operations	$(0.01)	$(0.07)
Net income per share	$0.58	$0.53

THE GEO GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	Includes a $4.3 million write-off for our Jena, Louisiana facility and a charge of approximately $1.4 million related to the write-off of deferred financing fees from the extinguishment of debt.

(b)	Includes operations of CSC from November 4, 2005 through January 1, 2006.

(c)	Includes a $20.9 million impairment charge for Michigan facility, a $6.5 million tax benefit in Australia and $2.0 million tax benefit in South Africa related to changes in law.

(d)	Includes a $4.2 million pre-tax reduction in our general liability, auto liability and worker’s compensation insurance reserves.

(e)	Includes 14 weeks of operations.

(f)	Includes a $3.0 million write-off for our Jena, Louisiana facility.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRTEEN WEEKS ENDED
APRIL 2, 2006 AND APRIL 3, 2005
(In thousands, except per share data)
(UNAUDITED)

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Revenues	$185,881	$148,255
Operating expenses	153,746	125,813
Depreciation and amortization	5,664	3,668
General and administrative expenses	14,009	11,401

Operating income	12,462	7,373
Interest income	2,216	2,330
Interest expense	7,579	5,454

Income before income taxes, minority interest, equity in earnings of affiliate and discontinued operations	7,099	4,249
Provision for income taxes	2,693	1,723
Minority interest	(9)	(184)
Equity in earnings of affiliate, net of income tax expense (benefit) of $18 and $(16)	277	49

Income from continuing operations	4,674	2,391
Income (loss) from discontinued operations, net of income tax expense (benefit) of $(65) and $187	(118)	505

Net income	$4,556	$2,896

Weighted-average common shares outstanding:
Basic	9,700	9,525
Diluted	10,034	10,002

Income per common share:
Basic:
Income from continuing operations	$0.48	$0.25
Income (loss) from discontinued operations	(0.01)	0.05

Net income per share-basic	$0.47	$0.30

Diluted:
Income from continuing operations	$0.46	$0.24
Income (loss) from discontinued operations	(0.01)	0.05

Net income per share-diluted	$0.45	$0.29

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
APRIL 2, 2006 AND JANUARY 1, 2006
(In thousands)

	April 2, 2006	January 1, 2006

	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$56,169	$57,094
Restricted cash	10,633	8,882
Accounts receivable, less allowance for doubtful accounts of $224 and $224	137,468	127,612
Deferred income tax asset	19,756	19,755
Other current assets	12,366	15,826
Current assets of discontinued operations	6	123

Total current assets	236,398	229,292

Restricted Cash	20,317	17,484
Property and Equipment, Net	287,145	282,236
Assets Held for Sale	1,265	5,000
Direct Finance Lease Receivable	37,394	38,492
Goodwill and Other Intangible Assets, Net	56,780	52,127
Other Non Current Assets	14,680	14,880

	$653,979	$639,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$39,761	$27,762
Accrued payroll and related taxes	30,204	26,985
Accrued expenses	64,028	70,177
Current portion of deferred revenue	1,810	1,894
Current portion of capital lease obligations, long-term debt and non-recourse debt	12,399	8,441
Current liabilities of discontinued operations	1,216	1,260

Total current liabilities	149,418	136,519

Deferred Revenue	2,899	3,267
Deferred Tax Liability	2,121	2,085
Minority Interest	1,325	1,840
Other Non Current Liabilities	21,268	19,601
Capital Lease Obligations	17,262	17,072
Long-Term Debt	217,992	219,254
Non-Recourse Debt	126,245	131,279
Commitments and Contingencies
Shareholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value, 30,000,000 shares authorized, 21,723,653 and 21,691,143 issued and 9,723,653 and 9,691,143 outstanding	97	97
Additional paid-in capital	71,635	70,784
Retained earnings	176,221	171,666
Accumulated other comprehensive loss	(624)	(2,073)
Treasury stock 12,000,000 shares	(131,880)	(131,880)
Total shareholders’ equity	115,449	108,594
	$653,979	$639,511
The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE GEO GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THIRTEEN WEEKS ENDED
APRIL 2, 2006 AND APRIL 3, 2005
(In thousands)
(UNAUDITED)

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Cash Flow from Operating Activities:
Income from continuing operations	$4,674	$2,391
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation and amortization expense	5,664	3,668
Amortization of debt issuance costs	281	79
Stock-based compensation expense	177	—
Deferred tax liability (benefit)	(56)	534
Major maintenance reserve	57	41
Equity in earnings of affiliates, net of tax	(277)	(49)
Minority interests in earnings of consolidated entity	(515)	184
Tax benefit related to employee stock options	—	180
Changes in assets and liabilities
Accounts receivable	(10,180)	11,935
Other current assets	2,951	(8,024)
Other assets	(642)	1,928
Accounts payable and accrued expenses	5,764	(11,788)
Accrued payroll and related taxes	3,375	1,694
Deferred revenue	(452)	(461)
Other liabilities	636	351

Net cash provided by operating activities of continuing operations	11,457	2,663
Net cash provided by operating activities of discontinued operations	73	854

Net cash provided by operating activities	11,530	3,517

Cash Flow from Investing Activities:
Proceeds from sales of short-term investments	—	39,000
Purchases of short-term investments	—	(29,000)
Change in restricted cash	(4,666)	—
Proceeds from sale of assets	19	33
Capital expenditures	(7,432)	(1,841)

Net cash provided by (used in) investing activities	(12,079)	8,192

Cash Flow from Financing Activities:
Payments on long-term debt	(586)	(1,417)
Proceeds from the exercise of stock options	674	402

Net cash (used in) provided by financing activities	88	(1,015)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(464)	(564)

Net Increase (Decrease) in Cash and Cash Equivalents	(925)	10,130
Cash and Cash Equivalents, beginning of period	57,094	92,005

Cash and Cash Equivalents, end of period	$56,169	$102,135

The accompanying notes are an integral part of these unaudited consolidated financial statements.

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION
      The unaudited consolidated financial statements of The GEO Group, Inc., a Florida corporation (the “Company”), included in this Form 10-Q have been prepared in accordance with accounting principles generally accepted in the United States and the instructions to Form 10-Q and consequently do not include all disclosures required by Form 10-K. Additional information may be obtained by referring to the Company’s Form 10-K for the year ended January 1, 2006. In the opinion of management, all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial information for the interim periods reported in this Form 10-Q have been made. Results of operations for the thirteen weeks ended April 2, 2006 are not necessarily indicative of the results for the entire fiscal year ending December 31, 2006.
      The accounting policies followed for quarterly financial reporting are the same as those disclosed in the Notes to Consolidated Financial Statements included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 17, 2006 for the fiscal year ended January 1, 2006, with the exception of the Company’s implementation of Financial Accounting Standards (“FAS”) No. 123(R) as discussed in Note 3 below. Certain amounts in the prior period have been reclassified to conform to the current presentation.

2.	ACQUISITION
      On November 4, 2005, the Company completed the acquisition of Correctional Services Corporation (“CSC”), a Florida-based provider of privatized jail, community corrections and alternative sentencing services. The allocation of purchase price at January 1, 2006 was preliminary. During the quarter ended April 2, 2006, the Company received information from its independent valuation specialists and finalized the purchase price allocation related to property and equipment, other assets and capital lease obligations. This information resulted in an increase in goodwill of $4.8 million. The purchase price allocations related to certain tax elections as well as certain exit activities are still tentative at this time and information that will enable the Company to finalize these items is expected to be received by the third quarter of 2006.
      Additionally, in connection with the CSC acquisition and related sale of Youth Services International (“YSI”), the Company has determined that an adjustment will be made to the purchase price based on an unresolved matter relating to the closing balance sheet of YSI. The adjustment is expected to result in additional cash consideration to the Company and will reduce goodwill when finally determined, expected no later than the third quarter of 2006.

3.	EQUITY INCENTIVE PLANS
      On January 2, 2006, the Company adopted the provisions of FAS No. 123(R), “Share-Based Payment” using the modified prospective method. FAS No. 123(R) requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. Under the modified prospective method of adopting FAS No. 123(R), the Company will recognize compensation cost for all share-based payments granted after January 1, 2006, plus any awards granted to employees prior to January 2, 2006 that remain unvested at that time. Under this method of adoption, no restatement of prior periods is made. The Company uses a Black-Scholes option valuation model to estimate the fair value of each option awarded. The impact of forfeitures that may occur prior to vesting is also estimated and considered in the amount recognized. The adoption of FAS No. 123(R) did not have a significant impact on income from continuing operations, income before income taxes, net income, cash flow from operations, or earnings per share during the period. Financial statement disclosures relating to the Company’s various stock option plans under FAS 123(R) can be found in the Company’s annual report, which was filed with the Securities and Exchange Commission on March 17, 2006, for the year ended January 1, 2006.

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Prior to January 2, 2006, the Company recognized the cost of employee services received in exchange for equity instruments in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. APB No. 25 required the use of the intrinsic value method, which measures compensation cost as the excess, if any, of the quoted market price of the stock over the amount the employee must pay for the stock. Compensation expense for all of the Company’s equity-based awards was measured under APB No. 25 on the date the shares were granted. Under APB No. 25, no compensation expense has been recognized for stock options.
      During the thirteen weeks ended April 3, 2005, had the cost of employee services received in exchange for equity instruments been recognized based on the grant date fair value of those instruments in accordance with the provisions of FAS No. 123, “Accounting for Stock-based Compensation,” the Company’s net income and earnings per share would have been impacted as shown in the following table (in thousands, except per share data):

Thirteen Weeks Ended
April 3, 2005

Net income	$2,896
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(186)

Pro forma net income	$2,710
Basic earnings per share
As reported	$0.30
Pro forma	$0.28
Diluted earnings per share
As reported	$0.29
Pro forma	$0.27
      For the purposes of the pro forma calculations above, the fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model, assuming no expected dividends and the following assumptions:

Thirteen Weeks Ended
April 3, 2005

Risk free interest rates	3.96%
Expected lives	3.3 years
Expected volatility	39%
Expected dividend	—
      The Company has four stock option plans: The Wackenhut Corrections Corporation 1994 Stock Option Plan (First Plan), the Wackenhut Corrections Corporation 1994 Stock Option Plan (Second Plan), the 1995 Non-Employee Director Stock Option Plan (Third Plan) and the Wackenhut Corrections Corporation 1999 Stock Option Plan (Fourth Plan). The Wackenhut Corrections Corporation 1994 Stock Option Plan (First Plan) has expired and has no outstanding stock options.
      Under the Second Plan and Fourth Plan, the Company may grant options to key employees for up to 1,500,000 and 1,150,000 shares of common stock, respectively. Under the terms of these plans, the exercise price per share and vesting period is determined at the sole discretion of the Board of Directors. All options that have been granted under these plans are exercisable at the fair market value of the common stock at the date of the grant. Generally, the options vest and become exercisable ratably over a four-year period, beginning immediately on the date of the grant. However, the Board of Directors has exercised its discretion

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and has granted options that vest 100% immediately. All options under the Second Plan and Fourth Plan expire no later than ten years after the date of the grant.
      Under the Third Plan, the Company may grant up to 110,000 shares of common stock to non-employee directors of the Company. Under the terms of this plan, options are granted at the fair market value of the common stock at the date of the grant, become exercisable immediately, and expire ten years after the date of the grant.
      A summary of the status of the Company’s stock option plans is presented below.

	April 2, 2006

		Wtd. Avg.	Wtd. Avg.	Aggregate
		Exercise	Remaining	Intrinsic
Fiscal Year	Shares	Price	Contractual Term	Value

	(In thousands)			(In thousands)
Outstanding at beginning of period	1,407	$15.53		$
Granted	15	22.53
Exercised	33	20.75
Forfeited/ Cancelled	33	22.65

Options outstanding at end of period	1,356	15.31	5.2	24,448

Options exercisable at end of period	1,233	$15.09	4.9	$22,496

      The weighted average grant date fair value of options granted during the thirteen weeks ended April 2, 2006 was $0.1 million.
      The total intrinsic value of options exercised during the thirteen weeks ended April 2, 2006 was $0.2 million.
      The following table summarizes information about the stock options outstanding at April 2, 2006:

	Options Outstanding			Options Exercisable

		Wtd. Avg.	Wtd. Avg.		Wtd. Avg.
	Number	Remaining	Exercise	Number	Exercise
Exercise Prices	Outstanding	Contractual Life	Price	Exercisable	Price

$7.88 – $7.88	2,000	4.1	$7.88	2,000	$7.88
$8.44 – $8.44	184,500	3.9	8.44	184,500	8.44
$9.30 – $9.30	172,500	4.9	9.30	172,500	9.30
$9.51 – $12.51	80,091	6.8	9.61	68,451	9.63
$14.00 – $14.00	182,182	7.1	14.00	132,732	14.00
$14.69 – $14.69	15,000	3.4	14.69	15,000	14.69
$15.40 – $15.40	264,000	5.9	15.40	264,000	15.40
$15.90 – $18.63	166,127	4.1	18.46	150,743	18.48
$20.25 – $23.00	135,800	5.0	22.29	108,654	22.14
$23.09 – $32.20	153,747	4.2	25.26	134,100	25.54

	1,355,947	5.2	$15.31	1,232,680	$15.09

      The Company had 1,200 options available to be granted at April 2, 2006 under the aforementioned stock plans.

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of April 2, 2006, the Company had $1.9 million of unrecognized compensation costs related to non-vested stock option awards that is expected to be recognized over a weighted average period of 7.6 years. Proceeds received from option exercises during the thirteen weeks ended April 2, 2006 were $0.7 million.

4.	DISCONTINUED OPERATIONS
      The Company formerly had, through its Australian subsidiary, a contract with the Department of Immigration, Multicultural and Indigenous Affairs (“DIMIA”) for the management and operation of Australia’s immigration centers. In 2003, the contract was not renewed, and effective February 29, 2004, the Company completed the transition of the contract and exited the management and operation of the DIMIA centers.
      In New Zealand, the Company ceased operating the Auckland Central Remand Prison (“Auckland”) upon the expiration of the contract on July 13, 2005.
      On January 1, 2006, the Company completed the sale of Atlantic Shores Hospital, a 72-bed private mental health hospital which the Company owned and operated since 1997 for approximately $11.5 million. The Company recognized a gain on the sale of this transaction of approximately $1.6 million or $1.0 million net of tax. The accompanying unaudited consolidated financial statements and notes reflect the operations of the DIMIA, Auckland and Atlantic Shores Hospital as discontinued operations. There were no cash flows from investing or financing activities for discontinued operations for the thirteen weeks ended April 2, 2006.
      The following are the revenues related to DIMIA, Auckland and Atlantic Shores Hospital for the periods presented (in thousands):

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Revenues – DIMIA	$—	$—
Revenues – Auckland	—	$3,797
Revenues – Atlantic Shores Hospital	—	$1,978

5.	COMPREHENSIVE INCOME
      The components of the Company’s comprehensive income, net of tax are as follows (in thousands):

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Net income	$4,556	$2,896
Change in foreign currency translation, net of income tax (expense) benefit of $(833), and $874, respectively	1,359	(1,338)
Minimum pension liability adjustment, net of income tax expense of $0, and $16, respectively	—	25
Unrealized gain on derivative instruments, net of income tax expense of $39, and $362, respectively	90	828

Comprehensive income	$6,005	$2,411

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	EARNINGS PER SHARE
      Basic and diluted earnings per share (“EPS”) were calculated for the thirteen weeks ended April 2, 2006 and April 3, 2005 as follows (in thousands, except per share data):

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Net income	$4,556	$2,896
Basic earnings per share:
Weighted average shares outstanding	9,700	9,525

Per share amount	$0.47	$0.30

Diluted earnings per share:
Weighted average shares outstanding	9,700	9,525
Effect of dilutive securities:
Employee and director stock options	334	477

Weighted average shares assuming dilution	10,034	10,002

Per share amount	$0.45	$0.29

      Of 1,355,947 options outstanding at April 2, 2006, options to purchase 110,500 shares of the Company’s common stock, with exercise prices ranging from $25.06 to $32.20 per share and expiration dates between 2006 and 2015, were not included in the computation of diluted EPS because their effect would be anti-dilutive. Of 1,574,796 options outstanding at April 3, 2005, options to purchase 13,500 shares of the Company’s common stock, with an exercise price of $32.20 and an expiration date of 2015, were not included in the computation of diluted EPS because their effect would be anti-dilutive.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS, NET
      Changes in the Company’s goodwill balances for the thirteen weeks ended April 2, 2006 were as follows (in thousands):

		Goodwill resulting	Foreign
	Balance as of	from Business	Currency	Balance as of
	January 1, 2006	Combinations	Translation	April 2, 2006

Correction and detention facilities	$35,896	$5,107	$(12)	$40,991

Total Segments	$35,896	$5,107	$(12)	$40,991
      The goodwill increase of $4.8 million during the thirteen weeks ended April 2, 2006 is a result of the finalization of purchase price allocation related to property and equipment, other assets and capital lease obligations of the CSC acquisition.
      Intangible assets consisted of the following (in thousands):

	Description	Asset Life

Facility management contracts	$15,050	7-20 years
Covenants not to compete	1,470	4 years

	$16,520
Less accumulated amortization	(731)

	$15,789

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amortization expense was $0.4 million for the thirteen weeks ended April 2, 2006. Amortization is recognized on a straight-line basis over the estimated useful life of the intangible assets.

8.	LONG TERM DEBT AND DERIVATIVE FINANCIAL INSTRUMENTS

The Senior Credit Facility
      On September 14, 2005, the Company amended and restated its senior credit facility (the “Senior Credit Facility”), to consist of a $75 million, six-year term-loan bearing interest at London Interbank Offered Rate, (“LIBOR”) plus 2.00%, and a $100 million, five-year revolving credit facility bearing interest at LIBOR plus 2.00%. The Company used the borrowings under the Senior Credit Facility to fund general corporate purposes and to finance the acquisition of CSC for approximately $62 million plus transaction-related costs. The acquisition of CSC closed in the fourth quarter of 2005. As of April 2, 2006, the Company had borrowings of $74.6 million outstanding under the term loan portion of the Senior Credit Facility, no amounts outstanding under the revolving portion of the Senior Credit Facility, and $46.5 million outstanding in letters of credit under the revolving portion of the Senior Credit Facility. As of April 2, 2006 the Company had $53.5 million available for borrowings under the revolving portion of the Senior Credit Facility.

Senior 8 1/4% Notes
      To facilitate the completion of the purchase of the interest of the Company’s former majority shareholder in 2003, the Company issued $150.0 million aggregate principal amount, ten-year, 8 1/4% senior unsecured notes, (“the Notes”). The Notes are general, unsecured, senior obligations. Interest is payable semi-annually on January 15 and July 15 at 8 1/4%. The Notes are governed by the terms of an Indenture, dated July 9, 2003, between the Company and the Bank of New York, as trustee, referred to as the Indenture. The Company was in compliance with all of the covenants of the Indenture governing the notes as of April 2, 2006.

Non-Recourse Debt

South Texas Detention Complex:
      In February 2004, CSC was awarded a contract by the Department of Homeland Security, Bureau of Immigration and Customs Enforcement (“ICE”) to develop and operate a 1,020 bed detention complex in Frio County Texas. South Texas Local Development Corporation (“STLDC”) was created and issued $49.5 million in taxable revenue bonds to finance the construction of the detention center. Additionally, CSC provided a $5.0 million subordinated note to STLDC for initial development costs. The Company has determined that it is the primary beneficiary of STLDC and therefore, in accordance with FIN 46, has consolidated STLDC for accounting purposes. STLDC is the owner of the complex and entered into a development agreement with CSC to oversee the development of the complex. In addition, STLDC entered into an operating agreement providing CSC the sole and exclusive right to operate and manage the complex. The operating agreement and bond indenture require the revenue from CSC’s contract with ICE be used to fund the periodic debt service requirements as they become due. The net revenues, if any, after various expenses such as trustee fees, property taxes and insurance premiums are distributed to CSC to cover CSC’s operating expenses and management fee. The bonds have a ten year term and are non-recourse to CSC and STLDC. CSC is responsible for the entire operations of the facility including all operating expenses and is required to pay all operating expenses whether or not there are sufficient revenues. STLDC has no liabilities resulting from its ownership. The bonds are fully insured and the sole source of payment for the bonds is the operating revenues of the center.
      Included in non-current restricted cash equivalents and investments is $10.9 million as of April 2, 2006 as funds held in trust with respect to the STLDC for debt service and other reserves.

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Northwest Detention Center
      On June 30, 2003 CSC arranged financing for the construction of the Northwest Detention Center in Tacoma, Washington (the “Northwest Detention Center”), which CSC completed and opened for operation in April 2004. In connection with this financing, CSC of Tacoma LLC, a wholly owned subsidiary of CSC, issued a $57 million note payable to the Washington Economic Development Finance Authority (“WEDFA”), an instrumentality of the State of Washington, which issued revenue bonds and subsequently loaned the proceeds of the bond issuance to CSC of Tacoma LLC for the purposes of constructing the Northwest Detention Center. The bonds are non-recourse to CSC and the loan from WEDFA to CSC of Tacoma, LLC is non-recourse to CSC. The proceeds of the loan were disbursed into escrow accounts held in trust to be used to pay the issuance costs for the revenue bonds, to construct the Northwest Detention Center and to establish debt service and other reserves.
      Included in non-current restricted cash equivalents and investments is $5.9 million as of April 2, 2006 as funds held in trust with respect to the Northwest Detention Center for debt service and other reserves.

Australia
      In connection with the financing and management of one Australian facility, our wholly owned Australian subsidiary financed the facility’s development and subsequent expansion in 2003 with long-term debt obligations, which are non-recourse to us. We have consolidated the subsidiary’s direct finance lease receivable from the state government and related non-recourse debt each totaling approximately $39.0 million and $40.3 million as of April 2, 2006 and January 1, 2006, respectively. As a condition of the loan, we are required to maintain a restricted cash balance of AUD 5.0 million, which, at April 2, 2006, was approximately $3.6 million. The term of the non-recourse debt is through 2017 and it bears interest at a variable rate quoted by certain Australian banks plus 140 basis points. Any obligations or liabilities of the subsidiary are matched by a similar or corresponding commitment from the government of the State of Victoria.

Guarantees
      In connection with the creation of South African Custodial Services Ltd. (“SACS”), the Company entered into certain guarantees related to the financing, construction and operation of its prison in South Africa. The Company guaranteed certain obligations of SACS under its debt agreements up to a maximum amount of 60.0 million South African Rand, or approximately $9.8 million to SACS’ senior lenders through the issuance of letters of credit. Additionally, SACS is required to fund a restricted account for the payment of certain costs in the event of contract termination. The Company has guaranteed the payment of 50% of amounts which may be payable by SACS into the restricted account and provided a standby letter of credit of 6.5 million South African Rand, or approximately $1.1 million as security for the Company’s guarantee. The Company’s obligations under this guarantee expire upon SACS’ release from its obligations in respect of the restricted account under its debt agreements. No amounts have been drawn against these letters of credit, which are included in the Company’s outstanding letters of credit under the revolving loan portion of the Senior Credit Facility.
      The Company has agreed to provide a loan of up to 20.0 million South African Rand, or approximately $3.3 million (the “Standby Facility”) to SACS for the purpose of financing SACS’ obligations under its contract with the South African government. No amounts have been funded under the Standby Facility, and the Company does not anticipate that such funding will ever be required by SACS. The Company’s obligations under the Standby Facility expire upon the earlier of full funding or SACS’ release from its obligations under its debt agreements. The lenders’ ability to draw on the Standby Facility is limited to certain circumstances, including termination of the contract.

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company has also guaranteed certain obligations of SACS to the security trustee for SACS lenders. The Company secured its guarantee to the security trustee by ceding its rights to claims against SACS in respect of any loans or other finance agreements, and by pledging the Company’s shares in SACS. The Company’s liability under the guarantee is limited to the cession and pledge of shares. The guarantee expires upon expiration of the cession and pledge agreements.
      In connection with a design, build, finance and maintenance contract, the Company guaranteed certain potential tax obligations of a special purpose entity. The potential estimated exposure of these obligations is CAN$2.5 million, or approximately $2.1 million commencing in 2017. The Company has a liability of $0.6 million related to this exposure as of April 2, 2006 and January 1, 2006. To secure this guarantee, the Company purchased Canadian dollar denominated securities with maturities matched to the estimated tax obligations in 2017 to 2021. The Company has recorded an asset and a liability equal to the current fair market value of those securities on its balance sheet.
      At April 2, 2006, the Company also had outstanding seven letters of guarantee totaling approximately $5.4 million under separate international facilities. The Company does not have any off balance sheet arrangements.

Derivatives
      Effective September 18, 2003, the Company entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. The Company has designated the swaps as hedges against changes in the fair value of a designated portion of the Notes due to changes in underlying interest rates. Changes in the fair value of the interest rate swaps are recorded in earnings along with related designated changes in the value of the Notes. The agreements, which have payment and expiration dates and call provisions that coincide with the terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, the Company receives a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while the Company makes a variable interest rate payment to the same counterparties equal to the six-month London Interbank Offered Rate, (“LIBOR”) plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. As of April 2, 2006 and January 1, 2006 the fair value of the swaps totaled approximately $(2.2) million and $(1.1) million and is included in other non-current assets or liabilities and as an adjustment to the carrying value of the Notes in the accompanying balance sheets. There was no material ineffectiveness of the Company’s interest rate swaps for the period ended April 2, 2006.
      The Company’s Australian subsidiary is a party to an interest rate swap agreement to fix the interest rate on the variable rate non-recourse debt to 9.7%. The Company has determined the swap to be an effective cash flow hedge. Accordingly, the Company records the value of the interest rate swap in accumulated other comprehensive income, net of applicable income taxes. The total value of the swap liability as of April 2, 2006 and January 1, 2006 was approximately $0.3 million and $0.4 million, respectively, and is recorded as a component of other liabilities in the accompanying consolidated financial statements. There was no material ineffectiveness of the Company’s interest rate swaps for the fiscal years presented. The Company does not expect to enter into any transactions during the next twelve months which would result in the reclassification into earnings of losses associated with this swap currently reported in accumulated other comprehensive loss.

9.	COMMITMENTS AND CONTINGENCIES
      The Company owns the 480-bed Michigan Correctional Facility in Baldwin, Michigan, referred to as the Michigan Facility. The Company operated the Michigan Facility from 1999 until October 2005 pursuant to a management contract with the Michigan Department of Corrections, or the MDOC. Separately, the Company leased the Michigan Facility, as lessor, to the State, as lessee, under a lease with an initial term of 20 years followed by two five-year options. In September 2005, the Governor of the State of Michigan closed the

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Michigan Facility and terminated the Company’s management contract with the MDOC. In October 2005, the State of Michigan also sought to terminate its lease for the Michigan Facility. The Company believes that the State did not have the right to unilaterally terminate the Michigan Facility lease. As a result, in November 2005, the Company filed a lawsuit against the State to enforce the Company’s rights under the lease. On February 24, 2006, the Ingham County Circuit Court, the trial court with jurisdiction over the case, granted summary judgment in favor of the State and against the Company and granted the Company leave to amend the complaint. The Company has filed an amended complaint and is proceeding with the lawsuit. The Company has reviewed the Michigan Facility for impairment in accordance with FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and recorded an impairment charge in the fourth quarter of 2005 for $20.9 million based on an independent appraisal of fair market value.

Legal
      In June 2004, the Company received notice of a third-party claim for property damage incurred during 2002 and 2001 at several detention facilities that the Company’s Australian subsidiary formerly operated pursuant to its discontinued operation. The claim relates to property damage caused by detainees at the detention facilities. The notice was given by the Australian government’s insurance provider and did not specify the amount of damages being sought. In May 2005, the Company received additional correspondence indicating that the insurance provider still intends to pursue the claim against our Australian subsidiary. Although the claim is in the initial stages and the Company is still in the process of fully evaluating its merits, the Company believes that it has defenses to the allegations underlying the claim and intends to vigorously defend the Company’s rights with respect to this matter. While the insurance provider has not quantified its damage claim and the outcome of this matter discussed above cannot be predicted with certainty, based on information known to date, and management’s preliminary review of the claim, the Company believes that, if settled unfavorably, this matter could have a material adverse effect on the Company’s financial condition, results of operations and cash flows. The Company is uninsured for any damages or costs that it may incur as a result of this claim, including the expenses of defending the claim. The Company has accrued a reserve related to this claim based on its estimate of the most probable loss based on the facts and circumstances known to date, and the advice of its legal counsel.
      The nature of the Company’s business exposes it to various types of claims or litigation against the Company, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, indemnification claims by our customers and other third parties, contractual claims and claims for personal injury or other damages resulting from contact with the Company’s facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. Except as otherwise disclosed above, the Company does not expect the outcome of any pending claims or legal proceedings to have a material adverse effect on its financial condition, results of operations or cash flows.

10.	BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

Operating and Reporting Segment
      The Company operates in one industry segment encompassing the development and management of privatized government institutions located in the United States, Australia, South Africa and the United

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Kingdom. The segment information presented in the prior periods has been reclassified to conform to the current presentation.

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Revenues:
Correction and detention facilities	$169,876	$136,339
Other	16,005	11,916

Total revenues	$185,881	$148,255

Depreciation and amortization:
Correction and detention facilities	$5,564	$3,600
Other	100	68

Total depreciation and amortization	$5,664	$3,668

Operating income:
Correction and detention facilities	$11,353	$7,276
Other	1,109	97

Total operating income	$12,462	$7,373

	Thirteen Weeks Ended

Pre-Tax Income Reconciliation	April 2, 2006	April 3, 2005

Total operating income from segment	$11,353	$7,276
Unallocated amounts:
Net interest expense	(5,363)	(3,124)
Other	1,109	97

Income before income taxes, equity in earnings of affiliates, Discontinued operations and minority interest	$7,099	$4,249

Sources of Revenue
      The Company derives most of its revenue from the management of privatized correction and detention facilities. The Company also derives revenue from the management of mental health hospitals and from the construction and expansion of new and existing correctional, detention and mental health facilities. All of the Company’s revenue is generated from external customers.

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Revenues:
Correction and detention facilities	$169,876	$136,339
Mental health	14,902	7,906
Construction	1,103	4,010

Total revenues	$185,881	$148,255

THE GEO GROUP, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Equity in Earnings of Affiliate
      Equity in earnings of affiliate includes our joint venture in South Africa, SACS. This entity is accounted for under the equity method. A summary of financial data for SACS is as follows (in thousands):

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Statement of Operations Data
Revenues	$8,862	$8,383
Operating income	3,343	2,909
Net income (loss)	561	60
Balance Sheet Data
Current assets	10,728	12,684
Noncurrent assets	69,850	64,750
Current liabilities	4,477	3,610
Non current liabilities	71,895	73,616
Shareholders’ equity (deficit)	4,206	208
      SACS commenced operations in fiscal 2002. Total equity in undistributed loss for SACS before income taxes, for the thirteen weeks ended April 2, 2006 and April 3, 2005 was $0.6 million, and $0.0 million, respectively.

11.	BENEFIT PLANS
      During the first quarter of fiscal 2004, the Company adopted the interim disclosure provisions of FAS No. 132 (revised 2003), “Employers’ Disclosure about Pensions and Other Postretirement Benefits, an Amendment of FAS Statements No. 87, 88 and 106 and a Revision of FAS Statement No. 132.” This statement revises employers’ disclosures about pension plans and other postretirement benefit plans.
      The following table summarizes the components of net periodic benefit cost for the Company (in thousands):

	Thirteen Weeks Ended

	April 2, 2006	April 3, 2005

Service cost	$132	$109
Interest cost	244	136
Amortization of unrecognized net actuarial loss	36	30
Amortization of prior service cost	10	234

Net periodic benefit cost	$422	$509

PROSPECTUS
$200,000,000
THE GEO GROUP, INC.
Common stock
Preferred stock
Debt securities
Warrants
Depositary shares

        We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.
      Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.
      We may offer and sell the following securities:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants to purchase common stock, preferred stock or debt securities; and/or

•	depositary shares.
      Our common stock is traded on the New York Stock Exchange under the symbol “WHC.”

       See “Risk Factors” on page 8 for a discussion of factors you should consider before investing in these securities.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
      We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

The date of this prospectus is January 28, 2004.

      You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.
      When used in this prospectus, the terms “GEO,” “we,” “our” and “us” refer to The GEO Group, Inc. and its consolidated subsidiaries, unless otherwise specified.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings in a total aggregate amount of up to $200.0 million. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities being offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information described under the heading, “Where You Can Find More Information.”
OUR COMPANY
      We are a leading provider of government-outsourced services specializing in the management of correctional, detention and mental health facilities. As of September 29, 2003, we operated a total of 49 correctional, detention and mental health facilities and had over 36,000 beds either under management or for which we had been awarded contracts.
      We are incorporated in Florida. Our principal executive offices are located at 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487. Our telephone number is (561) 893-0101. Our website is www.thegeogroupinc.com. Information on, or accessible through, our website is not a part of this prospectus.
RECENT DEVELOPMENTS
Share Repurchase
      On April 30, 2003, we entered into a share purchase agreement with Group 4 Falck A/S, our former majority shareholder which we refer to as Group 4 Falck, to repurchase all 12,000,000 shares of our common stock held by Group 4 Falck for $132.0 million in cash. Group 4 Falck obtained these shares when it acquired our former parent company, The Wackenhut Corporation, in 2002. We completed the share repurchase on July 9, 2003.
Recent Financings
      In connection with the share repurchase, we completed two financing transactions on July 9, 2003. First, we amended our former senior credit facility. The amended $150.0 million senior credit facility, which we refer to as the amended senior credit facility, consists of a $50.0 million, five-year revolving credit facility, with a $40.0 million sublimit for letters of credit, and a $100.0 million, six-year term loan. Second, we offered and sold $150.0 million aggregate principal amount of 8 1/4 % senior notes due 2013, which we refer to as the Notes.
Sale of Our Joint Venture Interest in Premier Custodial Group Limited
      On July 2, 2003, we sold our one-half interest in Premier Custodial Group Limited, our United Kingdom joint venture, which we refer to as PCG, to Serco Investments Limited, our joint venture partner, which we refer to as Serco, for approximately $80.0 million, on a pretax basis. For the twenty-six weeks ended June 29, 2003, PCG accounted for 3,573 of our beds under management and seven of our facilities under management and, for the twenty-six weeks ended June 29, 2003 and the fiscal year ended December 29, 2002, respectively, PCG accounted for $1.7 million and $6.5 million of our equity in earnings of affiliates. In addition, for the fiscal year ended December 29, 2002, we received $1.6 million of dividends from equity affiliates through our interest in PCG. Under the terms of the indenture governing the Notes, we have an obligation to use the proceeds from the sale of our interest in PCG to reinvest in certain permitted businesses or assets, to repay indebtedness outstanding under the amended senior credit facility or to make an offer to repurchase the Notes.

Name Change
      On November 25, 2003, our corporate name was changed from “Wackenhut Corrections Corporation” to “The GEO Group, Inc.” The name change was required under the terms of the share purchase agreement between us and Group 4 Falck referred to above. Under the terms of the share purchase agreement, GEO is required to cease using the name, trademark and service mark “Wackenhut” by July 9, 2004. In addition to achieving compliance with the terms of the share purchase agreement, we believe that the change in our name to “The GEO Group, Inc.” will help reinforce the fact that we are no longer affiliated with the Wackenhut entities. As a result of the name change, effective January 21, 2004, the symbol under which our common stock is traded on the New York Stock Exchange will be changed to “GGI.”
THE SECURITIES WE MAY OFFER
      We may offer shares of our common stock and preferred stock, various series of debt securities, warrants to purchase any of such securities and/or depositary shares with a total value of up to $200.0 million from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. Any preferred stock that we may offer may be offered either as shares of preferred stock or be represented by depositary shares. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exchange or sinking fund terms, if any;

•	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any; and

•	important federal income tax considerations.
      The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus.
      THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.
      We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.
Common Stock
      We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share for the election of directors and on all other matters that require shareholder approval. Subject to any preferential rights of any outstanding preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Our common stock does not carry any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock, or any redemption rights.
Preferred Stock
      We may issue shares of our preferred stock from time to time, in one or more series. Under our articles of incorporation, our board of directors has the authority, without further action by the shareholders, to designate up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. As of the date of this prospectus, there are no shares of preferred stock outstanding.
      We will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the prospectus supplements related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.
Debt Securities
      We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsubordinated debt that we may have and may be secured or unsecured. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all or some portion of our indebtedness. Any convertible debt securities that we issue will be convertible into or exchangeable for our common stock or other securities of ours. Conversion may be mandatory or at your option and would be at prescribed conversion rates.
      The debt securities will be issued under one or more documents called indentures, which are contracts between us and a trustee for the holders of the debt securities. In this prospectus, we have summarized certain general features of the debt securities. We have also filed as an exhibit to this prospectus the form of indenture containing some of the general terms applicable to the debt securities. However, many of the specific terms applicable to the debt securities will be set forth in supplemental indentures and described in the prospectus supplements related to the debt securities being offered. These terms and conditions may differ materially from those described in this prospectus. As a result, we urge you to read the form of indenture, as well as the complete supplemental indentures and prospectus supplements that contain the terms of the series of debt securities being offered. The supplemental indentures and forms of debt securities related to the debt securities being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

Warrants
      We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series, from time to time. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from those securities.
      The warrants will be evidenced by warrant certificates issued under one or more warrant agreements, which are contracts between us and an agent for the holders of the warrants. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of warrant agreements and warrant certificates containing the terms of the warrants being offered will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.
Depositary Shares
      We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock and, in that event, we will issue receipts for depositary shares. Each of these depositary shares will represent a fraction, which will be set forth in the applicable prospectus supplement, of a share of the applicable series of preferred stock.
      Any depositary shares that we sell under this prospectus will be evidenced by depositary receipts issued under a deposit agreement between us and a depositary with whom we deposit the shares of the applicable series of preferred stock that underlie the depositary shares that are sold. In this prospectus, we have summarized certain general features of the depositary shares. We urge you, however, to read the prospectus supplements related to any depositary shares being sold, as well as the complete deposit agreement and depositary receipt. A form of deposit agreement containing the terms of any depositary shares that we sell under this prospectus will be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal year ended,					Thirty-nine weeks ended

	January 3,	January 2,	December 31,	December 30,	December 29,	September 29,	September 28,
	1999	2000	2000	2001	2002	2002	2003

Ratio of earnings to fixed charges	4.67x	2.77x	1.85x	2.11x	2.36x	2.39x	4.43x
      The ratio of earnings to fixed charges was calculated by dividing income before income taxes and equity in earnings of affiliates plus fixed charges by fixed charges. Fixed charges consist of interest expense (including the interest element of rental expense) and amortization of deferred financing fees.
      For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the table above.
USE OF PROCEEDS
      We intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes. General corporate purposes may include any of the following:

•	repaying debt;

•	funding capital expenditures;

•	paying for possible acquisitions or the expansion of our businesses;

•	investing in or lending money to subsidiaries of GEO; or

•	providing working capital.
      When a particular series of securities is offered, the prospectus supplement relating thereto will set forth our intended use for the net proceeds we receive from the sale of the securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.
      From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X.

RISK FACTORS
You should carefully consider the risk factors set forth below before investing in our securities.
Risks Related to Our High Level of Indebtedness

Our significant level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our debt service obligations.
      We have a significant amount of indebtedness. Our total consolidated long-term indebtedness as of November 23, 2003 was $259.5 million, excluding non recourse debt of $42.9 million. In addition, as of November 23, 2003, we had $29.4 million outstanding in letters of credit under the revolving loan portion of our former senior credit facility. As a result, as of that date, we would have had the ability to borrow an additional approximately $10.6 million under the revolving loan portion of our amended senior credit facility, subject to our satisfying the relevant borrowing conditions under those facilities with respect to the incurrence of additional indebtedness.
      Our substantial indebtedness could have important consequences. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	increase our vulnerability to adverse economic and industry conditions;

•	place us at a competitive disadvantage compared to competitors that may be less leveraged; and

•	limit our ability to borrow additional funds or refinance existing indebtedness on favorable terms.
      If we are unable to meet our debt service obligations, we may need to reduce capital expenditures, restructure or refinance our indebtedness, obtain additional equity financing or sell assets. We may be unable to restructure or refinance our indebtedness, obtain additional equity financing or sell assets on satisfactory terms or at all. In addition, our ability to incur additional indebtedness will be restricted by the terms of our amended senior credit facility and the indenture governing our outstanding Notes.

Despite current indebtedness levels, we may still incur more indebtedness, which could further exacerbate the risks described above. Future indebtedness issued pursuant to this prospectus could have rights superior to those of our existing or future indebtedness.
      The terms of the indenture governing the Notes and our amended senior credit facility restrict our ability to incur but do not prohibit us from incurring significant additional indebtedness in the future. In addition, we may refinance all or a portion of our indebtedness, including borrowings under our amended senior credit facility, and incur more indebtedness as a result. If new indebtedness is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. As of November 23, 2003, we would have had the ability to borrow an additional approximately $10.6 million under the revolving loan portion of our amended senior credit facility. In addition, any indebtedness incurred pursuant to this prospectus will be created through the issuance of debt securities. Such debt securities may be issued in more than one series and some of those series may have characteristics that provide them with rights that are superior to those of series that have already been created or that will be created in the future.

The covenants in the indenture governing the Notes and our amended senior credit facility impose significant operating and financial restrictions which may adversely affect our ability to operate our business.
      The indenture governing the Notes and our amended senior credit facility impose significant operating and financial restrictions on us and certain of our subsidiaries, which we refer to as restricted subsidiaries. These restrictions limit our ability to, among other things:

•	incur additional indebtedness;

•	pay dividends and or distributions on our capital stock or repurchase our capital stock, purchase, redeem or retire our capital stock, prepay subordinated indebtedness and make investments;

•	issue preferred stock of subsidiaries;

•	make certain types of investments;

•	guarantee other indebtedness;

•	create liens on our assets;

•	transfer and sell assets;

•	create or permit restrictions on the ability of our restricted subsidiaries to make dividends or make other distributions to us;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	merge or consolidate with another company or sell all or substantially all of our assets.
      These restrictions could limit our ability to finance our future operations or capital needs, make acquisitions or pursue available business opportunities. In addition, our amended senior credit facility requires us to maintain specified financial ratios and satisfy certain financial covenants, including maintaining maximum senior and total leverage ratios, a minimum fixed charge coverage ratio, a minimum net worth and a limit on the amount of our annual capital expenditures. Some of these financial ratios become more restrictive over the life of the amended senior credit facility. We may be required to take action to reduce our indebtedness or to act in a manner contrary to our business objectives to meet these ratios and satisfy these covenants. Our failure to comply with any of the covenants under our amended senior credit facility and the indenture governing the Notes could cause an event of default under such documents and result in an acceleration of all of our outstanding indebtedness. If all of our outstanding indebtedness were to be accelerated, we likely would not be able to simultaneously satisfy all of our obligations under such indebtedness, which would materially adversely affect our financial condition and results of operations.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      Our business may not be able to generate sufficient cash flow from operations or future borrowings may not be available to us under our amended senior credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness or new debt securities, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. However, we may not be able to complete such refinancing on commercially reasonable terms or at all.

Because portions of our indebtedness have floating interest rates, a general increase in interest rates will adversely affect cash flows.
      Our amended senior credit facility bears interest at a variable rate. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection agreements, such increases will adversely affect our cash flows. We do not currently have any interest rate protection agreements in place to protect against interest rate fluctuations related to the amended senior credit facility. Our estimated total annual interest expense based on borrowings outstanding as of September 29, 2003 is approximately $22.1 million, $5.0 million of which is interest expense attributable to borrowings of $120.0 million currently outstanding under the amended senior credit facility. As a result, for every one percent increase in the interest rate applicable to the amended senior credit facility, our total annual interest expense will increase by $1.2 million.
      In addition, effective September 18, 2003, we entered into interest rate swap agreements in the aggregate notional amount of $50.0 million. The agreements, which have payment and expiration dates that coincide with the payment and expiration terms of the Notes, effectively convert $50.0 million of the Notes into variable rate obligations. Under the agreements, we receive a fixed interest rate payment from the financial counterparties to the agreements equal to 8.25% per year calculated on the notional $50.0 million amount, while we make a variable interest rate payment to the same counterparties equal to the six-month London Interbank Offered Rate plus a fixed margin of 3.45%, also calculated on the notional $50.0 million amount. As a result, for every one percent increase in the interest rate applicable to the swap agreements, our total annual interest expense will increase by $0.5 million.

We depend on distributions from our subsidiaries to make payments on our indebtedness. These distributions may not be made.
      We generate a substantial portion of our revenues from distributions on the equity interests we hold in our subsidiaries. Therefore, our ability to meet our payment obligations on our indebtedness is substantially dependent on the earnings of our subsidiaries and the payment of funds to us by our subsidiaries as dividends, loans, advances or other payments. Our subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of our other indebtedness in the form of loans, distributions or otherwise. Our subsidiaries’ ability to make any such loans, distributions or other payments to us will depend on their earnings, business results, the terms of their existing and any future indebtedness, tax considerations and legal restrictions. If our subsidiaries do not make such payments to us, our ability to repay our indebtedness will be materially adversely affected. For the fiscal year ended December 29, 2002 and the thirty-nine weeks ended September 28, 2003, our subsidiaries accounted for 26.9% and 27.6% of our consolidated revenues, respectively, and, as of December 29, 2002 and September 28, 2003, our subsidiaries accounted for 21.4% and 21.1% of our consolidated total assets, respectively.
Risks Related to Our Business and Industry

Our results of operations are dependent on revenues generated by our prisons and detention facilities, which are subject to the following risks associated with the corrections and detention industry.
      We are subject to the termination or non-renewal of our government contracts, which could adversely affect our results of operations and liquidity, including our ability to secure new facility management contracts from other government customers. Governmental agencies typically may terminate a facility contract at any time without cause or use the possibility of termination to negotiate a lower fee for per diem rates. They also generally have the right to renew facility contracts at their option. Notwithstanding any contractual renewal option, as of December 1, 2003, 14 of our facility management contracts were scheduled to expire on or before January 5, 2005. These contracts represented 28.8% and 30.4%, respectively, of our consolidated revenues for the thirty-nine weeks ended June 29, 2003 and for the fiscal year ended December 29, 2002. We have been notified that four of these contracts, which represented 13.5% and 14.9%, respectively, of our consolidated revenues for the thirty-nine weeks ended September 28, 2003 and for the fiscal year ended December 29, 2002, will not be renewed and will therefore terminate on their scheduled expiration dates, all of which occur prior to March 1, 2004. We do not expect the loss of these four contracts to affect our ability to satisfy our financial obligations. Also, some of our other contracts scheduled to expire before January 5, 2005 or thereafter may not be renewed. In addition, government agencies with whom we contract may determine not to exercise renewal options with respect to any of our contracts in the future. In the event any of our management contracts are terminated or are not renewed on favorable terms or otherwise, we may not be able to obtain additional replacement contracts. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operations and liquidity, including our ability to secure new facility management contracts from other government customers.
      In Australia, the Department of Immigration, Multicultural and Indigenous Affairs, which we refer to as DIMIA, recently entered into a contract with a division of Group 4 Falck for the management and operation of Australia’s immigration centers, services which we have provided since 1997 through our Australian subsidiary. We are currently in the process of transitioning the management and operation of the DIMIA centers to the division of Group 4 Falck and expect that the transition will be fully completed by February 29, 2004, when our contract with DIMIA is scheduled to expire. Once the division of Group 4 Falck begins to fully operate the DIMIA centers, we will no longer recognize any further revenue from the DIMIA contract. For the thirty-nine weeks ended September 28, 2003, the contract with DIMIA represented approximately 9.8% of our consolidated revenues. We do not have any lease obligations related to our contract with DIMIA. During the thirteen weeks ended September 29, 2003, we incurred increased costs of approximately $3.0 million related to the transitioning of the DIMIA contract to the division of Group 4 Falck, primarily related to liability insurance expenses. We may incur additional costs related to the transition in the future.
      We will continue to be responsible for certain real property payments even if our underlying facility management contracts terminate, which could adversely affect our profitability. Eleven of our facilities are leased from Correctional Properties Trust, an independent, publicly-traded REIT which we refer to as CPV. These leases have an initial ten-year term with varying renewal periods at our option, and a total average remaining initial term of 5.7 years. The facility management contracts underlying these leases generally have a term ranging from one to five years, however, they are terminable by the governmental entity at will. In the event that a facility management contract is terminated or expires and is not renewed prior to the expiration of the corresponding lease term for the facility, we will continue to be liable to CPV for the related lease payments. Our average annual obligations and aggregate total remaining obligations for lease payments under the eleven CPV leases are approximately $23.5 million and $124.3 million, respectively. Because these lease payments would not be offset by revenue from an active facility management contract, they could represent a material ongoing loss. If we are unable to find a replacement management contract or an alternative use for the facility, the loss could continue until the expiration of the lease term then in effect, which could adversely affect our profitability.
      For example, during 2000, our management contract at the 276-bed Jena Juvenile Justice Center in Jena, Louisiana was discontinued by the mutual agreement of the parties. Despite the discontinuation of the management contract, we remain responsible for payments on our underlying lease of the inactive facility. We incurred an operating charge of $1.1 million during the year ended December 29, 2002 related to our lease of the inactive facility that represented the expected costs to be incurred under the lease until a sublease or alternative use could be initiated. We are continuing our efforts to find a sublease or alternative correctional use for the facility. However, parties that we previously believed might sublease the facility prior to early 2004 have recently either indicated that they do not have an immediate need for the facility or did not enter into a binding commitment for a sublease of the facility. As a result, our management has determined that it is unlikely that we will sublease the facility or find an alternative correctional use for the facility prior to the expiration of the current provision for anticipated loss in early 2004 and we incurred an additional provision for operating loss of approximately $5.0 million during the thirteen weeks ended September 29, 2003. This additional operating charge both covers our anticipated losses under the lease for the facility until a sublease is in place and provides an estimated discount to sublease the facility to prospective sublessees. If we are unable to sublease or find an alternative correctional use for the facility prior to January 2006, an additional operating charge will be required. As of September 28, 2003, the remaining obligation on the Jena lease through the contractual term of 2009, exclusive of the reserve for losses through early 2006, is approximately $7.0 million.
      Also, our contract with the California Department of Corrections for the management of the 224-bed McFarland Community Corrections Center expired on December 31, 2003. During the thirty-nine weeks ended September 28, 2003, the contract for the McFarland facility represented less than 1% of our consolidated revenues. Even though we are no longer operating the McFarland facility, we will continue to be responsible for payments on our underlying lease of the facility with CPV through 2008, when the lease is scheduled to expire. We are actively pursuing various alternatives for the facility, including finding an alternative correctional use for the facility or subleasing the facility to agencies of the federal and/or state governments. If we are unable to find an appropriate correctional use for the facility or sublease the facility, we may be required to record an operating charge related to a portion of the future lease costs with CPV in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” The remaining lease obligation is approximately $5.0 million through April 28, 2008.
      In addition, we own four properties on which we operate correctional and detention facilities. Our purchase of these properties was financed through borrowings under our former senior credit facility which have now been incorporated into our amended senior credit facility. In the event that an underlying facility management contract for one or more of these properties terminates, we would still be responsible for servicing the indebtedness incurred to purchase those properties.
      Our growth depends on our ability to secure contracts to develop and manage new correctional and detention facilities, the demand for which is outside our control. Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities, because contracts to manage existing public facilities have not to date typically been offered to private operators. Public sector demand for new facilities may decrease and our potential for growth will depend on a number of factors we cannot control, including overall economic conditions, crime rates and sentencing patterns in jurisdictions in which we operate, governmental and public acceptance of the concept of privatization and the number of facilities available for privatization. For example, in the first six months of 2002, the number of prisoners in privately operated facilities decreased by 6.1%. A continuation of this trend could have a material adverse effect on our financial condition or results of operations.
      The demand for our facilities and services could be adversely affected by the relaxation of criminal enforcement efforts, leniency in conviction and sentencing practices, or through the decriminalization of certain activities that are currently proscribed by criminal laws. For instance, any changes with respect to the criminalization of drugs and controlled substances or a loosening of immigration laws could affect the number of persons arrested, convicted, sentenced and incarcerated, thereby potentially reducing demand for correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.
      We may not be able to secure financing and desirable locations for new facilities, which could adversely affect our results of operations and future growth. In certain cases, the development and construction of facilities by us is subject to obtaining construction financing. Such financing may be obtained through a variety of means, including without limitation, the sale of tax-exempt or taxable bonds or other obligations or direct governmental appropriations. The sale of tax-exempt or taxable bonds or other obligations may be adversely affected by changes in applicable tax laws or adverse changes in the market for tax-exempt or taxable bonds or other obligations.
      Moreover, certain jurisdictions, including California where we have a significant amount of operations, often require successful bidders to make a significant capital investment in connection with the financing of a particular project, which requires us to have sufficient capital resources to compete effectively for facility management contacts. We may not be able to obtain these capital resources when needed. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Our inability to secure financing and desirable locations for new facilities could adversely affect our results of operations and future growth.
      We depend on a limited number of governmental customers for a significant portion of our revenues. The loss of, or a significant decrease in business from, these customers could seriously harm our financial condition and results of operations. We currently derive, and expect to continue to derive, a significant portion of our revenues from a limited number of governmental agencies. The loss of, or a significant decrease in, business from the Bureau of Prisons, the U.S. Immigration and Naturalization Service now known as the Bureau of Immigration and Customs Enforcement, which we refer to as the INS, or the U.S. Marshals Service or various state agencies could seriously harm our financial condition and results of operations. The three federal governmental agencies with correctional and detention responsibilities, the Bureau of Prisons, the INS and the Marshals Service, accounted for approximately 18.7% of our total consolidated revenues for the thirty-nine weeks ended September 28, 2003, with the Bureau of Prisons accounting for approximately 10.4% of our total consolidated revenues for such period, the Marshals Service accounting for approximately 4.7% of our total consolidated revenues for such period and the INS accounting for approximately 3.6% of our total consolidated revenues for such period. We expect to continue to depend upon these federal agencies and a relatively small group of other governmental customers for a significant percentage of our revenues.
      A decrease in occupancy levels could cause a decrease in revenue and profitability. While a substantial portion of our cost structure is generally fixed, a significant portion of our revenues are generated under facility management contracts which provide for per diem payments based upon daily occupancy. We are dependent upon the government agencies with which we have contracts to provide inmates for our managed facilities. As a result, we cannot control occupancy levels at our managed facilities. Under a per diem rate structure, a decrease in our occupancy rates could cause a decrease in revenue and profitability. When combined with relatively fixed costs for operating each facility regardless of the occupancy level, a decrease in occupancy levels could have a material adverse effect on our profitability.
      Competition for inmates may adversely affect the profitability of our business. We compete with government entities and other private operators on the basis of cost, quality and range of services offered, experience in managing facilities, and reputation of management and personnel. Barriers to entering the market for the management of correctional and detention facilities may not be sufficient to limit additional competition in our industry. In addition, our government customers may assume the management of a facility currently managed by us upon the termination of the corresponding management contract or, if such customers have capacity at the facilities which they operate, they may take inmates currently housed in our facilities and transfer them to government-operated facilities. Since we are paid on a per diem basis with no minimum guaranteed occupancy under most of our contracts, the loss of such inmates and resulting decrease in occupancy would cause a decrease in both our revenues and our profitability.
      We are dependent on government appropriations, which may not be made on a timely basis or at all. Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the contracting governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have a material adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may continue to encounter, severe budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or at all.
      Public resistance to privatization of correctional and detention facilities could result in our inability to obtain new contracts or the loss of existing contracts, which could have a material adverse effect on our business, financial condition and results of operations. The management and operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. Some governmental agencies have limitations on their ability to delegate their traditional management responsibilities for correctional and detention facilities to private companies and additional legislative changes or prohibitions could occur that further increase these limitations. In addition, the movement toward privatization of correctional and detention facilities has encountered resistance from groups, such as labor unions, that believe that correctional and detention facilities should only be operated by governmental agencies. Changes in dominant political parties could also result in significant changes to previously established views of privatization. Increased public resistance to the privatization of correctional and detention facilities in any of the markets in which we operate, as a result of these or other factors, could have a material adverse effect on our business, financial condition and results of operations.
      Adverse publicity may negatively impact our ability to retain existing contracts and obtain new contracts. Our business is subject to public scrutiny. Any negative publicity about an escape, riot or other disturbance or perceived poor conditions at a privately managed facility may result in publicity adverse to us and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew existing contracts or to obtain new contracts or could result in the termination of an existing contract or the closure of one of our facilities, which could have a material adverse effect on our business.
      We may incur significant start-up and operating costs on new contracts before receiving related revenues, which may impact our cash flows and not be recouped. When we are awarded a contract to manage a facility, we may incur significant start-up and operating expenses, including the cost of constructing the facility, purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations, including our payment obligations on the Notes. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.
      Failure to comply with extensive government regulation and unique contractual requirements could have a material adverse effect on our business, financial condition or results of operations. The industry in which we operate is subject to extensive federal, state and local regulations, including educational, environmental, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations affects all areas of our operations. Facility management contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and are subject to background investigations. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. We may not always successfully comply with these and other regulations to which we are subject, and failure to comply can result in material penalties or the non-renewal or termination of facility management contracts. In addition, changes in existing regulations could require us to substantially modify the manner in which we conduct our business and, therefore, could have a material adverse effect on us.
      In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates, such as inmates from other jurisdictions or inmates at medium or higher security levels. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, future legislation of this nature may have such an effect on us.
      Government agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues we have received, to forego anticipated revenues and we may be subject to penalties and sanctions, including prohibitions on our bidding in response to Requests for Proposals, or RFPs, from governmental agencies to manage correctional facilities. Governmental agencies we contract with have the authority to audit and investigate our contracts with them. As part of that process, government agencies may review our performance under the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for certain reimbursement of expenses, if an agency determines that we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain governmental entities. Any adverse determination could adversely impact our ability to bid in response to RFPs in one or more jurisdictions.
      We may face community opposition to facility location, which may adversely affect our ability to obtain new contracts. Our success in obtaining new awards and contracts sometimes depends, in part, upon our ability to locate land that can be leased or acquired, on economically favorable terms, by us or other entities working with us in conjunction with our proposal to construct and/or manage a facility. Some locations may be in or near populous areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. When we select the intended project site, we attempt to conduct business in communities where local leaders and residents generally support the establishment of a privatized correctional or detention facility. Future efforts to find suitable host communities may not be successful. In many cases, the site selection is made by the contracting governmental entity. In such cases, site selection may be made for reasons related to political and/or economic development interests and may lead to the selection of sites that have less favorable environments.
      Our business operations expose us to various liabilities for which we may not have adequate insurance. The nature of our business exposes us to various types of third-party legal claims, including, but not limited to, civil rights claims relating to conditions of confinement and/or mistreatment, sexual misconduct claims brought by prisoners or detainees, medical malpractice claims, claims relating to employment matters (including, but not limited to, employment discrimination claims, union grievances and wage and hour claims), property loss claims, environmental claims, automobile liability claims, contractual claims and claims for personal injury or other damages resulting from contact with our facilities, programs, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. In addition, our management contracts generally require us to indemnify the governmental agency against any damages to which the governmental agency may be subject in connection with such claims or litigation. We maintain insurance coverage for these types of claims, except for claims relating to employment matters, for which we carry no insurance. However, the insurance we maintain to cover the various liabilities to which we are exposed may not be adequate. Any losses relating to matters for which we are either uninsured or for which we do not have adequate insurance could have a material adverse effect on our business, financial condition or results of operations.
      Claims for which we are insured that have an occurrence date of October 1, 2002 or earlier are handled by The Wackenhut Corporation, our former parent company which we refer to as TWC, and are fully insured up to an aggregate limit of between $25.0 million and $50.0 million, depending on the nature of the claim. With respect to claims for which we are insured that have an occurrence date of October 2, 2002 or later, our coverage varies depending on the nature of the claim. For claims relating to general liability and automobile liability, we have a deductible of $1.0 million per claim, primary coverage of $5.0 million per claim (up to a limit of $20.0 million for all claims in the aggregate), and excess/umbrella coverage of up to $50.0 million per claim and for all claims in the aggregate. For claims relating to medical malpractice at our correctional facilities, we have a deductible of $1.0 million per claim and primary coverage of $5.0 million per claim (up to a limit of $20.0 million for all claims in the aggregate). For claims relating to medical malpractice at our mental health facilities, we have a deductible of $2.0 million per claim and primary coverage of up to $5.0 million per claim and for all claims in the aggregate. For claims relating to workers’ compensation, we maintain statutory coverage as determined by state and/or local law and, as a result, our coverage varies among the various jurisdictions in which we operate.
      In addition, since the events of September 11, 2001, and due to concerns over corporate governance and recent corporate accounting scandals, liability and other types of insurance have become more difficult and costly to obtain. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on our business, financial condition or results of operations.
      We are defending a wage and hour lawsuit filed in California state court by ten current and former employees. The employees are seeking certification of a class which would encompass all of our current and former California employees in certain positions. Discovery is underway and the court has yet to hear the plaintiffs’ certification motion. We are unable to estimate the potential loss exposure due to the current procedural posture of the lawsuit. While the plaintiffs in this case have not quantified their claim of damages and the outcome of the matters discussed above cannot be predicted with certainty, based on information known to date, our management believes that the ultimate resolution of these matters, if settled unfavorably to us, could have a material adverse effect on our financial position, operating results and cash flows. We are uninsured for any damages or costs we may incur as a result of this lawsuit, including the expenses of defending the lawsuit. We are vigorously defending our rights in this action.
      We may not be able to obtain or maintain the insurance levels required by our government contracts. Our government contracts require us to obtain and maintain specified insurance levels. The occurrence of any events specific to our company or to our industry, or a general rise in insurance rates, could substantially increase our costs of obtaining or maintaining the levels of insurance required under our government contracts. If we are unable to obtain or maintain the required insurance levels, our ability to win new government contracts, renew government contracts that have expired and retain existing government contracts could be significantly impaired, which could have a material adverse affect on our business, financial condition and results of operations.
      Our international operations expose us to risks which could materially adversely affect our financial condition and results of operations. We face risks associated with our operations outside the U.S. These risks include, among others, political and economic instability, exchange rate fluctuations, taxes, duties and the laws or regulations in those foreign jurisdictions in which we operate. In the event that we experience any difficulties arising from our operations in foreign markets, our business, financial condition and results of operations may be materially adversely affected. For the thirty-nine weeks ended September 28, 2003 and the fiscal year ended December 29, 2002, respectively, our international operations accounted for approximately 21.4% and 20.6% of our consolidated revenues.

We conduct certain of our operations through joint ventures, which may lead to disagreements with our joint venture partners and adversely affect our interest in the joint ventures.
      We conduct substantially all of our operations in South Africa through joint ventures with third parties and may enter into additional joint ventures in the future. Joint venture agreements generally provide that the joint venture partners will equally share voting control on all significant matters to come before the joint venture. Our joint venture partners may have interests that are different from ours which may result in conflicting views as to the conduct of the business of the joint venture. In the event that we have a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, we may not be able to resolve such disagreement in our favor and such disagreement could have a material adverse effect on our interest in the joint venture or the business of the joint venture in general.

We are dependent upon our senior management and our ability to attract and retain sufficient qualified personnel.
      We are dependent upon the continued service of each member of our senior management team, including George C. Zoley, our Chairman and Chief Executive Officer, Wayne H. Calabrese, our Vice Chairman and President, and John G. O’Rourke, our Chief Financial Officer. The unexpected loss of any of these individuals could materially adversely affect our business, financial condition or results of operations. We do not maintain key-man life insurance to protect against the loss of any of these individuals.

      In addition, the services we provide are labor-intensive. When we are awarded a facility management contract or open a new facility, we must hire operating management, correctional officers and other personnel. The success of our business requires that we attract, develop and retain these personnel. Our inability to hire sufficient qualified personnel on a timely basis or the loss of significant numbers of personnel at existing facilities could have a material effect on our business, financial condition or results of operations.

Our profitability may be materially adversely affected by inflation.
      Many of our facility management contracts provide for fixed management fees or fees that increase by only small amounts during their terms. While a substantial portion of our cost structure is generally fixed, if, due to inflation or other causes, our operating expenses, such as costs relating to personnel, utilities, insurance, medical and food, increase at rates faster than increases, if any, in our facility management fees, then our profitability could be materially adversely affected.

Various risks associated with the ownership of real estate may increase costs, expose us to uninsured losses and adversely affect our financial condition and results of operations.
      Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate, and in particular, correctional and detention facilities, are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, also subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, riots and acts of terrorism, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, in the event of such types of losses, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses that may exceed the limits of insurance coverage.

Risks related to facility construction and development activities may increase our costs related to such activities.
      When we are engaged to perform construction and design services for a facility, we typically act as the primary contractor and subcontract with other companies who act as the general contractors. As primary contractor, we are subject to the various risks associated with construction (including, without limitation, shortages of labor and materials, work stoppages, labor disputes and weather interference) which could cause construction delays. In addition, we are subject to the risk that the general contractor will be unable to complete construction at the budgeted costs or be unable to fund any excess construction costs, even though we require general contractors to post construction bonds and insurance. Under such contracts, we are ultimately liable for all late delivery penalties and cost overruns.

The rising cost and increasing difficulty of obtaining adequate levels of surety credit on favorable terms could adversely affect our operating results.
      We are often required to post bid or performance bonds issued by a surety company as a condition to bidding on or being awarded a facility management contract. Availability and pricing of these surety commitments is subject to general market and industry conditions, among other factors. Recent events in the economy have caused the surety market to become unsettled, causing many reinsurers and sureties to reevaluate their commitment levels and required returns. As a result, surety bond premiums generally are increasing. If we are unable to effectively pass along the higher surety costs to our customers, any increase in surety costs could adversely affect our operating results. In addition, we may not continue to have access to surety credit or be able to secure bonds economically, without additional collateral, or at the levels required for any potential facility development or contract bids. If we are unable to obtain adequate levels of surety credit on favorable terms, we would have to rely upon letters of credit under our amended senior credit facility, which would entail higher costs even if such borrowing capacity was available when desired, and our ability to bid for or obtain new contracts could be impaired.

We may not be able to successfully transition key services previously provided by our former parent company, which may adversely affect our financial results.
      We have historically been reliant upon TWC for various services including payroll, tax, data processing, internal auditing, treasury, cash management, insurance, information technology and human resource services. During 2002, we transitioned all of these services in-house with the exception of information technology support services, which TWC provided during 2003 for an annual fee of $1.75 million. In January 2004, we began handling our information technology support services internally. If we are unable to capably handle any of these services previously handled by TWC, or if we handle them less efficiently or on a more costly basis than what TWC charged us to handle them, our financial results could be adversely affected.

Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against such firm in any legal action.
      Although we have dismissed Arthur Andersen as our independent public accountants and engaged Ernst & Young, LLP, our consolidated financial statements as of December 31, 2000 and December 30, 2001, and for the fiscal years then ended were audited by Arthur Andersen LLP. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corporation. On June 15, 2002, a jury returned with a guilty verdict against Arthur Andersen following a trial. In light of the jury verdict and the underlying events, on August 31, 2002, Arthur Andersen ceased practicing before the SEC. However, certain of the information included herein is derived in part from our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and December 30, 2001, which were audited by Arthur Andersen.
      Arthur Andersen has not performed any procedures in connection with this prospectus. In addition, Arthur Andersen has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a under the Securities Act. Because Arthur Andersen has not consented to the inclusion of their report in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements.
      Moreover, as a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen on an interim basis so long as a reasonable effort is made to have Arthur Andersen reissue its reports and to obtain a manually signed accountant’s report from Arthur Andersen. Arthur Andersen has informed us that it is no longer able to reissue its audit reports because both the partner and the audit manager who were assigned to our account have left the firm. In addition, Arthur Andersen is unable to perform procedures to assure the continued accuracy of its report on our audited financial statements included in this prospectus. Arthur Andersen will also be unable to perform such procedures or to provide other information or documents that would customarily be received by us in connection with financings or other transactions, including consents and “comfort” letters. As a result, we may encounter delays, additional expense and other difficulties in future financings. Any resulting delay in accessing or inability to access the public capital markets could have a material adverse effect on our business, financial condition or results of operations.
      In addition, Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144) addresses financial accounting and reporting for the impairment or disposal of long-lived assets and the accounting and reporting provisions of Accounting

Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. SFAS 144 broadens the scope of defining discontinued operations. Under the provisions of SFAS 144, the identification and classification of a facility as held for sale or the termination of any of our material facility management contracts, by expiration or otherwise, would result in the classification of the operating results of such facility as a discontinued operation, so long as the financial results can be clearly identified, and so long as we do not have any significant continuing involvement in the operations of the component after the disposal or termination transaction. In the event that we have a discontinued operation in the future that requires us to present discontinued operations for fiscal years audited by Arthur Andersen, we would be required to have such fiscal years audited by another accounting firm as Arthur Andersen is unable to reissue their audit opinion for those fiscal years. As a result, we may encounter delays, additional expense and other difficulties in filing registration statements for future financings. Any resulting delay in accessing or inability to access public markets could have a material adverse effect on our business, financial condition or results of operations. In addition, any such required reaudit may result in changes to our financial statements for such fiscal years.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are “forward-looking” statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may, “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” or “continue” or the negative of such words or variations of such words and similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements and we can give no assurance that such forward-looking statements will prove to be correct. Important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, or “cautionary statements,” include, but are not limited to:

•	our ability to timely build and/or open facilities as planned, profitably manage such facilities and successfully integrate such facilities into our operations without substantial additional costs;

•	the instability of foreign exchange rates, exposing us to currency risks in Australia, New Zealand and South Africa, or other countries in which we may choose to conduct our business;

•	an increase in labor rates beyond that which was budgeted;

•	our ability to expand our correctional and mental health services;

•	our ability to win management contracts for which we have submitted proposals and to retain existing management contracts;

•	our ability to raise new project development capital given the often short-term nature of the customers’ commitment to use newly developed facilities;

•	our ability to find customers for our Jena, Louisiana Facility and our McFarland, California Facility and/or to sub-lease or coordinate the sale of the facilities with their owner, Correctional Properties Trust, which we refer to as CPV;

•	our ability to accurately project the size and growth of the domestic and international privatized corrections industry;

•	our ability to estimate the government’s level of utilization of privatization;

•	our ability to obtain future financing at competitive rates;

•	our exposure to general liability and workers’ compensation insurance costs;

•	our ability to maintain occupancy rates at our facilities;

•	our ability to manage health related insurance costs and medical malpractice liability claims;

•	the ability of our government customers to secure budgetary appropriations to fund their payment obligations to us;

•	our ability to effectively internalize functions and services previously provided by The Wackenhut Corporation, our former parent company; and

•	those factors disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.
      We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements included in this prospectus.

DESCRIPTION OF CAPITAL STOCK
      The following description of our capital stock is summarized from GEO’s articles of incorporation, as amended, which have been publicly filed with the SEC. See “Where You Can Find More Information.”
      Our authorized capital stock consists of:

•	30,000,000 shares of common stock, par value $0.01 per share; and

•	10,000,000 shares of preferred stock, par value $0.01 per share, of which 100,000 shares are designated as Series A Junior Participating Preferred Stock.
      The only equity securities currently outstanding are shares of common stock. As of January 16, 2004, there were 9,332,552 shares of common stock issued and outstanding.
Common Stock
      Each holder of our common stock is entitled to one vote per share on all matters to be voted upon by our shareholders. Upon any liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share equally in all assets available for distribution after payment of all liabilities, subject to the liquidation preference of shares of preferred stock, if any, then outstanding. Our common stock has no preemptive or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the on the New York Stock Exchange under the symbol “WHC.” As a result of our recent name change, effective January 21, 2004, the symbol under which our common stock is traded on the New York Stock Exchange will be changed to “GGI.”
Preferred Stock
      Pursuant to our articles of incorporation, our board of directors may, by resolution and without further action or vote by our shareholders, provide for the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series having such voting powers, and such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, as the board of directors may determine.
      The issuance of preferred stock may have the effect of delaying or preventing a change in our control without further action by our shareholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.
Rights Agreement and Series A Junior Participating Preferred Stock
      Each share of our common stock carries with it one preferred share purchase right. If the rights become exercisable, each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock at a fixed price, subject to adjustment. Until a right is exercised, the holder of the right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the right. The rights trade automatically with shares of our common stock, and may only be exercised in connection with certain attempts to take over our company. The rights are designed to protect the interests of our company and our shareholders against coercive takeover tactics and encourage potential acquirors to negotiate with our board of directors before attempting a takeover. The rights may, but are not intended to, deter takeover proposals that may be in the interests of our shareholders. The description and terms of the rights are set forth in a rights agreement, dated as of October 9, 2003, as the same may be amended from time to time, between us and EquiServe Trust Company, N.A., as rights agent.
Dividends
      Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled ratably to receive dividends, if any, declared by our board of directors out of funds legally available for the payment of dividends. We have not paid cash dividends to date and do not expect to pay any cash dividends in the foreseeable future.

Anti-Takeover Protections

Certain Provisions of Florida Law
      We are subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of those provisions. Our common stock is subject to the “affiliated transactions” and “control-share acquisitions” provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an “affiliated transaction” be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an “interested shareholder” and that voting rights be conferred on “control shares” acquired in specified control share acquisitions only to the extent conferred by resolution approved by the shareholders, excluding holders of shares defined as “interested shares.” Subject to several exceptions, these provisions have the effect of deterring certain transactions between us and our shareholders and certain acquisitions of specified percentages of our common stock, that in each case have not been approved by disinterested shareholders.

Preferred Stock
      Our board of directors is authorized, without further shareholder action, to divide any or all shares of the authorized preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of the common stock, including the loss of voting control to others. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in our control without shareholder approval.

Rights Agreement
      The rights issued under the rights agreement described above have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire control of our company without conditioning the offer on the redemption of the rights. The rights should not interfere with any merger or other business combination approved by our board of directors prior to the time that the rights may not be redeemed. The rights are designed to provide additional protection against abusive takeover tactics such as offers for all shares at less than full value or at an inappropriate time (in terms of maximizing long-term shareholder value), partial tender offers and selective open-market purchases. The rights are intended to assure that our board of directors has the ability to protect shareholders and GEO if efforts are made to gain control of GEO in a manner that is not in the best interests of GEO and its shareholders.
Transfer Agent
      The transfer agent and registrar for our common stock is Mellon Investor Services.
DESCRIPTION OF DEBT SECURITIES
      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplements. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.
      We may offer under this prospectus up to $200.0 million in aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $200.0 million. We may offer debt securities in the form of either senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” Unless otherwise specified in a supplement to this prospectus, any senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. Any subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “— Subordination” below.
      The debt securities will be issued under one or more indentures between us and a trustee. A form of indenture containing some of the general terms applicable to the debt securities has been filed as an exhibit to this prospectus. The summary below is a general description of the debt securities based on the provisions included in the form of indenture. However, many of the specific terms applicable to the debt securities will be set forth in supplemental indentures and described in the prospectus supplements related to the debt securities being offered. These terms and conditions may differ materially from the description set forth below. We urge you to read the form of indenture, as well as the supplemental indentures and the prospectus supplements that contain the terms of the series of debt securities being offered, before investing in our debt securities.
General
      The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.
      We can issue an unlimited amount of debt securities under an indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the following terms of the debt securities:

•	the title;

•	the aggregate principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for sinking fund purchases or other analogous funds, if any;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with shareholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.
      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights
      We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.
Covenants
      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
Consolidation, Merger or Sale
      We will set forth in the applicable prospectus supplement a description of any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets.
Events of Default
      The following are events of default under the indenture with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series;

•	if specified events of bankruptcy, insolvency or reorganization occur; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.
      No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) will necessarily constitute an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under any indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
      If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of, and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default with respect to debt securities of that series have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.
      The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a continuing default in the payment of the principal of, or any premium or interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.
      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium and interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.
      If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.
Modification and Waiver
      Generally, we may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modifications or amendments. However, we will not be able to make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment supplement or waiver;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or alter the provisions, or waive any payment, with respect to the redemption of the debt security;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the rate of, or change the time for payment of interest on, any debt security;

•	waive a default, or an event of default, in the payment of the principal of, or interest or premium, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or interest or premium, if any, on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to waivers of past defaults or the rights of holders of debt securities to receive payment of the principal of, and interest and premium, if any, on, those debt securities;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities of any series or the guarantees of any series;

•	waive a redemption payment with respect to any debt security; or

•	make any change in the preceding amendment and waiver provisions.
      Except for certain specified provisions, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government securities or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government securities, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.
      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
      Defeasance of Certain Covenants. The indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with certain covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable supplemental indenture and prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.
The conditions include:

•	depositing with the trustee money and/or U.S. government securities that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.
Subordination
      The debt securities may be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement and the applicable supplemental indenture. In addition, any supplemental indenture governing debt securities that we issue may not limit the amount of additional indebtedness that we may incur, including indebtedness that may rank senior to the debt securities. As a result, we may be able to incur substantial additional amounts of indebtedness in the future and such indebtedness may be senior in right of payment to the debt securities.
Governing Law
      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.
DESCRIPTION OF WARRANTS
      This section describes the general terms of the warrants that we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each warrant. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.
General
      We may issue warrants to purchase common stock, preferred stock or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of the warrants.
Equity Warrants
      We may issue warrants for the purchase of our equity securities, such as our common stock or our preferred stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.
      The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement and this prospectus. A copy of the equity warrant agreement, including a form of the equity warrant certificate representing the equity warranty, will be filed with the SEC in connection with the offering of the equity warrants.
      The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the equity warrants;

•	the initial offering price;

•	the aggregate number of equity warrants and the aggregate number of shares of the equity security purchasable upon exercise of the equity warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the number of equity warrants issued with each equity security;

•	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

•	if applicable, the minimum or maximum number of the equity warrants that may be exercised at any one time;

•	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

•	anti-dilution provisions of the equity warrants, if any;

•	redemption or call provisions, if any, applicable to the equity warrants; and

•	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.
      Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.
Debt Warrants
      We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.
      The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement and this prospectus. A copy of the debt warrant agreement, including a form of the debt warrant certificate representing the debt warrants, will be filed with the SEC in connection with the offering of the debt warrants.
      The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the debt warrants;

•	the initial offering price;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	anti-dilution provisions of the debt warrants, if any;

•	redemption or call provisions, if any, applicable to the debt warrants; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.
      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.
DESCRIPTION OF DEPOSITARY SHARES
      This section describes the general terms of the depositary shares we may offer and sell by this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for the depositary shares. The accompanying prospectus supplement may add, update, or change the terms and conditions of the depositary shares as described in this prospectus.
General
      We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
      The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us, and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50.0 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all of the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.
      Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.
Dividends and Other Distributions
      The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date; provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.
      If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.
Withdrawal of Shares
      Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.
Conversion, Exchange and Redemption
      If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.
      Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide.
      After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion of the depositary shares.
Voting the Preferred Stock
      When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.
Amendment and Termination of the Deposit Agreement
      We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.
      We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days before termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.
Reports and Obligations
      The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended and restated articles of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel or accountants, on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.
Payment of Fees and Expenses
      We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.
Resignation and Removal of Depositary
      At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
LEGAL OWNERSHIP OF SECURITIES
      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee or depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
      Only the person in whose name a security is registered is recognized as the holder of that security. Global securities will be registered in the name of the depositary. Consequently, for global securities, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
      As a result, investors in a global security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
      We may terminate global securities or issue securities that are not issued in global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
      For securities held in street name, we or any applicable trustee or depositary will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we or any such trustee or depositary will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.
Legal Holders
      Our obligations, as well as the obligations of any applicable trustee or third party employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with its participants or customers or by law, to pass it along to the indirect holders, but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of default or of our obligation to comply with a particular provision of an indenture, or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations For Indirect Holders
      If you hold securities through a bank, broker or other financial institution, either in book-entry form because the securities are represented by one or more global securities or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are global securities, how the depositary’s rules and procedures will affect these matters.
Global Securities
      A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.
      Each security issued in book-entry form will be represented by a global security that we issue to, deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all global securities issued under this prospectus.
      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
      If the prospectus supplement for a particular security indicates that the security will be issued as a global security, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
      If securities are issued only as global securities, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in the global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in the global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in the global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in the global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations When a Global Security will be Terminated
      In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own names, so that they will be direct holders.
      We have described the rights of holders and street name investors above. A global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and the default has not been cured or waived.
      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.
PLAN OF DISTRIBUTION
      We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.
      We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
Direct Sales
      We may sell the securities directly to institutional investors or others. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.
To Underwriters
      The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.
      Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.
      Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities or any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are purchased.
Through Agents and Dealers
      We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.
      If we utilize a dealer in the sale of the securities being offered pursuant to this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
Delayed Delivery Contracts
      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.
      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.
General Information
      Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.
      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

      Unless we indicate differently in a prospectus supplement, we will not list the securities on any securities exchange, other than shares of our common stock. The securities, except for our common stock, will be a new issue of securities with no established trading market. Any underwriters that purchase securities for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of or the trading markets for any securities offered pursuant to this prospectus.
LEGAL MATTERS
      Akerman Senterfitt, Miami, Florida, will pass on our behalf upon certain legal matters relating to the issuance and sale of the securities.
EXPERTS
      The consolidated financial statements of The Geo Group Inc., formerly known as Wackenhut Corrections Corporation, as of December 29, 2002 and for the fiscal year then ended appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
      The consolidated financial statements of Wackenhut Corrections Corporation as of December 30, 2001 and December 31, 2000 and for each of the fiscal years then ended, which are included in this prospectus and registration statement, have been included in reliance on the reports of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in giving said reports. See “Risk Factors — Our former independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikely to be able to exercise effective remedies against such firm in any legal action.”
      The consolidated financial statements of Premier Custodial Group Limited as of and for the fiscal years ended December 31, 2002, 2001 and 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such material at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the SEC’s Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You can also find our SEC filings at the SEC’s website at www.sec.gov. In addition, reports, proxy statements and other information concerning us can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, where our common stock is listed.
Incorporation by Reference
      We are incorporating by reference into this prospectus some information filed by us with the SEC. We are disclosing important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus. We incorporate by reference the following documents listed below that we have filed with the SEC:

•	our annual report on Form 10-K for the year ended December 29, 2002, filed on March 20, 2003;

•	our annual report on Form 10-K/A for the year ended December 29, 2002, filed on June 30, 2003;

•	our annual report on Form 10-K /A-2 for the year ended December 29, 2002, filed on November 10, 2003;

•	our quarterly report on Form 10-Q for the quarter ended March 30, 2003, filed on May 14, 2003;

•	our quarterly report on Form 10-Q for the quarter ended June 29, 2003, filed on August 13, 2003;

•	our quarterly report on Form 10-Q/A for the quarter ended June 29, 2003, filed on November 10, 2003;

•	our quarterly report on Form 10-Q for the quarter ended September 28, 2003, filed on November 12, 2003;

•	our current report on Form 8-K, filed on May 8, 2003;

•	our current report on Form 8-K, filed on July 29, 2003;

•	our current report on Form 8-K, filed on August 13, 2003;

•	our current report on Form 8-K, filed on October 27, 2003;

•	our current report on Form 8-K, filed on October 30, 2003;

•	our current report on Form 8-K, filed on November 7, 2003;

•	our current report on Form 8-K/A, filed on November 18, 2003;

•	our registration statement on Form 8-A, filed on June 27, 1994;

•	our registration statement on Form 8-A/A, filed on October 30, 2003; and

•	our registration statement on Form 8-A, filed on October 30, 2003.
      All documents filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of all of the securities being registered under this document (other than current reports deemed furnished and not filed) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.
      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      We will furnish without charge to you, on written or oral request, a copy of any and all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to the following address or telephone number:
Manager, Corporate Communications
The GEO Group, Inc.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
(561) 893-0101

3,000,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT
June 6, 2006

Sole Book-Running Manager
Lehman Brothers

Banc of America Securities LLC
First Analysis Securities Corporation
Jefferies & Company
Avondale Partners
BNP PARIBAS
Comerica Securities